UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
Sisecam Resources LP

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

PRELIMINARY COPY - SUBJECT TO COMPLETION
Dated     , 2023

Sisecam Resources LP
Five Concourse Parkway
Atlanta, Georgia 30328
NOTICE OF ACTION BY WRITTEN CONSENT
AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
Dear Unitholders of Sisecam Resources LP:
We are sending this notice of action by written consent and the accompanying information statement to holders of common units representing limited partner interests (“Common Units”) in Sisecam Resources LP, a Delaware limited partnership (the “Partnership” or “we”). As previously announced, on February 1, 2023, the Partnership and its general partner, Sisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP”, and together with the Partnership, the “Partnership Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sisecam Chemicals Wyoming LLC, a Delaware limited liability company (“SCW”), a wholly owned subsidiary of Sisecam Chemicals Resources LLC, a Delaware limited liability company (“SCR”), and Sisecam Chemicals Newco LLC, a Delaware limited liability company and a wholly owned subsidiary of SCW (“Merger Sub”, and together with SCW, the “Parent Parties”), pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving as a direct wholly owned subsidiary of the Partnership GP and SCW (the “Merger”). In the Merger, the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership and subsidiary of SCR (through its wholly-owned subsidiary, SCW). SCR is 60% owned by Sisecam Chemicals USA Inc. (“Sisecam USA”) and 40% owned by Ciner Enterprises Inc. (“Ciner Enterprises”). Sisecam USA is a direct wholly-owned subsidiary of Türkiye Şişe ve Cam Fabrikalari A.Ş, a Turkish corporation (“Şişecam Parent”) which is an approximately 51%-owned subsidiary of Turkiye Is Bankasi Turkiye Is Bankasi (“Isbank”). Ciner Enterprises is a direct wholly-owned subsidiary of WE Soda Ltd., a U.K. Corporation (“WE Soda”). WE Soda is a direct wholly-owned subsidiary of KEW Soda Ltd., a U.K. corporation (“KEW Soda”), which is a direct wholly-owned subsidiary of Akkan Emerji ve Madencilik Anonim Şirketi (“Akkan”). Akkan is directly and wholly-owned by Mr. Turgay Ciner, the Chairman of the Ciner Group (“Ciner Group”), a Turkish conglomerate of companies.
If the Merger is completed, each Common Unit outstanding immediately prior to the Effective Time (as defined below), other than Common Units held by SCW or its permitted transferees (“SCW Units”), will be converted into the right to receive $25.00 in cash (the “Merger Consideration”), to be paid without interest and reduced by any applicable tax withholding. A copy of the Merger Agreement is attached to the accompanying information statement as Annex A.
On January 31, 2023, the conflicts committee (the “Conflicts Committee”) of the board of directors of the Partnership GP (the “GP Board”) unanimously and in good faith (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership, its subsidiaries, and the holders of Common Units other than SCR and its affiliates (including the Partnership GP, SCW, Merger Sub and their respective affiliates, the “Unaffiliated Unitholders”); (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting Special Approval for all purposes under the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 18, 2013 (as amended, the “Partnership Agreement”), including, without limitation, Section 7.9(a) thereof; and (3) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the holders of Common Units the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Under the applicable provisions of the Partnership Agreement, approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the holders of a majority of the outstanding Common Units (a “Unit Majority” and, such approval, the “Partnership Unitholder Approval”). As permitted by the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, immediately following the execution of the Merger Agreement, Parent, which owns approximately 74% of the issued and outstanding Common Units, which constitutes a Unit Majority, delivered to the Partnership an irrevocable written consent (the “Unit Majority Written Consent”) approving the Merger Agreement and the transactions contemplated thereby, including the Merger, pursuant to the terms of the Partnership Agreement. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed prior to the end of the second quarter of 2023.
The accompanying information statement provides you with detailed information about the Merger Agreement and the transactions contemplated thereby, including the Merger. We encourage you to carefully read the entire information statement and its annexes, including the Merger Agreement. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You may also obtain additional information about the Partnership from documents the Partnership has filed with the Securities and Exchange Commission (the “SEC”).
We are mailing this notice of action by written consent and the accompanying information statement to our unitholders on or about      , 2023. This information statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to read the information statement carefully in its entirety. However, no action is requested or required on your part in connection with the accompanying information statement and no unitholder meeting will be held in connection with the accompanying information statement. If the Merger is consummated, you will receive instructions regarding the surrender of, and payment for, your Common Units. We are not asking you for a proxy and you are requested not to send us a proxy.
We thank you for your continued support.
Very truly yours,

Ertugrul Kaloglu
President and Chief Executive Officer of Sisecam Resource Partners LLC, our General Partner
The accompanying information statement is dated      , 2023, and is first being mailed to our unitholders on or about      , 2023.
NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ANNEX A Agreement and Plan of Merger
ANNEX B Opinion of Evercore Group L.L.C.
ii

SUMMARY TERM SHEET
The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, the Partnership encourages you to read carefully this entire information statement, its annexes and the documents incorporated by reference into this information statement. You may obtain a list of the documents incorporated by reference into this information statement in the section titled “Where You Can Find More Information.”
Parties to the Merger Agreement
Sisecam Resources LP
Five Concourse Parkway
Atlanta, Georgia 30328
(770) 375-2300
The Partnership is a Delaware limited partnership formed in April 2013. The Partnership owns a controlling interest comprised of a 51.0% membership interest in Sisecam Wyoming LLC (“Sisecam Wyoming”), which is one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from our facility in the Green River Basin of Wyoming. Our facility has been in operation for more than 50 years. In September 2013, the Partnership became a publicly traded master limited partnership (“MLP”), and its Common Units are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SIRE.”
On December 21, 2021, Ciner Enterprises (which was the indirect owner of approximately 74% of the common units in the Partnership) completed the following transactions pursuant to the definitive agreement which Ciner Enterprises entered into with Sisecam USA, a direct subsidiary of Şişecam Parent on November 19, 2021:
•
Ciner Enterprises converted Ciner Resources Corporation into SCR, and Ciner Wyoming Holding Co., a direct wholly-owned subsidiary of SCR, into SCW, with SCW in turn then directly owning approximately 74% of the Common Units in the Partnership and 100% of the general partner, and Sisecam USA purchased 60% of the outstanding units of SCR owned by Ciner Enterprises for a purchase price of $300 million (the “Sisecam Chemicals Sale”); and

•
at the closing of the Sisecam Chemicals Sale, SCR, Ciner Enterprises, and Sisecam USA entered into a unitholders and operating agreement (the “Sisecam Chemicals Operating Agreement”) (collectively, such transactions, the “CoC Transaction”).

Pursuant to the terms of the Sisecam Chemicals Operating Agreement, Sisecam USA and Ciner Enterprises have a right to designate six directors and four directors, respectively, to the board of directors of SCR. In addition, the Sisecam Chemicals Operating Agreement and a letter agreement relating to the managers at Sisecam Wyoming provide that (i) the board of directors of the GP Board shall consist of six designees from Sisecam USA, two designees from Ciner Enterprises and three independent directors for as long as the general partner is legally required to appoint such independent directors and (ii) the Partnership’s right to appoint four managers to the board of managers of Sisecam Wyoming (the “Wyoming Board”) shall be comprised of designees from Sisecam USA. Each of Sisecam USA and Ciner Enterprises shall vote all units over which such unitholder has voting control in SCR to elect to the board of directors any individual designated by Sisecam USA and Ciner Enterprises. The Sisecam Chemicals Operating Agreement also requires the board of directors of SCR to unanimously approve certain actions and commitments, including without limitation taking any action that would have an adverse effect on the master limited partnership status of the Partnership or any of its subsidiaries. As a result of Sisecam USA’s and Ciner Enterprise’s respective interests in SCR and their respective rights under the Sisecam Chemicals Operating Agreement, each of Ciner Enterprises and Sisecam USA and their respective beneficial owners may be deemed to share beneficial ownership of the approximate 2% general partner interest in the Partnership and approximately 74% of the Common Units in the Partnership owned directly by SCW and indirectly by SCR as parent entity of SCW.
Sisecam Resource Partners LLC
Five Concourse Parkway
Atlanta, Georgia 30328
(770) 375-2300
Partnership GP, a Delaware limited liability company, is the general partner of the Partnership. Its board of directors and executive officers manage the Partnership. Partnership GP does not hold any assets, other than its non-economic general partner interest in the Partnership and the Incentive Distribution Rights.

Sisecam Chemicals Wyoming LLC
(“SCW”)
Five Concourse Parkway
Atlanta, Georgia 30328
(770) 375-2300
SCW is a Delaware limited liability company and owns all of the membership interests in Partnership GP and has the right to appoint its entire board of directors. Parent owns 14,551,000 Common Units of the Partnership, representing approximately 74% of the outstanding units. SCW is a wholly-owned subsidiary of SCR. 60% of SCR’s membership interests are held by Sisecam USA and 40% are owned by Ciner Enterprises.
Sisecam Chemicals Newco LLC
(“Merger Sub”)
Five Concourse Parkway
Atlanta, Georgia 30328
(770) 375-2300
Merger Sub, a Delaware limited liability company formed on January 31, 2023, is a direct wholly-owned subsidiary of SCW formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement.
The Merger (see page 48)
Pursuant to the Merger Agreement, SCW has agreed to acquire each issued and outstanding Common Unit of the Partnership, other than the SCW Units, as described in this information statement. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a direct wholly-owned subsidiary of SCW and Partnership GP. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties and set forth in the certificate of merger (the “Effective Time”).
The Merger Agreement is attached as Annex A to this information statement. The Partnership encourages you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”
Merger Consideration (see page 51)
The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding as of immediately prior to the Effective Time, other than the SCW Units, will be converted into the right to receive the Merger Consideration of $25.00 per Common Unit in cash without any interest thereon and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.
For more information regarding the terms of the Merger Consideration, see “The Merger Agreement—Merger Consideration.”
Treatment of SCW Units, General Partner Interest and Incentive Distribution Rights (see page 51)
The SCW Units, Incentive Distribution Rights (as defined in the Partnership Agreement) held by Partnership GP and its permitted transferees and the General Partner Interest (as defined in the Partnership Agreement) issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.
Effects of the Merger (see page 13)
If the Merger is completed, (i) the Partnership will become a direct wholly-owned subsidiary of Parent and Partnership GP, and the Unaffiliated Unitholders will no longer have an equity interest in the Partnership, (ii) the Common Units will no longer be listed on the NYSE and (iii) the registration of the Common Units with the SEC under the Exchange Act will be terminated.

At the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the surviving entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the surviving entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the surviving entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the surviving entity, (e) by virtue of the Merger, SCW will hold all limited partner interests in the Partnership, (f) Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and Incentive Distribution Rights and (g) the Partnership shall continue without dissolution.
Action Approved by Written Consent of Unitholders Representing a Unit Majority (see page 50)
Under the Partnership Agreement, approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the holders of issued and outstanding Common Units constituting a Unit Majority. SCW owns approximately 74% of the issued and outstanding Common Units which constitutes a Unit Majority and, therefore, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.
On February 1, 2023, immediately following the execution of the Merger Agreement, SCW, as the record and beneficial owner of approximately 74% of the issued and outstanding Common Units, delivered to the Partnership an irrevocable written consent approving the Merger Agreement and approving the transactions contemplated thereby, including the Merger, pursuant to the terms of the Partnership Agreement. As a result, the Partnership is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby, and the Partnership does not intend to call a meeting of unitholders for purposes of voting on the approval of the Merger Agreement or the transactions contemplated thereby.
The Conflicts Committee Recommendations and Approval of the Merger (see page 24)
On January 31, 2023, the conflicts committee (the “Conflicts Committee”) of the Board of Directors of Partnership GP unanimously and in good faith (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership, its Subsidiaries, and the Unaffiliated Unitholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting Special Approval for all purposes under the Partnership Agreement, including, without limitation, Section 7.9(a) thereof; and (3) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the holders of Common Units the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.
The Conflicts Committee retained Evercore Group L.L.C. (“Evercore”) as its financial advisor and Potter Anderson & Corroon LLP (“Potter Anderson”) as its legal counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Conflicts Committee considered a number of factors in its deliberations. For a more complete discussion of these items, see “The Merger—Recommendation of the Conflicts Committee; Reasons for Recommending Approval of the Merger.”
Opinion of Evercore – Financial Advisor to the Conflicts Committee (see page 29)
In connection with the proposed Merger, Evercore delivered a written opinion, dated as of January 31, 2023, to the Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the Unaffiliated Unitholders. The full text of the written opinion of Evercore, dated as of January 31, 2023, which sets forth, among other things, procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any Partnership unitholder should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

For a description of the opinion that the Conflicts Committee received from Evercore, see “The Merger—Opinion of Evercore—the Financial Advisor to the Conflicts Committee”.
Interests of the Directors and Executive Officers of Partnership GP in the Merger (see page 42)
Some of the directors and executive officers of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.
Certain of the directors and executive officers of Partnership GP hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the directors of Partnership GP are affiliated with Ciner Enterprises and Sisecam USA, the members of SCR. The executive officers of Partnership GP may continue to serve as officers of Partnership GP after the closing of the Merger. Partnership GP’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the terms of the Merger Agreement. Pursuant to the Merger Agreement, each SCW Unit will remain outstanding, and no consideration will be delivered in respect thereof.
For a further discussion of the interests of directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of Partnership GP in the Merger.”
Position of the Sisecam Filing Parties as to the Fairness of the Merger (see page 43)
The “Sisecam Filing Parties” means (i) SCR, (ii) SCW, (iii) Merger Sub and (iv) Partnership GP. The Sisecam Filing Parties believe that the proposed Merger is substantively and procedurally fair to the Unaffiliated Unitholders. However, none of the Sisecam Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the Merger to the Partnership and the Unaffiliated Unitholders. The belief of the Sisecam Filing Parties as to the procedural and substantive fairness of the Merger is based on the factors discussed in “The Merger—Position of the Sisecam Filing Parties as to the Fairness of the Merger.”
Conditions to Consummation of the Merger (see page 49)
As more fully described in this information statement, each party’s obligation to complete the transactions contemplated by the Merger Agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:
•	the Unit Majority Written Consent must have been delivered and must not have been amended, modified, withdrawn, terminated or revoked;
•
the affirmative vote or written consent in favor of the approval of the Merger Agreement and the Merger by holders of a majority of the issued and outstanding Common Units constituting a Unit Majority shall have been obtained (which was satisfied upon receipt of the Unit Majority Written Consent);

•
no Restraint (as defined in the Merger Agreement) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated thereunder illegal; and

•
The Partnership Information Statement (as defined in the Merger Agreement) shall have been cleared by the SEC and at least 20 days shall have elapsed from the date the Partnership Information Statement shall have been mailed to the Limited Partners (as defined in the Partnership Agreement) in accordance with Section 6.1 of the Merger Agreement and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

The obligations of Parent Parties to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of the Partnership and Partnership GP in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

•
the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•
there shall not have been a Partnership Material Adverse Effect or any event, fact, development, circumstance, condition or occurrence that is reasonably likely to have or result in a Partnership Material Adverse Effect, as described under and defined in “The Merger Agreement—Conditions to Consummation of the Merger”; and

•	SCW shall have received an officer’s certificate executed by an authorized executive officer of Partnership GP certifying that the three preceding conditions have been satisfied.
The obligations of the Partnership Parties to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of SCW and Merger Sub in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), without giving effect to certain limitations, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

•	the Parent Parties shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement; and
•	the Partnership shall have received an officer’s certificate executed by an authorized executive officer of SCW certifying that the two preceding conditions have been satisfied.
Regulatory Approvals Required for the Merger (see page 46)
In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of the Partnership, Partnership GP or SCW is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law. For a further discussion of regulatory approvals required for the Merger, see “The Merger—Regulatory Approvals and Clearances Required for the Merger.”
Termination of the Merger Agreement (see page 52)
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
•	by mutual written consent of SCW and the Partnership (as authorized by the Conflicts Committee);
•
by either SCW or the Partnership (as authorized by the Conflicts Committee), (i) if any Restraint as set forth in the Merger Agreement shall be in effect and have become final and nonappealable, provided that such termination right will not be available to the Partnership or SCW if such Restraint was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement, or (ii) if the Merger has not occurred on or before July 30, 2023 (the “Outside Date”); provided, that the right to terminate is not available to a party if the failure to satisfy such condition was due to the failure of such party (or, in the case of the Partnership, the Partnership or Partnership GP, and in the case of SCW, SCW or Merger Sub) to perform any of its obligations under the Merger Agreement;

•
by SCW, if either Partnership Party has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement subject to certain standards, including materiality and material adverse effects qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

•
by the Partnership (as authorized by the Conflicts Committee), if either Parent Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement subject to certain standards, including materiality and material adverse effects qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”; and

•
by the Partnership (as authorized by the Conflicts Committee), if (i) two business days have elapsed since all conditions to closing have been met or waived, (ii) Partnership has delivered written notice to SCW of, among other things, its and the Partnership GP’s willingness and ability to close the Merger on the date of such notice and at all times during the five business days immediately after such notice, as more fully described in “The Merger Agreement—Termination of the Merger Agreement,” and (iii) SCW fails to consummate the transactions contemplated by the Merger Agreement (including the closing) within those five business days.

Fees and Expenses (see page 53)
Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The expenses incurred in connection with the filing, printing and mailing of this information statement will be paid 50% by SCW and 50% by the Partnership.
The Merger Agreement provides that, in the event of termination of the Merger Agreement in specified circumstances, SCW will, within ten business days after the date of such termination, pay a termination fee to the Partnership in the amount of $7,873,186.50 (the “Termination Fee”), it being understood that in no event will SCW be required to pay the Termination Fee on more than one occasion. Following payment of the Termination Fee, if any, SCW will not be obligated to pay any additional expenses incurred by the Partnership or Partnership GP. Under no circumstance will the Partnership or the Partnership GP be permitted or entitled both to obtain specific performance set forth below and to receive all or any portion of the Termination Fee.
Remedies; Specific Performance (see page 55)
The Merger Agreement provides that termination of the Merger Agreement will relieve the parties from their respective duties and obligations arising under the Merger Agreement after the date of such termination and that the parties will have no further liability under the Merger Agreement. Notwithstanding anything to the contrary therein, the Merger Agreement also provides that in the event that the Merger Agreement is terminated by the Partnership, or by SCW at a time when the Partnership could have terminated the Merger Agreement, under certain circumstances, SCW or its designee will pay, no later than ten business days after the date of such termination, the Termination Fee to the Partnership.
The Merger Agreement also provides that the parties are entitled to an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. Under no circumstance will the Partnership or the Partnership GP be permitted or entitled both to obtain specific performance and to receive all or any portion of the Termination Fee. The Termination Fee, together with the specific performance rights described in Section 9.8 of the Merger Agreement, as applicable, are the sole and exclusive remedies of the Parent Parties and the Partnership Parties and any of their respective former, current and future affiliates, each of their former, current and future partners, members, equityholders and representatives, and each of their respective heirs, executors, administrators, successors and assigns, and under no circumstances shall SCW be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.
Financing of the Merger (see page 46)
SCR may fund the transaction through capital contributions from its parent entities or through debt financing. To address a scenario in which SCR pursues third-party debt financing and in connection with the parties’ entry into the Merger Agreement, Deutsche Bank AG New York Branch and Societe Generale (collectively, the “Lenders”) have agreed to provide debt financing for the proposed transaction consisting of a $110 million term loan facility, on the terms and subject to the conditions set forth in a debt commitment letter dated as of February 1, 2023. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 59)
The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. Unitholders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. In general, gain or loss recognized on the receipt of cash in exchange for Common Units will be taxable as capital gain or loss. However, ordinary income or loss may be recognized to the extent Merger consideration is attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by the Partnership and its subsidiaries. Suspended losses that were not deductible by a holder of Common Units in prior taxable periods may become available to offset all or a portion of the gain recognized by such holder. However, the precise U.S. federal income tax consequences of the Merger will depend on the holder’s particular tax situation. Accordingly, each holder of Common Units should consult its tax advisor regarding the tax consequences of the exchange of Common Units for cash pursuant to the Merger in light of its particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).
For dispositions of our Common Units occurring after December 31, 2022, generally withholding is required on the amount realized at a rate of 10% unless the disposing unitholder certifies that it is not a foreign person. Treasury Regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our Common Units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor. Non-U.S. Unitholders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) should consult a tax advisor regarding the impact of these rules on a disposition of our Common Units.
No Appraisal Rights (see page 47)
Holders of Common Units are not entitled to dissenters’ or appraisal rights under the Partnership Agreement, the Merger Agreement or applicable Delaware law.
Delisting and Deregistration of Common Units (see page 58)
The Common Units are currently listed on the NYSE under the ticker symbol “SIRE.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:	Why am I receiving this information statement?
A:
This information statement describes the Merger and the approval of the Merger Agreement and the Merger by written consent of Limited Partners constituting a Unit Majority. The GP Board is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and to provide you with information about, the Merger before the Merger is consummated.

Q:	Why am I not being asked to vote on the Merger?
A:
Consummation of the Merger requires Partnership Unitholder Approval. SCW owns approximately 74% of the issued and outstanding Common Units, a sufficient number to constitute a Unit Majority and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Immediately following the execution of the Merger Agreement, SCW delivered to the Partnership the Unit Majority Written Consent approving the Merger Agreement and the Merger, which consent constitutes Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units to approve the Merger Agreement.

Q:	What will happen in the Merger?
A:
In the Merger, Merger Sub will merge with and into the Partnership. The Partnership will survive as a direct wholly-owned subsidiary of SCW and Partnership GP. If the Merger is completed, the Common Units will cease to be listed on the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Q:	What will I receive in the Merger for my Common Units?
A:
If the Merger is completed, each Common Unit, other than SCW Units, will be converted into the right to receive $25.00 in cash, to be paid without interest and reduced by any applicable tax withholding.

Q:	Does the Partnership expect to pay distributions on my Common Units prior to the closing of the Merger?
A:
Pursuant to the Merger Agreement, the Partnership GP has agreed to declare, and to cause the Partnership to pay, regular quarterly cash distributions to the Partnership’s unitholders during the pendency of the Merger in the amount of available cash for each quarterly period, and to use its best efforts to cause such available cash amount to be sufficient to distribute to unitholders an amount equal to or greater than $0.50 per Common Unit (subject to proration for any shorter period in which the closing occurs).

Q:	How does the Merger Consideration of $25.00 per Common Unit compare to the market price of the Common Units prior to the execution of the Merger Agreement?
A:
The Merger Consideration represents (i) a 39.6% premium to the closing price of the Common Units on July 5, 2022, the day SCR submitted its take-private proposal to the Partnership, and (ii) a 2.8% premium to the closing price of the Common Units on January 31, 2022, the day prior to the execution of the Merger Agreement.

Q:	How will I receive the Merger Consideration to which I am entitled?
A:
Promptly after the Effective Time, SCW will send, or cause the paying agent to send, to each holder of record of Common Units (other than The Depository Trust Company (“DTC”)) as of the Effective Time certain transmittal materials and instructions for use in effecting the surrender of Common Units to the paying agent in exchange for the Merger Consideration.

Q:	When do you expect to complete the Merger?
A:
Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed prior to the end of the second quarter of 2023. However, no assurance can be given as to when, or if, the Merger will occur.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed for any reason, holders of Common Units will not receive any form of consideration for their Common Units in connection with the Merger. Instead, the Partnership will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the NYSE.

Q:	When is this information statement being mailed?
A:	This information statement is first being sent to holders of Common Units on or about , 2023.
Q:	Am I entitled to appraisal or dissenters’ rights?
A:	No. Holders of Common Units are not entitled to dissenters’ or appraisal rights under the Partnership Agreement, the Merger Agreement or applicable Delaware law.
Q:	Is completion of the Merger subject to any conditions?
A:
Yes. Completion of the Merger is subject to certain customary conditions, including, among others: (1) there being no law, injunction, judgment or ruling prohibiting consummation of the transactions contemplated under the Merger Agreement or making the consummation of the transactions contemplated thereby illegal; (2) subject to specified materiality standards, the accuracy of certain representations and warranties of the parties as of the date of execution of the Merger Agreement and as of the closing date; (3) compliance by the parties in all material respects with their covenants and obligations under the Merger Agreement; (4) since the date of the execution of the Merger Agreement, there not having been a Partnership Material Adverse Effect (as defined in the Merger Agreement) and (5) receipt of the Partnership Unitholder Approval, which was satisfied upon receipt of the Unit Majority Written Consent. For further discussion of the conditions to consummation of the Merger, see “The Merger Agreement—Conditions to Consummation of the Merger.”

Q:	What are the material U.S. federal income tax consequences of the Merger to the holders of Common Units?
A:
If you are a U.S. Unitholder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular situation. Accordingly, you should consult your tax advisor regarding the particular tax consequences to you of the exchange of Common Units for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What do I need to do now?
A:No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of your Common Units and payment for your Common Units.
Q:	What is householding?
A:
The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single notice or information statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for unitholders and cost savings for companies. Banks, brokers and other nominees with accountholders who hold Common Units may be “householding” the Partnership’s information statement materials. As indicated in the notice provided by these brokers to holders of Common Units, a single information statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected holder of Common Units. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate information statement, please notify your broker or write to the following address:
Sisecam Resources LP
Five Concourse Parkway
Atlanta, Georgia 30328
Attention: Marla Nicholson
(770) 375-2300
Q:	Whom should I call with questions?
A:	If you have any questions about the Merger or need additional copies of this information statement, you should contact the Partnership at the above address and phone number.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements. Statements identified by words such as “could,” “should,” “will,” “continue,” “predicts,” “scheduled,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” “forecast,” “creates,” “may” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of the Partnership and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond its respective control. These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties that could cause the Partnership’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors, assumptions, risks and uncertainties include, but are not limited to:
•	the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement;
•	the inability to complete the Merger due to the failure to satisfy conditions to consummation of the Merger;
•	risks related to disruption of management’s attention from the Partnership’s ongoing business operations due to the Merger;
•
the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors and risks associated with the loss and ongoing replacement of key personnel;

•
risks relating to unanticipated costs of integration in connection with the Change of Control Transaction (as defined in the Form 10-K incorporated by reference herein), including operating costs, customer loss or business disruption being greater than expected;

•
changes in federal, state, local and foreign laws or regulations, including those that permit the Partnership to be treated as a partnership for federal income tax purposes, those that govern environmental protection and those that regulate the sale of the Partnership’s products to its customers;

•	the market prices for soda ash in the markets in which we sell;
•	the volume of natural and synthetic soda ash produced worldwide;
•	domestic and international demand for soda ash in the flat glass, container glass, detergent, chemical and paper industries in which our customers operate or serve;
•	the freight costs and emerging markets we pay to transport our soda ash to customers or various delivery points and recent disruptions in the global supply chain and overall port congestion;
•	the cost of electricity and natural gas used to power our operations;
•	the amount of royalty payments we are required to pay to our lessors and licensor and the duration of our leases and license;
•	political disruptions in the markets we or our customers serve, including any changes in trade barriers;
•	our relationships with our customers and our sales agent’s ability to renew contracts on favorable terms to us;
•	the creditworthiness of our customers;
•	a cybersecurity event;
•	the impact of war on the global economy, energy supplies and raw materials;
•
the short- and long-term impact of any pandemic, including the impact of mandated quarantines in the U.S. and abroad and other COVID-19 related government orders pertaining to or otherwise affecting our employees, suppliers, customers, supply chains and operations and the ultimate effectiveness of any prophylactic measures taken;

•	regulatory action affecting the supply of, or demand for, soda ash, our ability to mine trona ore, our transportation logistics, our operating costs or our operating flexibility;
•	new or modified statutes, regulations, governmental policies and taxes or their interpretations;
•	prevailing U.S. and international economic conditions and foreign exchange rates; and the effects of future litigation, including litigation relating to the Merger.
All forward-looking statements speak only as of the date of this information statement. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including, but not limited to, those discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) and the Partnership’s Quarterly Reports on Forms 10-Q for the three months ended March 31, 2022, June 30, 2022, and September 30, 2022, respectively (the “Forms 10-Q”), all of which are incorporated by reference into this information statement, and the Partnership’s other filings with the SEC. Moreover, the Partnership operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the Partnership’s management to predict all risks, nor can its management assess the impact of all factors on the Partnership’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Partnership may make. Although the Partnership believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements the Partnership makes in this information statement are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

THE MERGER
This section of the information statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire information statement, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto and incorporated by reference herein. In addition, important business and financial information about the Partnership is included in the Form 10-K and the Forms 10-Q, all of which are incorporated by reference into this information statement.
Effects of the Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the laws of the State of Delaware, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the “surviving entity,” will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a direct wholly-owned subsidiary of SCW and Partnership GP. At the Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the surviving entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable law.
The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding as of immediately prior to the Effective Time (other than the SCW Units) will be converted into the right to receive $25.00 per Common Unit in cash without any interest thereon, reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist. The Common Units held by SCW and its permitted transferees immediately prior to the Effective Time and the General Partner Interest and Incentive Distribution Rights held by Partnership GP immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding.
Background of the Merger
SCR directly owns 100% of the equity interests in SCW. SCW directly owns (i) 100% of the outstanding equity interests in Partnership GP and (ii) 14,551,000 Common Units, which represents approximately 74% of the outstanding Common Units. The Partnership GP owns a 2% general partner interest in the Partnership and 100% of the outstanding incentive distributions rights of the Partnership.
On December 21, 2021, Ciner Enterprises sold to Sisecam USA 60% of the outstanding units of SCR for a purchase price of $300 million (the “Sisecam Chemicals Sale”). As a result, Sisecam USA holds an indirect controlling ownership interest in the Partnership GP and in a majority of the outstanding Common Units.
During the first quarter of 2022, SCR began internally evaluating a potential take-private transaction of the Partnership and engaged in preliminary discussions with its legal advisor, Steptoe & Johnson LLP (“Steptoe”) and its financial advisor, BofA Securities, Inc. (“BofA”), regarding the possibility of pursuing such a transaction.
In the spring of 2022, SCR further explored the possibility of submitting a take-private proposal to the Partnership and discussed the processes and requirements for submitting such a proposal with representatives of Steptoe and BofA.
On July 4, 2022, SCR entered into an engagement letter with BofA, pursuant to which BofA would serve as SCRs financial advisor in connection with a potential take-private of the Partnership.
On July 5, 2022, SCR entered into engagement letters with Steptoe and Paul Hastings LLP (“Paul Hastings”) pursuant to which Steptoe would serve as SCR’s legal advisor and Paul Hastings would serve as special counsel to SCR in connection with a potential take-private of the Partnership.
On July 5, 2022, the board of SCR met and discussed a potential take-private of the Partnership along with Sisecam management representatives of Steptoe and BofA and, on July 6, 2022, the board of SCR approved a proposal to acquire all of the common units not already beneficially owned by SCR or its affiliates in exchange for $17.90 in cash per issued and outstanding publicly held common unit of the Partnership, which represented the thirty day volume weighted average price per Common Unit, as of July 5, 2022

On July 6, 2022, SCR delivered to the GP Board a written non-binding offer (the “Proposal”) proposing to acquire all of the outstanding Common Units not already owned by SCR and its affiliates in exchange for $17.90 in cash per Common Unit. The Proposal stated that the purchase price represented the thirty-day volume weighted average trading price per unit as of July 5, 2022 and that it was expected that any definitive documentation would not include any financing contingencies. Further, the Proposal stated that SCR anticipated the evaluation and negotiation of the proposal on behalf of the Partnership would be delegated to a conflicts committee of the GP Board. The Proposal stated that SCR was only interested in acquiring all of the outstanding Common Units not currently owned by SCR and its affiliates, and SCR was not interested in selling any of its or its affiliates’ interests in the Partnership or the Partnership GP, selling any assets of the Partnership or pursuing other strategic alternatives involving the Partnership. The proposed acquisition by SCR of the publicly held Common Units is hereinafter referred to as the “Proposed Transaction.”
On July 6, 2022, SCR issued a press release describing the Proposal, which was furnished in a Form 8-K filed by the Partnership with the SEC on the same date. On July 7, 2022, Sisecam USA and related entities filed an amended Schedule 13D describing the Proposal. Ciner Enterprises and its affiliated entities and persons filed an amended Schedule 13D on July 8, 2022.
On July 11, 2022, the GP Board, acting by written consent, adopted resolutions empowering the Conflicts Committee to (i) review, evaluate and consider the terms and conditions of the Proposed Transactions and any related arrangements, (ii) negotiate, or delegate to any person the ability to negotiate, with SCR and SCW and their representatives and controlling affiliates, the terms and conditions of the Proposed Transaction and any related arrangements, (iii) determine whether to approve or reject the Proposed Transaction and any related arrangement by Special Approval (as defined in the Partnership Agreement), and (iv) make any recommendation to the Unaffiliated Unitholders regarding what action, if any, should be taken by the Unaffiliated Unitholders with respect to the Proposed Transaction and any related arrangements (the “Authorizing Resolutions”). The Conflicts Committee is comprised of Thomas W. Jasper, Chair of the Conflicts Committee, Michael E. Ducey and Alec G. Dreyer.
On July 13, 2022, the Conflicts Committee held a meeting with representatives of Potter Anderson. Potter Anderson had previously represented the conflicts committee of the GP Board in 2015 in connection with Ciner Enterprise’s acquisition of OCI’s position in the Partnership. At the meeting, the Conflicts Committee determined to engage Potter Anderson to serve as legal counsel to the Conflicts Committee based on, among other things, Potter Anderson’s prior representation of the Partnership’s conflicts committee, its independence, and its qualifications and experience in complex corporate transactions, including representing conflicts committees of master limited partnerships in similar transactions. The representatives of Potter Anderson then provided an overview of the Conflicts Committee’s duties under the Partnership Agreement and applicable law, and the anticipated process for transactions such as the Proposed Transaction.
Also on July 13, 2022, the Conflicts Committee, with representatives of Potter Anderson present, interviewed the first of three candidates to serve as financial advisor to the Conflicts Committee.
On July 14, 2022, the Conflicts Committee, with representatives of Potter Anderson present, interviewed a second candidate to serve as financial advisor to the Conflicts Committee.
On July 18, 2022, the Conflicts Committee, with representatives of Potter Anderson present, interviewed a third candidate, Evercore, to serve as financial advisor to the Conflicts Committee.
Following the interview on July 18, 2022, the Conflicts Committee held a meeting with representatives of Potter Anderson in attendance to discuss the respective qualifications, independence, capabilities, expertise, and compensation expectations of each financial advisor candidate. The Conflicts Committee determined to reconvene the following day to continue its deliberations. Also at the meeting, the Conflicts Committee directed representatives of Potter Anderson to negotiate supplemental resolutions to the Authorizing Resolutions.
On July 19, 2022, the Conflicts Committee held a meeting with representatives of Potter Anderson in attendance, and determined to engage Evercore as its financial advisor, subject to the negotiation of an engagement letter and receipt of a written conflicts disclosure.
From July 19 through July 21, 2022, Potter Anderson and Evercore negotiated the terms of Evercore’s engagement letter.

On July 21, 2022, representatives of Potter Anderson had a call with Marla Nicholson, Vice President, General Counsel and Secretary of the Partnership GP and representatives of Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to SCR (“MNAT”), to discuss supplemental resolutions to the Authorizing Resolutions requested by the Conflicts Committee.
Later on July 21, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss Evercore’s proposed engagement letter and written conflicts disclosure. Representatives of Evercore also reviewed with the Conflicts Committee their anticipated diligence process. The Conflicts Committee also discussed, among other things, the proposed changes to the Authorizing Resolutions, the upcoming GP Board meeting and recent communications received from Unaffiliated Unitholders regarding the Proposal. An engagement letter detailing the terms of Evercore’s engagement as financial advisor to the Conflicts Committee in respect of the Proposed Transaction was subsequently executed.
On July 25, 2022, representatives of BofA and Evercore held an introductory call and discussed timing of the Proposed Transaction.
On August 4, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. Among other things, the Conflicts Committee and its advisors discussed the quarterly financial performance of the Partnership, the GP Board’s approval of a $0.50 per Common Unit quarterly distribution, recent market activity of the Common Units, communications received from Unaffiliated Unitholders regarding the Proposal, and Evercore’s diligence process.
On August 11, 2022, a diligence session was held by video conference by representatives of SCR, members of Management and representatives of BofA and Steptoe with representatives of Evercore and Potter Anderson. Representatives of BofA and of Management reviewed, among other things, the Proposal, the rationale for the Proposed Transaction, a soda ash pricing forecast prepared by Capital Markets Analytics by OPIS (f/k/a IHS Markit Base Chemical) (“IHS”), and a five-year financial forecast for the Partnership prepared by Management (the “Management Projections”). The Management Projections were subsequently provided to Evercore.
On August 15, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the August 11 diligence session and the progress of diligence generally, and to review the Management Projections.
On August 17, 2022, an additional diligence session to review the Management Projections was held via video conference by members of Management and representatives of BofA, and representatives of Evercore.
On August 22, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore updated the Conflicts Committee on their ongoing diligence efforts. The Conflicts Committee directed Evercore to obtain the IHS soda ash pricing forecast discussed at a previous diligence session from either Management or directly from IHS. Management subsequently provided certain IHS soda ash pricing forecasts to Evercore in connection with the conduct of diligence by the Conflicts Committee.
Also on August 22, 2022, the GP Board, acting by written consent, adopted resolutions supplementing the Authorizing Resolutions as requested by the Conflicts Committee. The supplemental resolutions, among other things, provided that (i) the GP Board would not approve the Proposed Transaction or any related arrangements without a prior favorable recommendation by the Conflicts Committee, (ii) in connection with its evaluation of the Proposed Transaction, the Conflicts Committee would not owe or have any duties (fiduciary or otherwise) to consider the interests of the Partnership GP or its controlling affiliates, including SCR and SCW, and (iii) if the Conflicts Committee approves the Proposed Transaction by Special Approval (as defined in the Partnership Agreement) and the Proposed Transaction is structured as a merger, the Conflicts Committee would be authorized to recommend the approval of the Proposed Transaction to the GP Board.
On August 29, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore provided an update to the Conflicts Committee on their ongoing diligence efforts. On September 7, 2022, representatives of BofA contacted representatives of Evercore to request an update on further diligence requests and timing to receive a counterproposal.
On September 9, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore reviewed preliminary discussion materials prepared by Evercore and discussions were held with respect to, among other things, the Sisecam Chemicals Sale, the soda ash market, the Management Projections, and Evercore’s preliminary valuation of Common Units, including the assumptions employed and the methods used in such preliminary valuation. Representatives of Evercore also provided an update to the Committee on their ongoing diligence efforts. Evercore was directed to prepare sensitivity cases based on reasonable adjustments to projected gross margins, projected production volumes during deca-related runoff and projected soda ash prices, and also reflecting assumed execution on the Unit 8 expansion project.
On September 13, 2022, a meeting was held among representatives of SCR, Management, BofA and Evercore. At the meeting, the participants discussed the Partnership’s financial model and representatives of BofA requested an update on further diligence requests and timing to receive a counterproposal.
On September 14, 2022, BofA delivered to Evercore an initial draft of the merger agreement prepared by Steptoe. The initial draft of the merger agreement provided for a reverse triangular merger transaction between the Partnership, Partnership GP, and two newly formed subsidiaries of SCR, pursuant to which the Partnership would merge with one of the newly formed subsidiaries and the Unaffiliated Unitholders would receive cash merger consideration from the other. The draft merger agreement also provided for, among other things, Unitholder approval being provided by a written consent of SCW without a vote of the other unitholders.
On September 20, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore reviewed Evercore’s updated discussion materials and preliminary valuation, including, at the Conflicts Committee’s request, two sensitivity cases. A first case continued to exclude the Unit 8 expansion project consistent with the Management Projections and a second case included the Unit 8 expansion project. Both sensitivity cases modified the Management Projections by (1) adjusting projected soda ash prices based on a historical difference between IHS forecasts and the Partnership’s historical realized prices, (2) adjusting gross margins to be consistent with historical results, and (3) adjusting production volumes to reflect increased mining volumes to offset forecasted decreases in deca-related production. Among other things, the Conflicts Committee determined that exclusion of the Unit 8 expansion project from the Management Projections was reasonable in light of its potential negative impact on the Partnership’s financial performance. The Conflicts Committee and its advisors also discussed the initial draft of the merger agreement and discussed other deal terms that may be presented in a counterproposal, including the addition of a majority of minority vote condition (“MoM Condition”) and of a covenant to continue distributions at the current rate through the closing. At the meeting, the Conflicts Committee determined to make a counterproposal at $29.50 in cash per Common Unit and including a MoM Condition (the “September 20 Committee Counterproposal”).
Later on September 20, 2022, representatives of Evercore verbally communicated the September 20 Committee Counterproposal to representatives of BofA. On September 26, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss SCR’s rejection of the September 20 Committee Counterproposal and next steps.
On September 27, 2022, at the direction of SCR, representatives of BofA verbally delivered to representatives of Evercore a revised offer of $19.00 per Common Unit (the “September 27 Sisecam Counteroffer”) with no MoM Condition. BofA also requested an all-hands meeting, including the Conflicts Committee members, to discuss certain assumptions used in the Management Projections.
On September 28, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the September 27 Sisecam Counteroffer and the request for an all-hands meeting. The Conflicts Committee determined not to respond to the September 27 Sisecam Counteroffer and to agree to attend an all-hands meeting.
On October 4, 2022, an all-hands meeting was held among representatives of SCR, Management, BofA and Steptoe, the members of the Conflicts Committee and representatives of Evercore and Potter Anderson. At the meeting, representatives of SCR, Management, and BofA discussed the appropriateness of certain assumptions employed in the Management Projections, including their views that (1) IHS forecasts reviewed by the Conflicts Committee in its diligence were unreliable, especially when compared to US Geological Surveys relied upon by Management, as the US Geological Surveys are based on actual data provided by US producers, information which is not available to IHS (2) ore calcination capacity would limit the ability to increase mining production to offset deca depletion, and (3) labor costs would negatively impact gross margins. Representatives of Evercore requested additional diligence that would provide support for management’s position on production volumes, soda ash pricing, and gross margins.

Later that same day, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the all-hands meeting and Evercore’s request for additional diligence materials.
On October 6, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore reviewed the status of diligence requests and Evercore’s revised discussion materials, including, at the Conflicts Committee’s request, a preliminary additional sensitivity case adjusting certain assumptions to align with recent diligence results.
On October 7, 2022, a diligence session was held by video conference by representatives of SCR, members of Management and representatives of BofA with representatives of Evercore, during which the participants discussed the Partnership’s historical production, gross margins, and realized prices as compared to the IHS pricing forecasts and US Geological Surveys.
On October 11, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore reviewed Evercore’s revised preliminary valuation materials, which included a new sensitivity case, and reviewed diligence materials provided by Management since the last Conflicts Committee meeting. Among other things, the diligence materials supported Management’s view with respect to the impact of ore calcination capacity on mining production and that historical mining production volumes had not exceeded the levels projected by management. The additional diligence also confirmed the reasonableness of Management’s gross margin projections and supported a modification to the pricing forecast adjustment based on the difference between IHS forecasts and the Partnership’s historical realized prices. Evercore’s new sensitivity case contained adjustments consistent with these findings. The Conflicts Committee determined that the adjustments reflected in the new sensitivity case were reasonable and appropriate and that the case was accordingly more reliable than the prior two sensitivity cases. The Conflicts Committee determined to make a counterproposal at $28.50 in cash per Common Unit together with a MoM Condition (the “October 11 Committee Counterproposal”).
Later on October 11, 2022, representatives of Evercore verbally communicated the October 11 Committee Counterproposal to representatives of BofA.
On October 12, 2022, Ertuğrul Kaloğlu, President and Chief Executive Officer of the Partnership GP, and the Chair of the Conflicts Committee had a telephone call to discuss the October 11 Committee Counterproposal. Mr. Kaloğlu suggested that the members of the Conflicts Committee meet with Messrs. Kaloğlu and Gӧrkem Elverici, the Chairman of the GP Board, to further discuss the Proposed Transaction and the October 11 Committee Counterproposal.
On October 19, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the upcoming meeting of principals. During the meeting, representatives of Evercore presented updated preliminary valuation materials.
On October 20, 2022, the members of the Conflicts Committee participated in a call with Messrs. Kaloğlu and Elverici to discuss the Proposed Transaction and the October 11 Committee Counterproposal. At the conclusion of the discussion, Messrs. Kaloğlu and Elverici delivered a counteroffer of $22.00 per Common Unit (the “October 20 Sisecam Counteroffer”). Following the meeting, in a separate call between Mr. Kaloğlu and the Chair of the Conflicts Committee, Mr. Kaloğlu indicated $22.00 per Common Unit was SCR’s best and final offer.
Later on October 20, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the meeting with Messrs. Kaloğlu and Elverici and the October 20 Sisecam Counteroffer. It was noted that the October 20 Sisecam Counteroffer remained below recent trading prices of the Common Units. The Conflicts Committee determined to reconvene to further discuss the October 20 Sisecam Counteroffer and the appropriate next steps for negotiations with SCR.
On October 24, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. At the meeting, representatives of Evercore reviewed Evercore’s revised discussion materials including updated preliminary valuations of the Common Units, and discussed adjustments made to the WACC utilized in the DCF analysis and to the equity cost of capital utilized in the discounted distributions analysis. Potential deal terms other than price were discussed, including the MoM Condition and a covenant to continue distributions at the current rate through the closing, including a pro rata distribution for the quarter in which the transaction closes. The Conflicts Committee discussed a range of acceptable prices and the preferable negotiating method to cause SCR to make another significant upward move in its offer price. The Conflicts Committee determined to make a counterproposal at $25.50 in cash per Common Unit and to continue to request the MoM Condition (the “October 24 Committee Counterproposal”). The Conflicts Committee also determined to continue negotiations through discussions of the principals rather than through advisors.
On October 25, 2022, the Conflicts Committee met with Messrs. Kaloğlu and Elverici and delivered the October 24 Committee Counterproposal. In response, Messrs. Kaloğlu and Elverici delivered a counteroffer of $23.00 per Common Unit without a MoM Condition, noting that such offer was SCR’s best and final offer. Following a brief recess, the Conflicts Committee delivered a counterproposal of $24.00 per Common Unit and requested that a unitholder vote be held. After another brief recess, Messrs. Kaloğlu and Elverici delivered a counteroffer of $23.50 per Common Unit and stated that was SCR’s best and final offer. During another recess, the Conflicts Committee determined to propose acceptance of $23.50 per Common Unit so long as the transaction was conditioned on the continuation of distributions pro rata through closing at the current rate and on a unitholder vote. Following the recess, the Conflicts Committee expressed its willingness to accept $23.50 per Common Unit subject to the foregoing conditions. Messrs. Kaloğlu and Elverici indicated their acceptance of those terms and the meeting concluded. However, it was learned later that day that Messrs. Kaloğlu and Elverici perceived the Conflict Committee’s reference to a unitholder vote to be a request to solicit a voting result for all Common Unitholders and not a request for a MoM Condition, as was intended by the Conflicts Committee.
Later on October 25, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to report on the negotiation session with Messrs. Kaloğlu and Elverici and the Conflict Committee’s understanding that preliminary agreement was reached on a deal price of $23.50 per Common Unit including the pro rata distribution continuation condition and the MoM Condition. The Conflicts Committee directed its advisors to confirm the preliminary agreement on deal terms with their counterparts and to proceed with documenting the transaction.
Later that same day, representatives of Evercore met with representatives of BofA to discuss the preliminary agreement on deal terms. The representatives of BofA stated that the terms accepted by SCR did not include a MoM Condition, as this was Messrs. Kaloğlu and Elverici understanding of the agreement reached in the negotiating session earlier in the day. The representatives of Evercore stated that the terms accepted by the Conflicts Committee included a MoM Condition.
On October 26, 2022, representatives of Potter Anderson and representatives of Steptoe and Ms. Nicholson held a meeting to discuss documenting the transaction. During the discussion, representatives of Steptoe stated that the terms accepted by SCR did not include a MoM Condition, and that in no event would SCR agree to a MoM Condition. Representatives of Potter Anderson stated that the terms accepted by the Conflicts Committee included a MoM Condition. Steptoe stated it would deliver a revised merger agreement that included distribution continuation language. Later that day, Steptoe delivered to Potter Anderson a revised draft of the merger agreement that included a distribution continuation provision.
Also on October 26, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the apparent miscommunication regarding whether a MoM Condition was required by the Conflicts Committee. The Conflicts Committee directed Evercore to communicate to BofA that the Conflicts Committee would not accept a price of $23.50 per Common Unit without a MoM Condition, and in light of the apparent miscommunication, the Conflicts Committee reverted back to its prior counterproposal of $24.00 per Common Unit, but would agree to forego the MoM Condition at that price.
Later on October 26, 2022, Evercore communicated the Conflicts Committee’s position to BofA.
On October 27, 2022, the members of the Conflicts Committee met with Mr. Kaloğlu to communicate the Committee’s position that, without the MoM Condition, the Conflicts Committee was not willing to accept $23.50 per Common Unit but would accept $24.00 per Common Unit. Mr. Kaloğlu relayed that SCR was not willing to proceed with a MoM Condition and that SCR reduced its offer to $23.00 per Common Unit. Later that day, Mr. Kaloğlu contacted the Chair of the Conflicts Committee to relay that SCR’s best and final offer was $23.50 per Common Unit without the MoM Condition (the “October 27 Sisecam Offer”).
Later on October 27, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the October 27 Sisecam Offer. The Conflicts Committee determined to maintain their current position and to not respond to the October 27 Sisecam Offer.

On October 28, 2022, the Partnership released via press release its third quarter earnings for the period ended September 30, 2022.
On November 2, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the Partnership’s third quarter financial performance and the trading prices since the third quarter earnings release. The Conflicts Committee determined that the Chair of the Conflicts Committee should communicate to Mr. Kaloğlu, and that Evercore should concurrently communicate to BofA, that the Conflicts Committee stood by its latest counterproposal of $24.00 per Common Unit, including distribution continuation but not including a MoM Condition.
On November 3, 2022, the Chair of the Conflicts Committee communicated to Mr. Kaloğlu the Conflict Committee’s position. Later on November 3, 2022, representatives of Evercore communicated the Conflicts Committee’s position to BofA.
Also on November 3, 2022, a diligence session was held by video conference by members of Management, representatives of BofA and representatives of Deloitte Touche Tohmatsu Limited Securities, tax advisor to SCR, with representatives of Evercore to discuss unitholder tax analysis data.
On November 7, 2022, a representative of SCR called the Chair of the Conflicts Committee to inform him that SCR’ offer was increased to $24.00 per Common Unit without any conditions.
Later on November 7, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss that SCR increased offer. The Conflicts Committee understood that “without any conditions” meant that SCR did not agree to a MoM Condition, but it was unclear if it also meant that SCR no longer agreed to a distribution continuance obligation. The Conflicts Committee determined that it would not accept the offer without a distribution continuation obligation.
Later on November 7, 2022, the Chair of the Conflicts Committee called a representative of SCR to request a clarification of the meaning of “without any conditions.” The representative stated that SCR would not agree to either the MoM Condition or the distribution continuation obligation. The Chair of the Conflicts Committee informed the representative of SCR that the Conflicts Committee would only accept $24.00 per Common Unit if the transaction included a distribution continuation obligation and that the Conflicts Committee would be willing to consider conditioning the distribution continuation on maintenance of a reasonable coverage ratio.
On November 8, 2022, a representative of SCR sent an email to the Chair of the Conflicts Committee stating that SCR would be agreeable to a distribution continuation provision if subject to a best efforts standard and so long as a distribution would not cause the Partnership’s coverage ratio to be below 1.7x.
Later on November 8, 2022, the Conflicts Committee held a call with Potter Anderson to discuss the distribution continuation proposal received from SCR. The Conflicts Committee determined to accept the best efforts language but to reject the coverage ratio condition. The Chair of the Conflicts Committee communicated this response by email to SCR.
Later on November 8, 2022, a representative of SCR called the Chair of the Conflicts Committee and agreed to remove the coverage ratio condition from the distribution continuation obligation and expressed the desire to proceed forward with documentation of the Proposed Transaction at $24.00 per Common Unit.
Later on November 8, 2022, Potter Anderson delivered a revised draft of the merger agreement to Steptoe. The revised draft, among others things, (i) added SCR and SCW as purchaser parties, (ii) added Sisecam USA and Ciner Enterprises as guarantors, (iii) clarified the obligation of the Partnership GP to declare and pay regular quarterly cash distributions to Unitholders at a quarterly rate of not less than $0.50 per Common Unit between signing and closing, including a pro rata distribution for the quarter in which the closing occurs, (iv) added support terms and a standstill applicable to SCW in its capacity as record holder of Common Units and as sole member of Partnership GP to continue for twelve months after termination of the merger agreement, (v) added Partnership termination rights if the written consent by SCW is not delivered within twenty-four hours of execution of the merger agreement or if Parent fails to close the Merger within two business days of satisfaction of all of the conditions (other than those that by their nature may only be satisfied at Closing), (vi) provided for payment by Parent of a reverse termination fee upon either termination described in clause (v) above, and (vi) added that the amount of the reverse termination fee would be 8% of the aggregate equity value of the transaction.

On November 11, 2022, Steptoe delivered a revised draft of the merger agreement to Potter Anderson. The revised draft, among other things, (i) rejected including SCR and SCW as parties, (ii) rejected including Sisecam USA and Ciner Enterprises as guarantors, (iii) rejected the support terms and the standstill applicable to SCW in its capacity as record holder of Common Units and as sole member of Partnership GP, and (iv) reduced the amount of the reverse termination fee to 4% of the aggregate equity value of the transaction.
Later on November 11, 2022, representatives of Evercore contacted representatives of BofA with specific questions about how the Partnership calculates tax depreciation.
On November 14, 2022, representatives of Potter Anderson and representatives of Steptoe and Ms. Nicholson held a meeting to discuss the draft merger agreement.
Later on November 14, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the status of Evercore’s financial analyses and the draft merger agreement. During the meeting, the representatives of Potter Anderson reported on the discussion with Steptoe and Ms. Nicholson earlier that day and on the open issues reflected in the draft merger agreement.
Later on November 14, 2022, Potter Anderson delivered a revised draft of the merger agreement to Steptoe. The revised draft, among other things, (i) reinserted SCW as a purchaser party, (ii) reinserted support terms and a standstill applicable to SCW, and (iii) increased the amount of the reverse termination fee to 6% of the aggregate equity value of the transaction.
On November 17, 2022, representatives of Potter Anderson and representatives of Steptoe and Ms. Nicholson held a meeting to discuss the draft merger agreement. During the meeting, Steptoe presented SCR’s positions that the purchaser parties would be limited to newly formed shell entities, that the Partnership would not be entitled to a specific performance remedy and that the termination fee would be the exclusive remedy available to the Partnership in the event of breach by the purchaser parties, and that SCW would be a party solely with respect to the obligation to deliver the written consent and would not be subject to a standstill obligation.
Later on November 17, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance to discuss the draft merger agreement and the position taken by Steptoe on behalf of SCR earlier in the day. After discussion, the Conflicts Committee determined to reject SCR’s proposals and instead to require SCW be added as a purchaser party and to provide the Partnership with a specific performance remedy as well as a termination fee remedy in the event of termination for breach by the purchaser parties or for purchasers parties’ failure to close.
Later on November 17, 2022, representatives of Potter Anderson and representatives of Steptoe and Ms. Nicholson held a meeting to discuss the draft merger agreement, and the representatives of Potter Anderson presented the Conflict Committee’s position that SCW be added as a purchaser party and that the remedies available to the Partnership include specific performance as well as the termination fee.
On December 12, 2022, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. During the meeting, the Conflicts Committee and its advisors confirmed that there had been no updates on the Proposed Transaction since the last meeting of the Conflicts Committee. During the meeting, the Conflicts Committee determined that the Chair of the Conflicts Committee would contact Mr. Kaloğlu and that representatives of Evercore would separately contact representatives BofA to discuss the status of the transaction.
Later on December 12, 2022, representatives of Evercore held a call with representatives of BofA. During the call, the participants discussed the financing being contemplated for the Proposed Transaction and the potential timing for the Proposed Transaction.
On December 13, 2022, Mr. Kaloğlu and the Chair of the Conflicts Committee held a call to discuss the status of the Proposed Transaction. Mr. Kaloğlu reported that SCR was working to arrange debt financing in connection with the Proposed Transaction.
On January 9, 2023, Mr. Kaloğlu, Nedim Kulaksızoğlu, Chief Financial Officer of the Partnership GP, and the Chair of the Conflicts Committee held a call to discuss the status of the Proposed Transaction. During the call, Messrs. Kaloğlu and Kulaksızoğlu updated the Chair of the Conflicts Committee on the status of the efforts to secure debt financing for the Proposed Transaction.

On January 10, 2023, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. During the meeting, the Chair of the Conflicts Committee reported on the discussion he had with Messrs. Kaloğlu and Kulaksızoğlu regarding the status of the debt financing for the Proposed Transaction. The Conflicts Committee reaffirmed its position that the merger agreement will not contain a debt financing condition to closing and insisted on a specific performance remedy in the event of the purchaser’s failure to close.
On January 11, 2023, Steptoe delivered a revised draft of the merger agreement to Potter Anderson. The draft merger agreement, among other things, (i) added the concept of a “Partnership Impairment Effect” in respect of certain representations and warranties, and (ii) rejected the standstill provision.
On January 12, 2023, representatives of Potter Anderson and representatives of Steptoe and Ms. Nicholson held a meeting to discuss the draft merger agreement. During the meeting, the representatives of Steptoe provided an update on the debt financing efforts for the Proposed Transaction. The participants also discussed (i) the addition of a financially responsible purchaser party, (ii) the standstill provision, and (iii) the amount of the reverse termination fee.
On January 16, 2023, Messrs. Kaloğlu and Kulaksızoğlu and the Chair of the Conflicts Committee held a call to discuss the status of the debt financing efforts and to express the desire of SCR to promptly resolve open issues and proceed promptly to signing the merger agreement. Mr. Kaloğlu stated that SCR agreed that the reverse termination fee would be 6% of equity value of the transaction, but continued to insist that the Partnership’s exclusive remedy would be the termination fee.
On January 17, 2023, Steptoe delivered a revised draft of the merger agreement to Potter Anderson. The revised merger agreement, among other things, (i) reinserted the standstill provision but provided that the standstill would terminate upon the closing of the merger or the termination of the merger agreement and (ii) removed the right of the Partnership to seek specific performance.
On January 18, 2023, representatives of Potter Anderson, Steptoe and Paul Hastings, held a meeting to discuss the draft merger agreement. During the meeting, the participants discussed open issues in the merger agreement, and Potter Anderson sought clarification of SCR’s position with respect to the remedies available to the Partnership.
Later on January 18, 2023, Mr. Kaloğlu and the Chair of the Conflicts Committee held a call to discuss the parties’ respective positions on the remedies available to the Partnership under the draft merger agreement.
Also on January 18, 2023, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. During the meeting, the Chair of the Conflicts Committee reported on his discussions with Messrs. Kaloğlu and Kulaksızoğlu. The representatives of Potter Anderson reviewed the draft merger agreement delivered by Steptoe on
January 17, 2023. The participants also discussed the timing for the potential signing of the merger agreement. Following the discussion, the Conflicts Committee instructed Potter Anderson to revise the draft merger agreement to include a specific performance remedy for the Partnership that was not contingent on the availability of any debt financing. The participants also discussed the recent trading activity of the Common Units.
Also on January 18, 2023, a meeting was held among representatives of SCR, Management, BofA and Evercore. At the meeting, the participants discussed recent business results and outlook.
On January 19, 2023, Potter Anderson delivered a revised draft of the merger agreement to Steptoe and Paul Hastings. The revised merger agreement, among other things, (i) removed the “Partnership Impairment Effect” condition in certain representations and warranties, (ii) added a provision requiring that the Parent Parties use reasonable best efforts to consummate any debt financing in connection with the merger in accordance with its terms, and (iii) reinserted the right of the Partnership to seek specific performance, which right was not contingent on the availability of debt financing.
On January 19, 2023, Mr. Kaloğlu and the Chair of the Conflicts Committee held a call to discuss the status of the draft merger agreement, the remedies available thereunder and the impact of the firm debt commitment letters on the remedies available under the merger agreement.
On January 26, 2023, Mr. Kaloğlu and the Chair of the Conflicts Committee held a call during which Mr. Kaloğlu informed the Chair of the Conflicts Committee that SCR found the revisions to the Partnership’s most recent draft of the merger agreement generally acceptable.

Later on January 26, 2023, representatives of Steptoe and Potter Anderson held a call to discuss the draft merger agreement and to resolve certain open issues.
Also on January 26, 2023, Steptoe delivered a revised draft of the merger agreement to Potter Anderson. The revised merger agreement, among other things, accepted the revisions in the Partnership’s most recent draft of the merger agreement.
Also on January 26, 2023, a meeting was held among representatives of SCR, Management, BofA and Evercore. At the meeting, the participants discussed the Partnership’s 2022 fourth quarter performance and updated IHS pricing data.
On January 28, 2023, Ms. Nicholson and Potter Anderson discussed certain revisions to the Merger Agreement and related disclosure schedules.
On January 29, 2023, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson in attendance. During the meeting, Evercore presented its updated discussion materials and preliminary valuation of the Common Units to the Conflicts Committee, which included, among other things, updates relating to (i) the Partnership’s fourth quarter financial results, which exceeded the Management forecast, (ii) the reduction in net debt, (iii) revised IHS soda ash pricing forecasts published in the month of January, and (iv) a review of the unitholder tax impact of the Proposed Transaction. Evercore informed the Conflicts Committee that it was updating its financial analyses in light of this new information. The Conflicts Committee and its advisors further discussed strategy for next steps and the appropriate strategy for negotiating a higher purchase price with SCR.
Later on January 29, 2023, Steptoe delivered a revised draft of the merger agreement to Potter Anderson. The revised draft, among other things, reflected that SCW would be the sole purchaser party and that the merger subsidiary would be a direct wholly owned subsidiary of SCW.
Later on January 29, 2023, the Conflicts Committee reconvened with representatives of Evercore and Potter Anderson present, during which Evercore presented updated discussion materials and preliminary valuation of the Common Units, which, among other things, updated the sensitivity case in respect of the recent IHS soda ash pricing forecasts. Evercore informed the Conflicts Committee that it was updating its financial analyses in light of this new information. After considering the impact of the recent IHS soda ash pricing forecasts on the calculation of pricing assumptions in the in sensitivity case, and considering the per unit value implied from the reduction in net debt reflected in the fourth quarter financials, the Conflicts Committee determined to request an increase in the purchase price. Following further discussion, the Conflicts Committee directed Evercore to relay a proposal to BofA of $25.00 per Common Unit (the “January 29 Committee Counterproposal”).
Later on January 29, 2023, representatives of Evercore verbally delivered the January 29 Committee Counterproposal to BofA.
On January 30, 2023, representatives of Evercore and BofA held a call to further discuss the January 29 Committee Counterproposal.
Also on January 30, 2023, a member of the Conflicts Committee held a call with Mr. Kaloğlu regarding the January 29 Committee Counterproposal and the rationale for the Conflicts Committee’s determination to submit the January 29 Committee Counterproposal.
Later on January 30, 2023, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson present to discuss the reaction of SCR to the January 29 Committee Counterproposal. Representatives of Evercore also reported on their discussion with representatives of BofA.
That same day, Steptoe delivered to Potter Anderson proposed revisions to the draft merger agreement, which included, among other things, an outside date set at six months after execution, and certain non-recourse provisions requested by counsel to the debt financing sources.
Later on January 30, 2023, the members of the Conflicts Committee held a call with Messrs. Kaloğlu and Kulaksızoğlu. During that call the members of the Conflicts Committee further discussed the rationale for the January 29 Committee Counterproposal and explained that the Conflicts Committee would not accept less than $25.00 per Common Unit.
Later on January 30, 2023, the Conflicts Committee reconvened with representatives of Evercore and Potter Anderson present and confirmed that there had been no further responses from SCR or its advisors to the January 29 Committee Counterproposal.

On January 31, 2023, the members of the Conflicts Committee and Messrs. Kaloğlu and Kulaksızoğlu held a call to discuss the January 29 Committee Counterproposal. During the call the representative of SCR delivered a counteroffer of $24.55 per Common Unit, which was rejected by the members of the Conflicts Committee on the call.
Later on January 31, 2023, the members of the Conflicts Committee and Messrs. Kaloğlu and Kulaksızoğlu held a call, during which the representative of SCR accepted the January 29 Committee Counterproposal of $25.00 per Common Unit.
Also on January 31, 2023, the Conflicts Committee held a meeting with representatives of Evercore and Potter Anderson present to discuss SCR’s acceptance of the January 29 Committee Counterproposal. During the meeting, Potter Anderson reviewed with the Conflicts Committee the applicable standards of conduct under the Partnership Agreement in connection with an approval of the merger agreement, reconfirmed the eligibility of the three members of the Conflicts Committee to serve on the Conflicts Committee under the Partnership Agreement, and provided a summary of the material terms of the merger agreement.
Also on January 31, 2023, Potter Anderson delivered a revised draft of the merger agreement to Steptoe. The revised drafted included, among other things, a revision to the non-recourse provisions requested by the debt financing sources to clarify that such provisions would not prevent the Partnership from seeking specific performance against SCW.
On January 31, 2023, Steptoe delivered a revised draft of the merger agreement to Potter Anderson that, among other things, reflected the $25.00 per Common Unit merger consideration and the dollar amount of the reverse termination fee.
Later that same day, representatives of Steptoe, representatives of Potter Anderson, and Ms. Nicholson held a call to discuss the merger agreement. During the call, the representatives of Potter Anderson agreed to the revisions set forth in the revised draft provided by Steptoe earlier that day. In addition, the participants discussed an additional revision to the operating covenants to explicitly permit certain ordinary course equity awards. Steptoe subsequently delivered a revised draft of the merger agreement, which included (i) the revision to the operating covenant discussed during such meeting and (ii) certain cleanup changes to finalize the merger agreement.
Later on January 31, 2023, the Conflicts Committee held a meeting with representatives of Potter Anderson and Evercore present. At the meeting, Potter Anderson reviewed the changes to the merger agreement since the meeting of the Conflicts Committee earlier in the day. Evercore presented its financial analysis of the Merger Consideration and, at the request of the Conflicts Committee, representatives of Evercore rendered an oral fairness opinion, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be received by the Unaffiliated Unitholders in the Merger was fair, from a financial point of view, to the Unaffiliated Unitholders. The Conflicts Committee unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership, its Subsidiaries, and the Unaffiliated Unitholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting Special Approval for all purposes under the Partnership Agreement, including, without limitation, Section 7.9(a) thereof; and (3) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the holders of Common Units the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.
On February 1, 2023, the GP Board held a meeting with Ms. Nicholson in attendance. Following receipt of the recommendation of the Conflicts Committee discussed above, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) substantively and procedurally fair to the Unaffiliated Unitholders and (B) in the best interests of the Partnership, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent.

Later on February 1, 2023, the parties executed the Merger Agreement and SCW executed and delivered the written consent.
Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties
Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises between Partnership GP or any of its affiliates, on the one hand, and the Partnership, any Group Member (as defined in the Partnership Agreement), or any partner of the Partnership, on the other hand, such as the consideration of the Merger Agreement and the transactions contemplated thereby, any resolution or course of action by Partnership GP or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners of the Partnership and shall not constitute a breach of the Partnership Agreement, any Group Member Agreement (as defined in the Partnership Agreement), any agreement contemplated by the Partnership Agreement or any Group Member Agreement or any duty stated or implied by law or equity or obligation of any type whatsoever, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” For purposes of the Partnership Agreement, “Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
Under Section 7.9(b) of the Partnership Agreement, whenever Partnership GP, the GP Board or any committee thereof (including the Conflicts Committee) makes a determination or takes or declines to take any other action, or any of its affiliates causes it do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement or any agreement contemplated thereunder or otherwise, then, unless another express standard is provided for in the Partnership Agreement, Partnership GP, the GP Board or any committee thereof (including the Conflicts Committee) or such affiliate causing the Partnership GP to do so, shall make such determination or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by the Partnership Agreement or under applicable law.
Pursuant to Section 7.9(b) of the Partnership Agreement, a determination, other action or failure to act will be deemed to be in “good faith” if Partnership GP, the GP Board or any committee thereof (including the Conflicts Committee) making such determination or taking or declining to take such other action subjectively believed such determination or other action or inaction was in the best interests of the Partnership and its subsidiaries.
Under Section 7.10(b) of the Partnership Agreement, Partnership GP may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the advice or opinion of such persons as to matters that Partnership GP reasonably believes to be within such person’s professional or expert competence is conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
Recommendation of the Conflicts Committee; Reasons for Recommending Approval of the Merger
The Conflicts Committee
The Conflicts Committee consists of three directors that the GP Board determined meet the independence qualifications for membership on the conflicts committee set forth in the Partnership Agreement: Thomas W. Jasper (Chair), Michael E. Ducey and Alec G. Dreyer. On July 11, 2022, the GP Board resolved to delegate to the Conflicts Committee the power and authority to: (i) review, evaluate and consider the terms and conditions of the proposed transactions and any related arrangements, (ii) negotiate, or delegate to any person the ability to negotiate, with SCR and SCW and their representatives and controlling affiliates, the terms and conditions of the Proposed Transaction and any related arrangements, (iii) determine whether to approve or reject the Proposed Transaction and any related arrangement by Special Approval (as defined in the Partnership Agreement), and (iv) make any recommendation to the Unaffiliated Unitholders regarding what action, if any, should be taken by the Unaffiliated Unitholders with respect to the Proposed Transaction and any related arrangements.
The Conflicts Committee retained Evercore as its financial advisor and Potter Anderson as its legal advisor. The Conflicts Committee conducted a review and evaluation of the Merger Agreement and the Merger and negotiated with SCR and its representatives with respect to the Merger Agreement and the Merger.
On January 31, 2023, the Conflicts Committee unanimously and in good faith (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership, its Subsidiaries, and the Unaffiliated Unitholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting Special Approval for all purposes under the Partnership Agreement, including, without limitation, Section 7.9(a) thereof; and (3) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the holders of Common Units the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.
Reasons for Recommending Approval of the Merger
The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determinations and approvals, and its related recommendation to the GP Board. As part of its deliberative process, the Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the GP Board:
The fact that the Merger Consideration is an all-cash amount that provides immediate and certain value to the Unaffiliated Unitholders for their investment in the Partnership.
The Conflicts Committee’s belief that the Merger Consideration provides greater assured value to the Unaffiliated Unitholders than the long-term value of the Partnership on a status quo basis, after taking into account the opportunities for, as well as the risks and challenges facing, the Partnership’s current business and financial prospects, and taking into account the prospect that SCR may in the future acquire a sufficient number of Common Units to exercise its Limited Purchase Right under the Partnership Agreement.
The financial analysis prepared by Evercore, as financial advisor to the Conflicts Committee, and the opinion of Evercore, dated January 31, 2023, to the Conflicts Committee to the effect that, as of the date of such opinion and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be received by the Unaffiliated Unitholders in the Merger was fair, from a financial point of view, to the Unaffiliated Unitholders, as more fully described below in the section titled “Opinion of Financial Advisor to the Conflicts Committee.”
The Conflicts Committee’s belief that $25.00 per Common Unit was SCR’s final offer and the conclusion reached by the Conflicts Committee that $25.00 per Common Unit was likely the highest price per Common Unit that SCR would be willing to pay at the time of the Conflicts Committee’s determination and grant of “Special Approval.”
The Merger Consideration constitutes:
a 39.3% premium to the unaffected closing price of $17.95 for the Common Units on July 5, 2022 (the last trading day prior to SCR’s initial proposal);
a 44.6%, 43.0% and 39.9% premium to VWAP for the 10, 20, and 30 day period, respectively, ending on July 5, 2022 (the last trading day prior to SCR’s initial proposal); and
a 39.7% premium to SCR’s initial offer of $17.90 per Common Unit made on July 6, 2022.
The Merger is not conditioned on the Parent’s having to obtain any financing arrangements.
In connection with its consideration of the Merger, the Conflicts Committee retained and received advice from its own financial and legal advisors with knowledge and expertise with respect to public merger and acquisition transactions, MLPs, the Partnership’s industry generally, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.
The financial terms and conditions of the Merger Agreement and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between SCR and the Conflicts Committee and their respective representatives and advisors that included multiple proposals and counterproposals.
The resolutions of the GP Board authorizing the Conflicts Committee’s review of the Proposed Transaction included the authority to determine whether or not to proceed with the Proposed Transaction and to negotiate the terms and conditions of the Proposed Transaction, and the members of the Conflicts Committee were aware that they were under no obligation to recommend, and could reject, a potential transaction.

The independence of the members of the Conflicts Committee, principally:
The Conflicts Committee consisted solely of directors who are not officers, employees or controlling shareholders of the Partnership GP or its affiliates and who satisfied the requirements under the Partnership Agreement for service on the Conflicts Committee.
The members of the Conflicts Committee will not personally benefit from completion of the Merger in a manner different from the Unaffiliated Unitholders.
Certain terms of the Merger Agreement, principally:
The provision requiring Parent to pay the Parent Termination Fee in the event the Merger Agreement is terminated under certain circumstances.
The provision requiring the Partnership GP to use its best efforts to cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units of $0.50 per Common Unit consistent with past practice.
The provision requiring the Partnership GP to use best efforts to cause the Partnership to declare and pay a pro rata quarterly distribution of $0.50 per Common Unit for the quarter in which the Closing occurs.
The written consent, support and standstill provisions that require SCW to consent in favor of and exercise voting power in support of the Merger and prohibit SCW and its affiliates from acquiring additional Common Units for the period prior to the earlier of Closing and termination of the Merger Agreement.
The limited nature of the operational representations and warranties given by the Partnership and Partnership GP.
The limited nature of restrictive covenants imposed on the Partnership and the Partnership GP for the period prior to the earlier of Closing or termination of the Merger Agreement.
The ability to seek specific performance in certain circumstances.
The provisions restricting the ability of SCW or any of its affiliates to eliminate, or revoke or diminish the authority of, the Conflicts Committee, or remove any member of the Conflicts Committee between signing of the Merger Agreement and closing of the Merger.
The provisions requiring the consent of the Conflicts Committee to amend the Merger Agreement, and to authorize other actions on behalf of the Partnership and Partnership GP pursuant to the Merger Agreement, including termination of the Merger Agreement.
The Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the GP Board:
The Unaffiliated Unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units, if any.
The Conflicts Committee was not authorized and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Since SCR controls the Partnership and the Partnership GP, and given SCR’s stated position that it was not interested in selling its interests in the Partnership, it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership, and it was unlikely that the Partnership would receive an unsolicited third-party acquisition proposal. Further, on July 6, 2022, SCR and its affiliates filed an amendment to its Schedule 13D announcing its offer as of July 6, 2022. The Conflicts Committee was not aware of the receipt of any third party offers with respect to a strategic transaction involving the Partnership or Partnership GP, even though SCR’s interest in pursuing a take private transaction was public.
Certain terms of the Merger Agreement, principally:
The Merger Agreement does not include a condition that requires the approval by a majority of the Unaffiliated Unitholders, and therefore approval of the Merger does not require the affirmative vote of any Unaffiliated Unitholder.

As a result of the delivery of the written consent of SCW immediately following the execution of the Merger Agreement, which constitutes Partnership Unitholder Approval, the affirmative vote of the Unaffiliated Unitholders is not required to approve the Merger.
The Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.
The restrictive covenants imposed on the Partnership and the Partnership GP for the period prior to the earlier of Closing or termination of the Merger Agreement.
The inability of the Conflicts Committee to seek a superior proposal or change its recommendation.
The remedies available to the Partnership are limited to specific performance and the reverse termination fee.
The Merger is expected to be a taxable transaction for U.S. federal income tax purposes to the Unaffiliated Unitholders.
SCR and its affiliates and certain of the executive officers and directors of the Partnership GP have interests in the Merger that are different from, or in addition to, the interests of Unaffiliated Unitholders generally.
The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.
The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.
After taking into account all of the factors set forth above, as well as others, the Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of, the Partnership, its Subsidiaries and the Unaffiliated Unitholders.
The foregoing discussion of the factors considered by the Conflicts Committee is not intended to be exhaustive but provides an overview of material factors that the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, individual members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the merger outweighed the negative factors it considered.
The GP Board
The GP Board consists of eleven directors, three of whom (Ducey, Jasper, and Dreyer) constitute the Conflicts Committee. As such, some of the directors on the GP Board may have different interests in the Merger than the Unaffiliated Unitholders. For a discussion of these and other interests of the members of the GP Board in the Merger, see “The Merger - Interests of the Directors and Executive Officers of Partnership GP in the Merger.”
Following the receipt of the recommendation of the Conflicts Committee discussed above (and the approval of the Partnership GP’s sole member) and after considering the factors discussed below, on February 1, 2023, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) substantively and procedurally fair to the Unaffiliated Unitholders and (B) in the best interests of the Partnership, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent.
Recommendation of the GP Board; Reasons for Recommending Approval of the Merger
In determining that the Merger Agreement and the Merger are fair to the Unaffiliated Unitholders and in the best interests of the Partnership, including the Unaffiliated Unitholders, recommending that the Limited Partners vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorizing the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement, the GP Board considered a number of factors, including the following material factors:
•	The terms of comparable recent partnership buy-in transactions, including the premium paid in such transactions.
•	The approval of the Partnership GP’s sole member.
•
The factors considered by the Conflicts Committee to be generally positive or favorable in making its determination and granting “Special Approval” of the Proposed Transaction, including the material factors considered by the Conflicts Committee to be generally positive or favorable described under “Recommendation of the Conflicts Committee; Reasons for Recommending Approval of the Merger.”

The GP Board considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the Limited Partners:
The Conflicts Committee was not authorized to and did not engage in the review, solicitation, consideration or evaluation of any alternative proposals by third parties unaffiliated with Parent. Since Parent indirectly controls the Partnership, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of the Partnership, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership.
The factors considered by the Conflicts Committee to be generally negative or unfavorable in making its determination and granting “Special Approval” of the Proposed Transaction, including the material factors considered by the Conflicts Committee to be generally negative or unfavorable described under “Recommendation of the Conflicts Committee; Reasons for Recommending Approval of the Merger.”
In making its determination, the GP Board also considered:
•
The Conflicts Committee’s unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes of the Partnership Agreement, and the recommendation to the GP Board discussed above.

•
The GP Board’s understanding of the process and procedures undertaken by the Conflicts Committee by which the Conflicts Committee arrived at its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership, its subsidiaries, and the Unaffiliated Unitholders, which included:

•
the Conflicts Committee consists solely of directors who are not securityholders (other than of Common Units), officers or employees of the Partnership GP or its affiliates, are not officers, employees or controlling equityholders of the Partnership, any of its affiliates or the Partnership, are not otherwise affiliated with Parent and its affiliates and are all independent of management of the Partnership GP;

•
the Conflicts Committee retained independent financial and legal advisors with reputations, knowledge and experience with respect to public merger and acquisition transactions, as well as substantial experience advising other companies with respect to transactions similar to the proposed transaction and familiarity with the Partnership and its business;

•
the GP Board’s determination that the members of the Conflicts Committee were independent and otherwise met the test for membership on the Conflicts Committee as set forth in the Partnership Agreement;

•
the GP Board’s resolution that the Conflicts Committee would not have any duty (fiduciary or otherwise) to consider the interests of the Partnership GP or its controlling affiliates, including SCW, in its consideration of the proposed transaction;

•
the terms and conditions of the Merger Agreement, including the Merger Consideration, were determined as a result of arm’s length negotiations between SCW and the Conflicts Committee and their respective representatives, including in-house counsel for the Partnership, that included multiple proposals and counterproposals;

•	that certain actions, including amendment of the Merger Agreement, may not be taken without prior written approval of the Conflicts Committee; and
•
the Conflicts Committee’s receipt of Evercore’s opinion, dated January 31, 2023, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s opinion, the Merger Consideration in the Merger to be received by the Unaffiliated Unitholders pursuant to the Merger Agreement is fair to the Unaffiliated Unitholders.

In addition, under the SEC rules governing “going private” transactions, the Partnership and the Partnership GP are engaged in a “going private” transaction and, therefore, are required to express their position as to the fairness of the Merger to the Partnership’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act. The GP Board, on behalf of the Partnership GP and the Partnership, is making the following statements for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of the Partnership GP and the Partnership, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 was filed with the SEC) is both substantively and procedurally fair to the Unaffiliated Unitholders. The GP Board did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Unitholders for purposes of negotiating the terms of the Merger Agreement.
In addition, the GP Board did not consider the Partnership’s net book value, which is defined as total assets minus total liabilities, because the GP Board believed that net book value was not a material indicator of the value of the Partnership as a going concern. The GP Board also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because it considers the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Units, and the GP Board believes that the liquidation value of the Common Units is irrelevant to a determination of whether the Merger is fair to the Unaffiliated Unitholders. The GP Board was not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for: (i) a merger or consolidation of the Partnership with another company; (ii) the sale or transfer of all or substantially all of the Partnership’s assets; or (iii) the purchase of securities of the Partnership that would enable such person to exercise control of or significant influence over the Partnership. The GP Board is not aware of, and thus did not consider, any purchases by the Partnership of Common Units during the past two years.
The GP Board’s consideration of the factors described above reflects its assessment of the fairness of the Merger. The GP Board implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results of operations, prospects and other forward-looking matters. The GP Board did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the GP Board believes that going concern value is not an appropriate method of determining the value of the Common Units for purposes of the Merger. In the light of the fact that the Sisecam Filing Parties already have, and will continue to have, control of the Partnership, and that the Sisecam Filing Parties continue to desire to retain their Common Units, the GP Board does not believe that it would be appropriate for the Common Units held by the Unaffiliated Unitholders to be valued on a basis that includes a control premium.
The foregoing discussion of the information and factors considered by the GP Board is not intended to be exhaustive, but includes material factors the GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the GP Board may have given differing weights to different factors. Overall, the GP Board believed that the positive factors supporting the Merger outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”
Certain Financial Projections
Management Projections
The Partnership does not, as a matter of course, publicly disclose long-term financial projections because of, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of the Partnership’s business and competitive markets in which it operates. While Management prepares forecasts regularly for internal budgeting and business planning purposes, such forecasts generally focus on the current fiscal year and the immediately following fiscal year. However, in connection with the evaluation of a potential transaction, Management provided multi-year projections to the Conflicts Committee and Evercore in connection with their consideration of the Merger and the consideration to be received by Unaffiliated Unitholders in the Merger.
The summary financial projections included in this information statement should not be regarded as predictive of actual future results nor should they be construed as financial guidance. The summary of the financial projections has been included solely because these financial projections were made available to the Conflicts Committee and Evercore and considered by Evercore (in conjunction with its own financial projections) in rendering its fairness opinion to the Conflicts Committee and performing its related financial analyses, as described in the section entitled “Opinion of Evercore—Financial Advisor to the Conflicts Committee.”
Since the date the financial projections were made available to Evercore, the Partnership has not updated, and does not intend to update or otherwise revise, the projections or the prospective financial information contained therein to reflect circumstances existing or arising since their preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. The projections and the prospective financial information contained therein do not necessarily reflect estimates or assumptions Management may have as of the date of this Information Statement about prospects for the Partnership’s business, changes in general business or economic conditions, or any other transaction, event or circumstance that has occurred or that may occur and that was not anticipated, or that has occurred or that may occur differently than as anticipated, at the time the projections or any of the prospective financial information contained therein were prepared. Neither the Partnership nor any of its affiliates, advisors, directors, officers, employees, agents or representatives has made or makes any representation or warranty to any unitholder of the Partnership or other person regarding the ultimate performance of the Partnership compared to the information contained in the prospective financial information or that the projections will be achieved.
These financial projections are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Management and as of the date prepared, were prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presented, to the best of Management’s knowledge and belief, the expected future financial performance of the Partnership. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on the forecasted financial information.
The prospective financial information included in this information statement has been prepared by, and is the responsibility of, Management. BDO USA, LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto.
While presented with numerical specificity, and expect as otherwise noted, the financial projections reflect numerous estimates and assumptions made by Management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Partnership’s business, all of which are difficult to predict and many of which are beyond the Partnership’s control. In developing the financial projections, Management made a number of assumptions respect to the Partnership’s business for the periods covered by the projections, including:
•	long-term domestic and export revenue breakout of 50% / 50%;
•	production of 2.5 million metric tons of soda ash through 2023 with variability due to deca depletion;
•	expenses based on historical costs per unit, with the majority of such expenses projected to increase 5.8% in 2023 and 2.2% in 2024 and each year thereafter;
•	$4.0 million in annual cash G&A expenses incurred at the Partnership level after distributions received from Sisecam Wyoming;
•	annual increase of 2.2% in maintenance capital expenditures;
•	commodity price forecasting based on management's views;

•	no major capital expenditures or expansion projects;
•	maintenance by Sisecam Wyoming of a distribution coverage ratio of 1.48x in 2022, 1.25x in 2023 and 2024, and 1.10x thereafter; and
•	use of excess cash flow by Sisecam Wyoming to pay down debt.
By including in this information statement a summary of such unaudited financial projections, neither the Partnership nor any of its representatives have made or are making any representation to any person regarding the ultimate performance of the Partnership compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.
The following table sets forth a summary of the projected financial information for the Partnership for 2023 through 2028 prepared by Management and is referred to as the “Management Projections”:
	Year Ending December 31,
(in millions, except per unit data)	2023E	2024E	2025E	2026E	2027E	2028E
Adjusted EBITDA	$154	$143	$113	$105	$109	$96
Adjusted EBITDA attributable to Sisecam Resources LP	$77	$71	$56	$52	$54	$47
Distributable cash flow attributable to Sisecam Resources LP	$62	$57	$42	$38	$39	$32
Cash distribution declared per unit	$2.41	$2.22	$1.86	$1.67	$1.75	$1.42
Implied Sisecam Resources LP distribution coverage ratio	1.27x	1.27x	1.11x	1.11x	1.11x	1.11x
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•	Adjusted EBITDA;
•	Distributable cash flow; and
•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss), including general and administrative expenses attributable to the Partnership, plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to the Partnership. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution. In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure. In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
THE PARTNERSHIP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.
Opinion of Evercore – Financial Advisor to the Conflicts Committee
The Conflicts Committee retained Evercore to act as financial advisor to the Conflicts Committee in connection with evaluating the proposed Merger. On January 31, 2023, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of January 31,

2023, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.
The full text of the written opinion of Evercore, dated as of January 31, 2023, which sets forth, among other things, procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any Partnership unitholder should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.
In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to the Partnership that Evercore deemed to be relevant, including: the Annual Report on Form 10-K for the year ended December 31, 2021; the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022; and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since January 1, 2022;

•
reviewed preliminary estimated business and financial information relating to the Partnership for the year and quarter ended December 31, 2022, as provided to Evercore by management of the Partnership;

•	reviewed the Management Projections prepared and furnished to Evercore by management of the Partnership, as approved for Evercore’s use by the Partnership;
•
discussed with management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Management Projections (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the Common Units;
•
at the request of the Conflicts Committee, prepared and reviewed the Sensitivity Case (as defined below) with respect to the projected financial and operating data and assumptions relating to the Partnership that Evercore deemed relevant, including sensitivities related to pricing and operating expenses based on discussions with management of the Partnership;

•	performed discounted cash flow analyses on the Partnership based on the Management Projections and the Sensitivity Case;
•	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded companies and partnerships that Evercore deemed relevant;
•
compared the financial performance of the Partnership and the valuation multiples implied by the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	performed discounted distribution analyses on the Partnership based on the Management Projections and the Sensitivity Case;
•	reviewed a draft of the Merger Agreement dated January 31, 2023; and
•
performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purpose of providing Evercore’s opinion.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore has not assumed responsibility or liability for any independent verification of such information). Evercore further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, Evercore assumed with consent of the Conflicts Committee that such projections have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership as to the future financial performance of the Partnership. Evercore expressed no view as to the Management Projections or the Sensitivity Case or any projected financial or operating data related to the Partnership or any judgements, estimates or assumptions on which they are based. At the direction of the Conflicts Committee, for purposes of its analysis and opinion, Evercore considered each of the Management Projections and the Sensitivity Case.
For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or reduce the contemplated benefits of the Merger to the Unaffiliated Unitholders.
Evercore has not conducted a physical inspection of the properties or facilities of the Partnership and has not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor has Evercore been furnished with any such valuations or appraisals, nor has Evercore evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether, as of January 31, 2023, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore did not express any view on, and its opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor did it address the underlying business decision of the Partnership to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger. Evercore did not express any opinion as to the prices at which the Common Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. Evercore expressed no view or opinion as to the tax impact of the Merger on any person or entity. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on January 31, 2023, in connection with rendering Evercore’s opinion to the Conflicts

Committee. Each analysis was provided to the Conflicts Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on January 30, 2023, and is not necessarily indicative of current market conditions.
The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.
Analysis of the Partnership
Assumptions with Respect to the Partnership
Evercore performed a series of financial analyses to derive indicative valuation ranges for the Common Units. Financial data for the Partnership utilized in the financial analyses described below were based upon, among other things, the Management Projections as prepared by the Partnership’s management and the Sensitivity Case.
A summary of the Management Projections is available in “The Merger—Certain Financial Projections” above. The Management Projections were not verified or adjusted by Evercore.
At the request of the Conflicts Committee, Evercore prepared and reviewed a sensitivity case (the “Sensitivity Case”) with respect to the Management Projections. Evercore was directed by the Conflicts Committee to apply certain sensitivities to the Management Projections starting in September 2022, which reflected information and feedback received in connection with diligence and discussions with Management. The Sensitivity Case was finalized and used in Evercore’s analysis in January 2023. The Sensitivity Case includes only the following adjustments to the Management Projections: (i) domestic and export net pricing was increased for January 2023 IHS gross realized sale price less the freight cost forecasts per metric ton in the Management Projections less $26.00 and $39.00 per metric ton, respectively, from 2022 through 2028 to reflect the historical difference between IHS forecasts and the Partnership’s historical realized prices, and (ii) gross margin for 2025 through 2028 was increased to 37.1% in each such year to be consistent with the Partnership’s historical results.
The following table sets forth certain projected financial information with respect to the Sensitivity Case.
	Year Ending December 31,
(in millions, except per unit data)	2023E	2024E	2025E	2026E	2027E	2028E
Adjusted EBITDA	$176	$182	$165	$167	$146	$142
Adjusted EBITDA attributable to Sisecam Resources LP	$88	$91	$82	$83	$72	$71
Distributable cash flow attributable to Sisecam Resources LP	$73	$77	$68	$69	$58	$56
Cash distribution declared per unit	$2.76	$2.87	$2.91	$2.94	$2.55	$2.48
Distribution coverage ratio	1.25x	1.25x	1.10x	1.10x	1.10x	1.10x
See “The Merger—Certain Financial Projections” for definitions of Adjusted EBITDA, distributable cash flow and distribution coverage ratio. Throughout the “Analysis of the Partnership” below, the term “EBITDA” means total Adjusted EBITDA, as used by the Partnership’s management and defined under “The Merger—Certain Financial Projections”.
The Sensitivity Case has been included solely because it was prepared by Evercore at the request of the Conflicts Committee and used by Evercore in its financial analyses. Evercore makes no representation to any person regarding the ultimate performance of the Partnership compared to information contained in the Sensitivity Case.
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of the Partnership by valuing the cash flows to be received by the Partnership based on the Management Projections, as well as the Sensitivity Case, during a six-year period.

Evercore calculated the per unit value range for the Common Units by utilizing a range of discount rates based on the Partnership’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on a theoretical Capital Asset Pricing Model (“CAPM”) as well as terminal values based on a range of estimated EBITDA multiples and perpetuity growth rates.
For the Partnership’s discounted cash flow analysis, Evercore assumed a range of discount rates of 8.0% to 9.0% based on the Partnership’s WACC, a range of EBITDA multiples of 5.5x to 8.0x applied to the Partnership’s terminal period EBITDA, and a range of perpetuity growth rates of 0.5% to 1.5% applied to the Partnership’s terminal period cash flows to derive a range of enterprise values. Evercore adjusted such enterprise values for net debt attributable to the Partnership’s 51% interest in Sisecam Wyoming as of December 31, 2022, and divided the resulting equity values by the number of Common Units outstanding as of January 24, 2023. The discounted cash flow analysis utilizing the EBITDA multiple terminal value methodology resulted in an implied equity value per Common Unit range of $15.09 to $19.77 based on the Management Projections and $23.64 to $30.59 based on the Sensitivity Case. The discounted cash flow analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value per Common Unit range of $14.15 to $17.19 based on the Management Projections and $24.10 to $29.45 based on the Sensitivity Case.
Peer Group Trading Analysis
Evercore performed a peer group trading analysis of the Partnership by reviewing and comparing the market values and trading multiples of the following seven publicly traded corporations and partnerships that Evercore deemed to have certain characteristics that are similar to those of the Partnership, including companies and partnerships with soda ash operations:
Chemical Companies/Partnerships with Soda Ash Operations:
•	Ciech SA
•	Genesis Energy, L.P.
•	Solvay SA
•	Tata Chemicals Limited
•	Türkiye Sise ve Cam Fabrikalari A.S.
Other MLPs:
•	Alliance Resource Partners, L.P.
•	Natural Resource Partners L.P.
Although the peer groups were utilized to value the Common Units for purposes of this analysis, no corporation or partnership used in the analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.
For chemical companies and partnerships with soda ash operations and other MLPs, Evercore calculated the following trading multiples:
•
Enterprise Value/2023E EBITDA, which is defined as market value of equity, plus preferred equity (as applicable), plus noncontrolling interest, plus debt, and less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2023; and

•	Enterprise Value/2024E EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2024.
The mean and median Enterprise Value to EBITDA trading multiples of the chemical companies and partnerships with soda ash operations are set forth below.
Benchmark (Chemical Companies/Partnership with Soda Ash Operations)	Mean	Median
Enterprise Value/2023E EBITDA	6.5x	6.1x
Enterprise Value/2024E EBITDA	6.1x	5.2x

Benchmark (Other MLPs)	Mean	Median
Enterprise Value/2023E EBITDA	2.8x	2.8x
Enterprise Value/2024E EBITDA	2.4x	2.4x
The table below includes relevant multiple ranges selected by Evercore based on the resulting ranges of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore and based on the Management Projections.
Benchmark	Reference Range	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2023E EBITDA	5.0x – 7.5x	$383.0 - $574.5
Enterprise Value/2024E EBITDA	4.5x – 7.0x	$320.4 - $498.4
The table below includes relevant multiple ranges selected by Evercore based on the resulting ranges of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore and based on the Sensitivity Case.
Benchmark	Reference Range	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2023E EBITDA	5.0x – 7.5x	$438.5 - $657.7
Enterprise Value/2024E EBITDA	4.5x – 7.0x	$409.3 - $636.6
After adjusting for net debt attributable to the Partnership’s 51% interest in Sisecam Wyoming as of December 31, 2022, and dividing by the number of Common Units outstanding as of January 24, 2023, Evercore determined an implied equity value per Common Unit range of (i) $16.04 to $25.52 based on 2023E EBITDA and (ii) $12.94 to $21.75 based on 2024E EBITDA based on the Management Projections and (i) $18.79 to $29.64 based on 2023E EBITDA and (ii) $17.34 to $28.60 based on 2024E EBITDA based on the Sensitivity Case.
Precedent M&A Transaction Analysis
Evercore performed precedent M&A transaction analyses to derive an indicative valuation range for the Common Units of the Partnership.
Evercore reviewed transactions involving soda ash assets announced since January 2008 and selected ten transactions, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger:
Date Announced	Acquiror / Target (Seller)
05/2022	Solvay SA / Remaining 20% interest in Solvay Soda Ash Joint Venture (AGC)
12/2021	Sisecam Chemicals USA Inc. / 60% stake in Ciner Resources Corporation (Ciner Enterprises)
12/2019	Valley Holdings Inc. (Tata Chemials) / Remaining 25% in Tata Chemicals (Soda Ash) Partners Holdings (The Andover Group, Inc.)
08/2017	Genesis Energy, L.P. / 100% of Tronox's Alkali Business, including trona mining, production and marketing assets (Tronox Limited)
07/2015	Park Holding A.S. (Ciner Group) / 73% LP interest, 2% GP interest and related IDRs in OCI Resources LP (OCI Company Ltd.)
02/2015	Tronox US Holdings Inc. / FMC's Alkali Chemicals business (FMC Corporation)
10/2014	FMC Corporation / Remaining 6.25% minority interest in FMC Wyoming Corp. (Sumitomo)
03/2013	FMC Corporation / Additional 6.25% minority interest in FMC Wyoming Corp. (Nippon Sheet Glass)
01/2013	Natural Resource Partners LP / 48.51% stake in OCI Wyoming L.P., 20% interest in OCI Wyoming Co. (Anadarko)
01/2008	Tata Chemicals Ltd. / General Chemical Industrial Products Inc.
Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected soda ash transactions were equal to 8.3x and 8.7x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 6.0x to 8.5x. Evercore then applied these ranges of selected multiples to 2023E EBITDA for the Partnership to derive a range of implied enterprise values. After adjusting for net debt attributable to the Partnership’s 51% interest in Sisecam Wyoming as of December 31, 2022, and dividing by the number of Common Units outstanding as of January 24, 2023, Evercore determined an implied equity value per Common Unit range of $19.83 to $29.32 based on the Management Projections and $23.13 to $33.98 based on the Sensitivity Case.
Discounted Distributions Analysis
Evercore performed a discounted distribution analysis by valuing the projected cash distributions of the Partnership based on the Management Projections and the Sensitivity Case, during a six-year period. Evercore discounted projected distributions using cost of equity discount rates of 8.5% to 10.5% based on CAPM as well as a terminal yield range of 8.0% to 12.0%. This analysis on the projected cash distributions resulted in an implied per Common Unit value range of $15.29 to $20.08 based on the Management Projections and $23.84 to $32.12 based on the Sensitivity Case.
Other Financial Analysis for the Conflicts Committee for Reference Only
Premiums Paid Analysis
As a reference analysis, Evercore reviewed selected publicly-available information regarding historical premiums paid in cash merger and buy-in transactions involving energy companies and partnerships, including the cash-for-unit transactions listed below. Evercore considered that historically, energy cash take-privates and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of 8.3% to 56.4% premium to one-day trailing price and a median premium of 28.1% for such cash-for-unit transactions. Evercore noted that none of the selected transactions or the selected corporations or partnerships that participated in the selected transactions were directly comparable to the Merger or the Partnership.
Date Announced	Acquiror/Target
01/06/23	Phillips 66 / DCP Midstream, LP
07/25/22	Shell USA, Inc. / Shell Midstream Partners, L.P.
06/02/22	Hartree Partners, LP / Sprague Resources LP
05/25/22	Höegh LNG Holdings Ltd / Höegh LNG Partners LP
04/22/22	Ergon, Inc. / Blueknight Energy Partners, L.P.
10/04/21	Stonepeak Infrastructure Partners / Teekay LNG Partners LP
08/23/21	Landmark Dividend / Landmark Infrastructure Partners LP
12/17/19	Blackstone Infrastructure Partners / Tallgrass Energy LP
10/01/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.
05/10/19	IFM Investors / Buckeye Partners, L.P.
03/18/19	ArcLight Energy Partners Fund V, L.P. / American Midstream, LP
The median and mean premiums are set forth below:
Premium (All Transactions)	Median	Mean
1-Day Prior Spot	28.1%	30.4%
30-Day VWAP(1)	24.7%	26.2%
(1)	VWAP premiums paid are calculated by dividing the value of the offer by the 30-Day VWAP of the target as calculated from the last undisturbed trading day prior to the announcement.
Based on its professional judgment and experience and the premia reviewed in the selected transactions, Evercore applied a reference range of premia of 20% to 35% to the closing price of the Common Units as of July 5, 2022 and a reference range of premia of 20% to 30% to the 30-Day VWAP as of July 5, 2022. This analysis implied a per Common Unit value reference range of $21.54 to $24.23 and $21.44 to $23.23, respectively.

Preliminary Presentations by Evercore
In addition to the presentation made to the Conflicts Committee on January 31, 2023, the date on which Evercore rendered its opinion, as described above, Evercore also delivered preliminary presentation materials to the Conflicts Committee on or around September 9, 2022, September 20, 2022, October 6, 2022, October 11, 2022, October 19, 2022, October 24, 2022 and January 29, 2023 (the “Preliminary Presentation Materials”). Each of the analyses performed in Preliminary Presentation Materials was subject to further updating and subject to the final analyses presented to the Conflicts Committee on January 31, 2023 by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information.
The materials dated September 9, 2022 and filed as Exhibit (c)(2) to the Schedule 13E-3 filed with the SEC in connection with the Merger included (a) an overview of the proposed transaction and related economics, (b) a review of the Partnership’s current structure and historical trading performance, (c) an overview of the soda ash market, (d) a summary of the Management Projections, and (e) a preliminary valuation of the Common Units.
The materials dated September 20, 2022 and filed as Exhibit (c)(3) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections and two sensitivity cases. A first case continued to exclude the Unit 8 expansion project consistent with the Management Projections and a second case included the Unit 8 expansion project. Both sensitivity cases modified the Management Projections by (1) increasing projected soda ash prices based on the historical difference between then current IHS forecasts and the Partnership’s historical realized prices, (2) increasing gross margins to be consistent with historical results, and (3) increasing soda ash production volumes to reflect increased mining volumes to offset forecasted decreases in deca-related production.
The materials dated October 6, 2022 and filed as Exhibit (c)(4) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections, the two sensitivity cases described in the preceding paragraph and an additional third sensitivity case adjusting certain assumptions to align with recent diligence results.
The materials dated October 11, 2022 and filed as Exhibit (c)(5) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections and the first and third sensitivity cases.
The materials dated October 19, 2022 and filed as Exhibit (c)(6) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections and the third sensitivity case.
The materials dated October 24, 2022 and filed as Exhibit (c)(7) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections and the third sensitivity case, after updating for market prices as of October 20, 2023.
The materials dated January 29, 2023 and filed as Exhibit (c)(8) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections and the third sensitivity case, as well as updates relating to (i) the Partnership’s fourth quarter financial results, which exceeded the Management forecast, and reduction in net debt, (ii) revised IHS soda ash pricing forecasts published in January 2023, and (iii) a review of the potential unitholder tax impact of the Merger.
The materials dated January 29, 2023 and filed as Exhibit (c)(9) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated preliminary valuation of the Common Units based on the Management Projections and the third sensitivity case, after making updates in respect of the recent January 2023 IHS soda ash pricing forecasts.
The Preliminary Presentation Materials were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Evercore with respect to the fairness of the Merger Consideration or otherwise. The financial analyses performed by Evercore in relation to its opinion dated January 31, 2023 and filed as Exhibit (c)(10) to the Schedule 13E-3 filed with the SEC in connection with the Merger, as described above under “—Analysis of the Partnership,” superseded all analyses and information presented in the Preliminary Presentation Materials. Copies of the Preliminary Presentation Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Merger, will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested Partnership unitholder or such unitholder’s representative who has been so designated in writing at the address described in the section of this information statement titled “Where You Can Find More Information.”
General
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Merger Consideration. No company used in the above analyses as a comparison is directly comparable to the Partnership and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations, MLPs or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and its advisors.
Evercore prepared these analyses solely for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Merger Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.
Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the Merger were determined through arm’s-length negotiations between the Conflicts Committee and SCW. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Merger Consideration.
Under the terms of Evercore’s engagement letter with the Partnership and the Conflicts Committee, the Partnership has agreed to pay Evercore a fee of $1,500,000 upon rendering its opinion and a closing fee of $750,000 upon Closing. Evercore also received a fee of $500,000 upon execution of its engagement letter with the Partnership and the Conflicts Committee. In addition, the Partnership has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.
During the two-year period prior to the date of the opinion, Evercore Group L.L.C. and its affiliates had not been engaged to provide financial advisory or other services to the Partnership and Evercore did not receive any compensation from the Partnership during such period. In addition, during the two-year period prior to the date of the opinion, Evercore Group L.L.C. and its affiliates had not been engaged to provide financial advisory or other services to the Parent Parties and had not received any compensation from the Parent Parties, Sisecam Chemicals Resources LLC, Sisecam Chemicals USA Inc. or Ciner Enterprises Inc. Evercore may provide financial advisory or other services to the Partnership and the Parent Parties in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Parent Parties, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or Parent Parties.
Financial Advisor Discussion Materials Provided to SCR
SCR retained BofA Securities to act as its financial advisor in connection with evaluating the Merger. BofA Securities provided, at SCR’s request, certain preliminary discussion materials to SCR, including discussion materials dated July 5, 2022 (the “BofA Discussion Materials”).
The BofA Discussion Materials are included as an exhibit to the Schedule 13E-3 relating to the Merger and are incorporated herein by reference in their entirety. The description of the BofA Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the BofA Discussion Materials carefully and in their entirety. The BofA Discussion Materials were provided for the information and benefit of SCR in connection with its evaluation of the Merger. BofA Securities was not requested to, and it did not, provide to SCR or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise), (ii) valuation of the Partnership for the purpose of assessing the fairness of the Merger Consideration to any person or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The BofA Discussion Materials were provided for the use and benefit of SCR in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to SCR, nor did they address the underlying business decision by SCR to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. The BofA Discussion Materials were preliminary and informational and were based on financial forecasts and other information and data available to BofA Securities as of the date such materials were prepared rather than as of a date proximate to the execution of the Merger Agreement. Because BofA Securities was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow and was not required to follow all of the procedures in preparing the BofA Discussion Materials that it would ordinarily follow in connection with delivering an opinion. The BofA Discussion Materials should not be construed as creating any fiduciary duty on BofA Securities’ part to SCR or any other person and such materials are not intended to be, and do not constitute, a recommendation to SCR or any other person in respect of the Merger, including as to how any unitholder of the Partnership should act or vote in respect of the Merger.
For purposes of its analysis and preparing the BofA Discussion Materials, BofA Securities assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by BofA Securities, without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information), and has further relied upon the assurances of the management of SCR that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts relating to the Partnership prepared and furnished to BofA Securities by management of the Partnership, BofA Securities assumed with SCR’s consent that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of Partnership GP as to the future financial performance of the Partnership and the other matters covered thereby. BofA Securities expressed no view as to the financial forecasts relating to the Partnership or the assumptions on which they are based.

For purposes of its analysis and preparing the BofA Discussion Materials, BofA Securities further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.
BofA Securities did not conduct a physical inspection of the properties or facilities of the Partnership, and BofA Securities did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor was BofA Securities furnished with any such valuations or appraisals, nor did BofA Securities evaluate the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. The BofA Discussion Materials were necessarily based upon information made available to BofA Securities as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the BofA Discussion Materials and that BofA Securities does not have any obligation to update, revise or reaffirm such materials.
BofA Securities was not asked to pass upon and expressed no opinion with respect to any matter. BofA Securities did not express any view on, and the BofA Discussion Materials did not address, the fairness of the proposed transaction to, or any consideration (including the Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Merger Consideration or otherwise. BofA Securities was not asked to pass upon, did not express any view on, and the BofA Discussion Materials did not address, any term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.
BofA Securities did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to SCR, nor did it address the underlying business decision of SCR to engage in the Merger. BofA Securities was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving SCR or the Partnership. BofA Securities did not make, and the BofA Discussion Materials did not constitute, a recommendation to SCR or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should vote or act in respect of the Merger. BofA Securities did not express any opinion as to the price at which the Common Units would trade at any time. BofA Securities is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by SCR and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the BofA Discussion Materials. The following summary does not purport to be a complete description of the analyses performed by BofA Securities. Except as otherwise noted, the quantitative information included in the BofA Discussion Materials, to the extent that it is based on market data, is based on market data that existed on July 5, 2022, and is not necessarily indicative of current market conditions.
Summary of BofA Discussion Materials
The BofA Discussion Materials (1) gave a market backdrop of master limited partnerships, (2) suggested that a take-private of the Partnership may be the best path forward for SCR since (a) the Partnership’s public equity is an expensive source of capital, and (b) the transaction presents an opportunity to retain cash flows and simplify structure. BofA Securities presented an illustrative take private analysis at various prices for Common Units ranging from $16.89 to $22.23 per Common Unit and asserted that a take private transaction could unlock approximately $10 million or more of cash flow per year.
A copy of the BofA Discussion Materials has been attached as an exhibit to the Schedule 13E-3 related to the Merger. These materials will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours.
General
The foregoing summary of the BofA Discussion Materials does not purport to be a complete description of the analyses or data presented by BofA Securities to SCR. It should be noted that no partnership or other company used in BofA Securities’ analyses as a comparison is directly comparable to the Partnership and no precedent transaction used in BofA Securities’ analyses is directly comparable to the Merger. Furthermore, BofA Securities’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the partnerships, companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SCR, SCW, Partnership GP, the Partnership and their advisors.
BofA Securities prepared the analyses included in the BofA Discussion Materials solely for the information and benefit of SCR. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, BofA Securities’ analyses are inherently subject to substantial uncertainty and BofA Securities assumes no responsibility if future results are materially different from those forecasted in such estimates.
The financial terms and conditions of the Merger and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between SCW and the Conflicts Committee. BofA Securities did not recommend any specific consideration to SCR, SCW or any other person or recommend that any specific consideration constituted the only appropriate consideration in the Merger. BofA Securities’ analyses and the BofA Discussion Materials were only one of many factors considered by SCR in its evaluation of the Merger and should not be viewed as determinative of the views of SCR with respect to the Merger or the Merger Consideration.
Under the terms of BofA Securities’ engagement letter with SCR, SCR agreed to pay BofA Securities a fee of $2,850,000 upon consummation of the Merger. An additional fee in the amount of $500,000 may be paid at the sole discretion of SCR. In addition, SCR agreed to reimburse BofA Securities for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify BofA Securities and any of its members, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of or in connection with its engagement.
Other than its role as administrative agent, swing line lender and letter of credit issuer pursuant to the $225.0 million senior secured revolving credit facility and in in its role as a counterparty in certain financial derivative transactions, each as more fully described in the Partnership’s Form 10-K during the two-year period prior to the date hereof and except as described herein, no material relationship existed between BofA Securities and SCR, the Partnership or any other party to the Merger Agreement pursuant to which compensation was received by BofA Securities or its affiliates as a result of such a relationship.
BofA Securities and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, BofA Securities and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to SCR, the Partnership and/or any of their respective affiliates or persons that are competitors, customers or suppliers of SCR or the Partnership.
SCR engaged BofA Securities to act as its financial advisor in connection with evaluating the proposed Merger based on BofA Securities’ qualifications, experience and reputation. BofA Securities is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Interests of the Directors and Executive Officers of Partnership GP in the Merger
Some of the directors and executive officers of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Certain of the directors and executive officers of Partnership GP hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the directors of Partnership GP are affiliated with Sisecam and Ciner, the members of Partnership GP. The executive officers of Partnership GP may continue to serve as officers of Partnership GP after the closing of the Merger. Partnership GP’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the terms of the Merger Agreement. Pursuant to the Merger Agreement, each SCW Unit will remain outstanding, and no consideration will be delivered in respect thereof.
No executive officer or director of the Partnership GP is entitled to or will receive any severance payments or “golden parachute compensation” in connection with the Merger.
Position of the Sisecam Filing Parties as to the Fairness of the Merger
Under the SEC rules governing “going private” transactions, each of the Sisecam Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Sisecam Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
The Sisecam Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement will be filed with the SEC) is fair to the Unaffiliated Unitholders on the basis of the factors described in “—Purpose and Reasons of the Sisecam Filing Parties for the Merger” of this information statement and the additional factors described below.
SCW controls Partnership GP, as discussed in “Information Concerning the Sisecam Filing Parties” of this information statement.
The Sisecam Filing Parties did not participate in the deliberations of the Conflicts Committee regarding, or receive advice from the Conflicts Committee’s legal or financial advisor as to, the fairness of the Merger. None of the Sisecam Filing Parties nor any of their respective affiliates (other than the Partnership and Partnership GP) has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Unitholders.
SCR retained BofA Securities to act as its financial advisor in connection with the Merger. BofA Securities was not asked to deliver and did not deliver an opinion to SCR, any of the Sisecam Filing Parties or any other person as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Merger. The BofA Discussion Materials do not constitute a recommendation to any unitholder with respect to the Merger Consideration or as to how to act in connection with the proposed Merger or any other matter.
The Sisecam Filing Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Unitholders based on information available regarding the Partnership and the Sisecam Filing Parties’ analysis of such information, discussions with members of Partnership GP’s senior management regarding the Partnership and its business and the factors considered by, and the analysis and resulting conclusions of, the GP Board. In particular, the Sisecam Filing Parties believe that the Merger is both procedurally and substantively fair to the Unaffiliated Unitholders of the Partnership based on their consideration of the following factors:
•
the Merger Consideration represents (i) a 39.6% premium to the closing price of the Common Units on July 5, 2022, the day prior to which SCR submitted its take-private proposal to the Partnership, and (ii) a 2.8% premium to the closing price of the Common Units as of January 31, 2023, the day prior to the execution of the Merger Agreement;

•	the Merger Consideration is all cash, which provides certainty of value and liquidity to the Unaffiliated Unitholders;
•	the Merger Consideration resulted from active negotiations between the Conflicts Committee and the Sisecam Filing Parties;
•
the Merger Agreement and the transactions contemplated thereby were negotiated and unanimously approved by members of the Conflicts Committee, who have no economic interest or expectancy of an economic interest in the Partnership following the Merger;

•
the requirement that, upon termination of the Merger Agreement by the Partnership under certain circumstances, including in the event of a failure of the Merger to be consummated under certain circumstances, SCW will be obligated to pay the Partnership the Termination Fee equal to $7,873,186.50 without the Partnership being required to establish any damages;

•	consummation of the Merger will allow the Unaffiliated Unitholders to avoid exposure to risks and uncertainties relating to the prospects of the Partnership;
•
notwithstanding that the opinion of Evercore was provided solely for the benefit of the Conflicts Committee and that the Sisecam Filing Parties are not entitled to, nor did they, rely on such opinion, the fact that the Conflicts Committee received an opinion of Evercore, dated January 31, 2023, to the effect that, as of the date of such opinion and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received by the Unaffiliated Unitholders in the Merger, was fair, from a financial point of view, to the Unaffiliated Unitholders (as more fully described in “—Opinion of Evercore—Financial Advisor to the Conflicts Committee” of this information statement); and

•
the Merger and the Merger Agreement were unanimously approved by the Conflicts Committee and the Conflicts Committee unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Partnership, its subsidiaries and its Unaffiliated Unitholders.

The Sisecam Filing Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness.
Because the Sisecam Filing Parties consider the Partnership to be a viable going concern, the Sisecam Filing Parties believe that the liquidation value of the Partnership is irrelevant to a determination as to whether the Merger is fair to the Unaffiliated Unitholders. Accordingly, the Sisecam Filing Parties did not consider the liquidation value of the Partnerships’ assets and did not perform a liquidation analysis.
The Sisecam Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the Unaffiliated Unitholders because, in the Sisecam Filing Parties’ view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs.
While the Sisecam Filing Parties considered the trading history of the Common Units and noted that at various times, this trading history reflected prices above the $25.00 to be paid for each Common Unit held by the Unaffiliated Unitholders as part of the Merger Consideration, the Sisecam Filing Parties concluded that these factors were not important in determining present value. In the Sisecam Filing Parties’ judgment, the historical trading prices for the Common Units are not indicative of the value of the Common Units as of the date of the Merger Agreement in light of the Partnership’s current business operations and future prospects.
The Sisecam Filing Parties are not aware of any firm offers made by an unaffiliated person to acquire the Partnership during the past two years and did not solicit any such offers. In any event, the Sisecam Filing Parties have no intention of selling the Common Units beneficially owned by them and therefore, in reaching their conclusion as to fairness, did not consider the possibility that any such offers might be made.
The Sisecam Filing Parties’ consideration of the factors described above reflects their assessment of the fairness of the Merger. The Sisecam Filing Parties implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. The Sisecam Filing Parties did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the Sisecam Filing Parties believe that going concern value is not an appropriate method of determining the value of the Common Units for purposes of the Merger. In light of the fact that the Sisecam Filing Parties already have, and will continue to have, control of the Partnership, and that the Sisecam Filing Parties remain unwilling to sell their Common Units, the Sisecam Filing Parties do not believe that it would be appropriate for the Common Units held by the Unaffiliated Unitholders to be valued on a basis that includes a control premium.

Purpose and Reasons of the Sisecam Filing Parties for the Merger
Under the SEC rules governing “going private” transactions, each of the Sisecam Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Sisecam Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
If the Merger is completed, the Partnership will become a direct wholly-owned subsidiary of SCW and Partnership GP. For the Sisecam Filing Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after the Common Units cease to be publicly traded.
The Sisecam Filing Parties believe that improvements to the Partnership’s capital structure and strategic direction could be achieved free of the pressures imposed on publicly traded partnerships. In addition, the Sisecam Filing Parties believe that in order to ensure the Partnership can operate over the long-term and experience sustainable enterprise growth, the Partnership will be better suited to reinvest a greater portion of its cash flows as a private company in order to execute its business plan. Further, the Sisecam Filing Parties view the Partnership as a platform for future investment and long-term compounding returns, which are often difficult to achieve as a public company driven by the investment community’s focus on short-term, often quarterly, financial results, as well as the cash distribution expectations of publicly traded partnerships. Finally, the Sisecam Filing Parties believe that, without the reporting and other substantial burdens placed on public entities, the management and employees of the Partnership will be better focused on executing on the Partnership’s strategic initiatives. Following completion of the Merger, the Sisecam Filing Parties expect to regularly explore and pursue transactions involving the Partnership intended to maximize returns to SCR’s equityholders, including, among others, acquisitions, dispositions, or other strategic transactions.
The Sisecam Filing Parties have undertaken to pursue the Merger at this time for the reasons described above.
Although the Sisecam Filing Parties believe that there will be certain opportunities associated with their investment in the Partnership if the Merger is completed, the Sisecam Filing Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized.
The Sisecam Filing Parties believe that a merger transaction is preferable to other transaction structures because the Merger (i) enables SCW to acquire all of the outstanding Common Units at the same time and (ii) represents an opportunity for the Unaffiliated Unitholders to receive a premium for their Common Units in the form of the Merger Consideration representing (a) a 39.6% premium to the closing price of the Common Units on July 5, 2022, the day prior to which SCR submitted its take-private proposal to the Partnership, and (b) a 2.8% premium to the closing price of the Common Units as of January 31, 2023, the day prior to the execution of the Merger Agreement. Furthermore, the Sisecam Filing Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Partnership in a single step, without the necessity of financing separate purchases of the Common Units in a tender offer and implementing a second-step merger to acquire any Common Units not tendered in any such tender offer, and without incurring any additional transaction costs associated with such activities.
Primary Benefits and Detriments of the Merger
Benefits and Detriments to Unaffiliated Unitholders
The primary benefits of the Merger to Unaffiliated Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:
•	the receipt by such unitholders of $25.00 per Common Unit in cash without any interest thereon and reduced by any applicable tax withholding; and
•
the avoidance of all downside risk associated with the continued ownership of Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger.

The primary detriments of the Merger to Unaffiliated Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:
•
such unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units, if any; and

•	the receipt of cash in exchange for Common Units pursuant to the Merger will generally be a taxable transaction to unitholders.
Benefits and Detriments to the Partnership and Sisecam Filing Parties
The primary benefits of the Merger to the Partnership include the following:
•
the Partnership will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, the Partnership currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	the Partnership will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and
•
SCW and Partnership GP, as the owners of the Partnership, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws impose on public companies.

The primary detriments of the Merger to the Partnership and Sisecam Filing Parties include the following:
•	following the Merger, there will be no trading market for the equity securities of the Partnership, as the surviving entity; and
•	the risk that potential benefits sought in the Merger may not be realized.
Ownership of the Partnership After the Merger
After the Merger, the Partnership will survive as a direct wholly-owned subsidiary of SCW and Partnership GP, both of which are controlled subsidiaries of SCR.
Regulatory Approvals and Clearances Required for the Merger
In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of the Partnership, Partnership GP or SCW is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.
SCW and Merger Sub, on the one hand, and each of the Partnership and Partnership GP, on the other hand, have agreed to, and to cause their respective subsidiaries to, use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement.
Financing of the Merger
SCR may fund the transaction through capital contributions from its parent entities or through debt financing. To address a scenario in which SCR pursues third-party debt financing, it entered into a debt commitment letter on February 1, 2023 with Deutsche Bank AG New York Branch and Societe Generale (collectively, the “Lenders”), pursuant to which the Lenders have agreed to provide financing for the proposed transaction consisting of a $110 million term loan facility (the “Term Loan Facility”) on the terms and subject to the conditions set forth in such letter. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.
If SCR elects to close on the Term Loan Facility it would be the borrower thereunder. The Term Loan Facility would be guaranteed by the borrower and each of its subsidiaries, other than Sisecam Wyoming LLC (“SWY”) and each of its subsidiaries. The Term Loan Facility would be secured by a first priority perfected security interest in (i) all of the assets of the borrower, including (without limitation) all of the equity interests in Parent and control agreements with respect to a debt service reserve account and other deposit accounts and (ii) all assets of the guarantors (excluding direct or indirect equity interests in SWY), including (without limitation) control agreements with respect to deposit accounts of the guarantors, in each case whether now owned or hereafter acquired throughout the duration of the Term Loan Facility.

If SCR elects to close on the Term Loan Facility it would mature on the earlier to occur of three and half years after the closing date and October 15, 2026. The loan under the Term Loan Facility would also be subject to minimum amortization as set forth in the commitment letter. The commitment letter provides that the Term Loan Facility would bear interest at a rate equal to SOFR plus a credit adjustment spread of 10/15/25 basis points plus applicable margins set forth in the commitment letter. The description of the commitment letter described herein is qualified in its entirety by the terms of the commitment letter, which has been included as an exhibit to the Schedule 13E-3 filed in connection with the Merger.
Fees and Expenses
Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The expenses incurred in connection with the filing, printing and mailing of this information statement will be paid 50% by SCW and 50% by the Partnership.
Total fees and expenses incurred or to be incurred by the Partnership and SCW in connection with the Merger are estimated at this time to be as follows:
Amount to be Paid
(in thousands)
Financial advisory fees and expenses	$
Legal, accounting and other professional fees	$
Information statement, printing and mailing costs and filing fees	$
Transfer agent and paying agent fees and expenses	$
Total	$
Certain Legal Matters
General
In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that there be no law, injunction, judgment or ruling prohibiting consummation of the transactions contemplated under the Merger Agreement or making the consummation of the transactions contemplated thereby illegal.
Pending Litigation
Currently, the Partnership is not aware of any complaints filed or pending litigation related to the Merger.
Provisions for Unaffiliated Unitholders
No provision has been made to grant Unaffiliated Unitholders access to the files of the Partnership, Partnership GP, SCW or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.
Delisting and Deregistration of Common Units
The Common Units are currently listed on the NYSE under the ticker symbol “SIRE.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
No Appraisal Rights
Holders of Common Units are not entitled to dissenters’ or appraisal rights under the Partnership Agreement, the Merger Agreement or applicable Delaware law.
Ownership of the Partnership after the Merger
After the Merger, the Partnership will survive as a direct wholly-owned subsidiary of SCW and Partnership GP, both of which are controlled subsidiaries of SCR.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this information statement and incorporated by reference herein. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. SCW and the Partnership encourage you to read carefully the Merger Agreement in its entirety as it is the legal document governing the Merger.
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about SCW, the Partnership or any of their respective subsidiaries or affiliates contained in this information statement or the Partnership’s public reports filed with the SEC may supplement, update or modify the factual disclosures about SCW, the Partnership or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Partnership, Partnership GP, SCW and Merger Sub were qualified and subject to important limitations agreed to by SCW, the Partnership and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other party that are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.
The Merger
Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the State of Delaware, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a direct wholly-owned subsidiary of SCW and Partnership GP. After the completion of the Merger, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time will remain unchanged and will be the certificate of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with applicable law, and the Partnership Agreement as in effect immediately prior to the Effective Time will remain unchanged and will be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.
Effective Time; Closing
The Effective Time will be at such time that a certificate of merger effecting the Merger is duly filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, or at such later date or time as is agreed to by the Partnership and SCW in writing and specified in the certificate of merger.
Unless the parties agree otherwise, the closing of the Merger will occur at 9:00 a.m. (New York Time), on the third business day after the satisfaction or waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as the Partnership and SCW agree. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Merger.”

The Partnership and SCW currently expect to complete the Merger prior to the end of the second quarter of 2023, subject to the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.
Conditions to Consummation of the Merger
The Partnership Parties and the Parent Parties may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:
•	the Unit Majority Written Consent must have been delivered and must not have been amended, modified, withdrawn, terminated or revoked;
•	the Partnership Unitholder Approval shall have been obtained (which was satisfied upon receipt of the Unit Majority Written Consent);
•
no Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated thereunder illegal; and

•
the Partnership Information Statement shall have been cleared by the SEC and at least 20 days shall have elapsed from the date the Partnership Information Statement shall have been mailed to the Limited Partners.

The obligations of the Parent Parties to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
(i) the representations and warranties of the Partnership and Partnership GP in Sections 4.1 (Organization), 4.2 (Validity of Agreement; Authorization), and 4.3(Capitalization; Subsidiaries) of the Merger Agreement shall be true and correct, except solely in the case of Section 4.3(a) for any de minimis inaccuracies, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of the Partnership and Partnership GP contained in Article IV (Representations and Warranties of the Partnership Parties) of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to Partnership Material Adverse Effect or materiality or Partnership Impairment Effect contained in any such individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect;

•
the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•
there shall not have been a Partnership Material Adverse Effect or any event, fact, development, circumstance, condition or occurrence that is reasonably likely to have or result in a Partnership Material Adverse Effect; and

•
SCW shall have received an officer’s certificate executed by an authorized executive officer of Partnership GP, dated as of the closing date, certifying that the three preceding conditions have been satisfied.

The obligations of the Partnership Parties to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
(i) the representations and warranties of SCW and Merger Sub contained in Sections 5.1 (Organization) Section 5.3 (Ownership of Common Units, Incentive Distribution Rights and Partnership GP) and 5.4 (Validity of Agreement; Authorization) of the Merger Agreement shall be true and correct in all respects, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of SCW and Merger Sub in Article V (Representations and Warranties of the Parent Parties) of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality set forth in any such individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement);
•
SCW and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	the Partnership shall have received an officer’s certificate executed by an executive officer of SCW, dated as of the closing date, certifying that the two preceding conditions have been satisfied.
For purposes of the Merger Agreement: (1) the term “Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that (a) is materially adverse to, or has a material adverse effect on or change in, on or to the business, operations, assets, condition (financial or otherwise) or results of operations of the Partnership and its Subsidiaries, taken as a whole or (b) individually or together, would, or would reasonably be expected to prevent the consummation of the Merger; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions, including changes in interest rates, changes in exchange rates for the currencies of any country, or any suspension in trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (b) changes affecting generally the industries or markets in which such person operates, including changes in commodity prices and the development, continuation or worsening of supply chain disruptions affecting generally such industry; (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions, or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of the Merger Agreement; (d) changes in regulatory, legislative, or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions), (e) pandemics (including COVID-19), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any governmental authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 measures); (f) the announcement (in accordance with the terms of the Merger Agreement) or performance of the Merger Agreement, the other transaction documents and the transactions contemplated thereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Partnership Entity caused by such announcement or performance; provided, that the exception set forth in this clause (f) with respect to the performance of the Merger Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4 (No Consents; Conflicts) of the Merger Agreement, or any condition insofar as it relates to any such representation or warranty; (g) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (h) any failure in and of itself of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations, or any failure by any Partnership Entity to meet its internal budgets, plans, or forecasts of its revenue, earnings, or other financial performance of results of operations (it being understood, in each case, that the facts, circumstances or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); and (i) any decline in (i) the market price or trading volume of the equity securities of any Partnership Entity or (ii) the credit rating of any Partnership Entity (it being understood, in each case of (i) and (ii), that the facts, circumstances, or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (e) and (g), to the extent such event, change, fact, development, circumstance, condition or occurrence has a materially disproportionate adverse effect on the Partnership Entities as compared with other Persons operating in the same industry in the United States.
Unitholder Approval
Consummation of the Merger requires the Partnership Unitholder Approval. The GP Board has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized that the Merger Agreement be submitted to the limited partners for a vote by written consent. SCW is the record and beneficial owner of approximately 74% of the outstanding Common Units, a sufficient number to constitute a Unit Majority and to approve the Merger Agreement and the transactions contemplated thereby. Immediately following the execution of the Merger Agreement, SCW delivered to the Partnership an irrevocable written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited, and is not soliciting, your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units to approve the Merger Agreement.
Merger Consideration
The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time, other than the SCW Units, will be converted into the right to receive $25.00 in cash, to be paid without interest thereon and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.
Treatment of SCW Units, General Partner Interest and Incentive Distribution Rights
Each (i) SCW Unit, (ii) General Partner Interest and (iii) Incentive Distribution Right issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration will be delivered in respect thereof pursuant to the Merger Agreement or the transactions contemplated thereby.
Surrender of Common Units
Before the closing date, SCW will appoint a paying agent reasonably acceptable to the Partnership for the purpose of exchanging the Common Units, whether represented by certificates or in book-entry form only, for the Merger Consideration. As promptly as practicable after the Effective Time, SCW or its designee will send, or will cause the paying agent to send, to each record holder of Common Units, other than DTC, as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal in a form as the Partnership and SCW or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of the Common Units to the paying agent in exchange for the Merger Consideration.
On or before the closing date, SCW will deposit or cause to be deposited with the paying agent in trust for the benefit of the holders of Common Units which are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement. The Parent Parties will also make available or cause to be made available, to the paying agent, from time to time as needed, cash sufficient to pay distributions pursuant to Section 3.1(d) of the Merger Agreement. All such cash deposited with the paying agent is referred to as the “Exchange Fund.” The paying agent will deliver the Merger Consideration and distributions contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the paying agent of a properly completed letter of transmittal and surrender of such Common Units, will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.
Adjustments to Prevent Dilution
Prior to the Effective Time, the Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to Common Units to provide the unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.
Withholding
Each of the Parent Parties, the surviving entity, the paying agent and their respective affiliates will be entitled to deduct and withhold from the consideration otherwise payable to a holder of Common Units such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign tax law. To the extent that deduction and withholding is required, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the former holder of Common Units in respect of whom such withholding was made.

Regulatory and Consent Matters
See “The Merger - Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.
The parties to the Merger Agreement have agreed to (i) make or cause to be made any filings to the extent required or requested of such party or any of its subsidiaries under any applicable laws or by any governmental authority with competent jurisdiction with respect to the Merger Agreement as promptly as is reasonably practicable; (ii) reasonably cooperate with the other parties and furnish all information in such party’s possession that is necessary in connection with any other party’s filings and requested by such other party; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant governmental authority with respect to the Merger Agreement as promptly as is reasonably practicable (including, with respect to the Parent Parties refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by the Merger Agreement) that would present a material risk of delaying or making it more difficult to secure such waiting period expiration or termination, clearance or approval); (iv) promptly inform the other parties of (and, at any other party’s reasonable request, supply to such other party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any governmental authority in respect of any applicable filings; (v) use commercially reasonable efforts to comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such party or any of its affiliates under any laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any governmental authority with respect to the Merger Agreement; and (vii) use commercially reasonable efforts to contest and resist any proceeding instituted (or threatened in writing to be instituted) by any governmental authority challenging the Merger Agreement as violative of any law. Notwithstanding the foregoing, in no event shall any of the Parent Parties or any of their respective affiliates be required to take any Divestiture Action (as defined in the Merger Agreement) on behalf of themselves, the Partnership Parties or any of their respective subsidiaries. The Partnership Parties have agreed to, or cause their respective subsidiaries to, take any Divestiture Action requested by SCW if such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger.
Termination of the Merger Agreement
The Partnership or SCW may terminate the Merger Agreement and abandon the transactions contemplated thereunder at any time prior to the Effective Time, by mutual written consent of Partnership (as authorized by the Conflicts Committee) and SCW.
In addition, either SCW or, the Partnership (as authorized by the Conflicts Committee), may terminate the Merger Agreement if (i) any Restraint is in effect and has become final and nonappealable; provided that the right to terminate pursuant to the foregoing is not available to a party if such Restraint was primarily due to the failure of such party (or, in the case of Partnership, either Partnership Party, and in the case of SCW, either Parent Party) to perform any of its obligations under the Merger Agreement or, (ii) the Merger has not occurred on or before the Outside Date; provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party (or, in the case of Partnership, either Partnership Party, and in the case of SCW, either Parent Party) to perform any of its obligations under the Merger Agreement or if any other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the Merger Agreement.
The Partnership (as authorized by the Conflicts Committee) may terminate the Merger Agreement if either Parent Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (or if any of the representations and warranties of such other party fail to be true) and such breach or failure would give rise to the failure of a condition to closing that is not capable of being cured, or is not cured, by the earlier of (A) thirty days following receipt of written notice from the other party of such breach or failure and (B) the Outside Date.
Parent may terminate the Merger Agreement if either Partnership Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (or if any of the representations and warranties of such other party fail to be true) and such breach or failure would give rise to the failure of a condition to closing that is not capable of being cured, or is not cured, by the earlier of (A) thirty days following receipt of written notice from the other party of such breach or failure and (B) the Outside Date.

In addition, the Partnership (as authorized by the Conflicts Committee) may terminate the Merger Agreement if (i) two days have elapsed since all closing conditions have been met or waived, (ii) Partnership has delivered to SCW a Closing Failure Notice (as defined in the Merger Agreement) confirming that all closing conditions have and continue to be satisfied, and that each Partnership Party stands, willing and able to consummate the closing on the date of such notice and at all times during the five business days immediately after such notice is delivered, and (iii) SCW fails to consummate the transactions contemplated by the Merger Agreement (including the closing) within those five business days.
Fees and Expenses
Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The expenses incurred in connection with the filing, printing and mailing of this information statement will be paid 50% by SCW and 50% by the Partnership.
Conduct of Business Pending the Consummation of the Merger
Under the Merger Agreement, the Partnership and Partnership GP has undertaken certain covenants that place restrictions on it and its subsidiaries, including the Partnership, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time. In general, the Partnership and Partnership GP has agreed to, and to cause each of its subsidiaries, including the Partnership, to, among other things, conduct their respective businesses in the ordinary course of business consistent with past practices. Subject to SCW’s written consent and other exclusions, each of the Partnership and Partnership GP will not, and will cause each of its subsidiaries, not to, as applicable:
•
amend the organizational documents of (i) Partnership GP or the Partnership or (ii) any of their respective subsidiaries if, in the case of clause (ii), such amendment is adverse to the Parent Parties or would reasonably be expected to prevent or impair or delay the ability of the parties to perform their respective obligations or to consummate the transactions under the Merger Agreement or prevent or impede or delay their respective consummation or performance of the transactions or obligations under the Merger Agreement;

•
declare, authorize, set aside or pay any distribution payable in cash, stock or property, other than regular quarterly distributions required to be paid by the Partnership and its subsidiaries pursuant to their organizational documents and as contemplated by the Merger Agreement;

•
make or enter into any transaction or series of related transactions for the acquisition or disposition, directly or indirectly, of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $41,000,000 individually or in the aggregate;

•
split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to either Partnership Party’s or their subsidiaries’ capital stock or other equity interests;

•	enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;
•
issue, pledge, grant, transfer, encumber, deliver, dispose of or sell, or authorize the issuance, pledge, grant, transfer, encumbrance, delivery, disposition or sale of, any equity securities in any Partnership Entity or securities convertible or exchangeable into or exercisable for any such equity securities, or any options, warrants or other rights of any kind to acquire any such equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of awards granted under the Partnership’s Long-Term Incentive Plan (the “Partnership LTIP”) that are outstanding on the date of the Merger Agreement or are otherwise granted in compliance with the Merger Agreement;

•	repurchase, redeem or otherwise acquire from any non-Partnership Entity any securities of either Partnership Party or any of their subsidiaries;
•
grant any awards consisting of Common Units or other equity securities in either Partnership Party or any of their subsidiaries under the Partnership LTIP or any other equity incentive plan other than in the ordinary course consistent with past practice;

•
enter into any collective bargaining agreements, collective agreements, or other contracts with any labor unions or other representatives of employees of either Partnership Party or any of their subsidiaries;

•
except as required by the terms of any Partnership Benefit Plan (as defined in the Merger Agreement) existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (i) grant or provide any increase in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash-based awards to, any current or former directors, officers, employees or other individual service providers of either Partnership Party or any of their subsidiaries except for increases in compensation to employees who are not officers of a Partnership Party or any of their subsidiaries in connection with promotions in the ordinary course of business consistent with past practice, (ii) establish, adopt, enter into, amend or terminate any Partnership Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Partnership Benefit Plan if in effect on the date of the Merger Agreement, or (iii) take any action to accelerate the vesting or payment of compensation or benefits under any Partnership Benefit Plan;

•
waive, release, assign, settle or compromise any Proceedings (as defined in the Merger Agreement) to which either Partnership Party or any of their subsidiaries is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

•
create, refinance or assume, incur, prepay, repurchase, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under the Partnership’s credit facility), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of a Partnership Entity, other than the borrowing of funds under the Partnership’s credit facility to fund expenditures authorized in the 2023 annual budget of the Partnership or to otherwise operate in the ordinary course of business reasonably consistent with past practices;

•
make or change any material tax election (which shall be deemed to include any entity classification election), change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax return, enter into any closing agreement, settle any material tax claim, audit or assessment or surrender any right to claim a tax refund or take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

•	sell, transfer, assign, exclusively license, abandon, permit to lapse or otherwise dispose of any intellectual property of either Partnership Party or any of their subsidiaries;
•
make any loans or advances to any Person (other than (i) to its employees in the ordinary course of business consistent with past practice, (ii) loans and advances to another Partnership Entity and (iii) trade credit granted in the ordinary course of business consistent with past practice);

•
change any financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or SEC rule or policy; or

•
(i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the parties to perform their respective obligations or to consummate the transactions under the Merger Agreement or materially impede their respective consummation or performance of the transactions or obligations under the Merger Agreement.

The foregoing restrictions will not prohibit the Partnership Entities from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from COVID-19 or any COVID-19 Measures (as defined in the Merger Agreement) or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business or not consistent with past practice; provided, further, however, that prior to taking any such action outside of the ordinary course of business or not consistent with past practice, the Partnership Parties will consult with Parent and consider in good faith the views of Parent regarding any such proposed action.

Indemnification; Directors’ and Officers’ Insurance
Under the Merger Agreement, the Parent Parties have agreed (i) that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of any officer, director or manager of any Partnership Entity, or any person serving at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another person, as provided in the organizational documents of such Partnership Entities will survive the closing and shall remain in full force and effect for a period of not less than six years following the closing date, and (ii) the Parent Parties will cause each Partnership Entity to honor and maintain in effect all such rights during such period. In addition, for a period of not less than six years, the Parent Parties agreed to not, and to cause any Partnership Entity to not, amend, restate, waive or terminate any organizational document of any Partnership Entities in any manner that would adversely affect the indemnification, exculpation or advancement rights of any such officer, director, manager or other covered person.
Under the Merger Agreement, the Parent Parties have agreed, during the period commencing on the closing date and extending to the sixth anniversary of the closing date, to maintain in effect the current directors and officers liability and fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of the Merger Agreement provided that the Partnership Entities, or the Parent Parties on behalf of the Partnership Entities, may substitute therefor a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the closing date that is no less advantageous to each covered person as in existence as of the date of the Merger Agreement, covering such acts, events, occurrences or omissions under the directors and officers liability and fiduciary liability insurance or similar policy maintained by the Partnership Entities as of the date of the Merger Agreement.
Amendment, Supplement and Waiver
At any time prior to the Effective Time, whether before or after receipt of Partnership Unitholder Approval, the parties may, by written agreement, amend or supplement the Merger Agreement; provided, however, that:
•
the Merger Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by SCW and the Partnership (as authorized by the Conflicts Committee); and

•
following Partnership Unitholder Approval, no amendment or change to the provisions of the Merger Agreement will be made which by law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to the Merger Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable law, such action shall not require approval of the holders of Common Units.
At any time prior to the Effective Time, any party to the Merger Agreement may, subject to applicable law:
•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;
•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement;
•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement; or
•	make or grant any consent under the Merger Agreement;
provided, however, that neither Partnership Party shall take any such action without the prior approval of the Conflicts Committee.
Remedies; Specific Performance
The Merger Agreement provides that termination of the Merger Agreement will relieve the parties from their respective duties and obligations arising under the Merger Agreement after the date of such termination and that the parties will have no further liability under the Merger Agreement. Notwithstanding anything to the contrary therein, the Merger Agreement also provides that in the event that the Merger Agreement is terminated by the Partnership, or by the Partnership or SCW at a time when the Partnership could have terminated the Merger Agreement, under certain circumstances, SCW or its designee will pay, no later than ten business days after the date of such termination, the Parent Termination Fee in an amount in cash equal to $7,873,186.50 to the Partnership.
The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. Under no circumstance will the Partnership Parties be permitted or entitled both to obtain specific performance and to receive all or any portion of the Parent Termination Fee. The Parent Termination Fee, together with the specific performance rights described in Section 9.8 of the Merger Agreement, are the sole and exclusive remedies of the Parent Parties and the Partnership Parties and any of their respective former, current and future affiliates, each of their former, current and future affiliates, partners, members, equityholders and representatives, and each of their respective heirs, executors, administrators, successors and assigns, and under no circumstances shall SCW be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Partnership and Partnership GP, on the one hand, and SCW and Merger Sub, on the other hand. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:
•
are intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.
•	The representations and warranties made by the Partnership and Partnership GP to SCW and Merger Sub relate to, among other things:
•	organization, standing and power;
•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;
•	capitalization and subsidiaries;
•
conflicts or violations created by the Merger Agreement and the transactions contemplated thereunder; and required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	financial statements and documents filed with the SEC;
•	opinion of the financial advisor to the Conflicts Committee;
•	litigation;
•	information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;
•	absence of undisclosed liabilities;
•	brokers and other advisors;
•	absence of certain changes or events;
•	compliance with laws and the possession of necessary permits; and
•	absence of additional representations and warranties.

The representations and warranties made by SCW and Merger Sub to the Partnership relate to, among other things:
•	organization, standing and power;
•	operations and ownership of SCW and Merger Sub;
•	ownership of Common Units, Incentive Distribution Rights and Partnership GP;
•	approval and authorization of the Merger Agreement and the transactions contemplated thereunder;
•
conflicts or violations created by the Merger Agreement and the transactions contemplated thereunder; and required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;
•	access to information;
•	information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;
•	brokers and other advisors;
•	solvency, bankruptcy;
•	sufficiency of funds necessary to enable SCW and Merger Sub to consummate the transactions contemplated by the Merger Agreement;
•	compliance with laws; and
•	absence of additional representations and warranties.
Distributions for Periods Prior to the Merger
Until the Effective Time or the earlier termination of the Merger Agreement, Partnership GP will not, without the prior written consent of SCW, declare or pay any distribution payable in cash, stock or property, other than regular quarterly distributions required to be paid by the Partnership and its subsidiaries pursuant to their organizational documents and as contemplated by the Merger Agreement. Partnership GP has agreed to declare, and to cause the Partnership to pay, regular quarterly cash distributions to the Partnership’s unitholders during the pendency of the Merger in the amount of available cash for each quarterly period, and to use its best efforts to cause such available cash amount to be sufficient to distribute to unitholders an amount equal to or greater than $0.50 per Common Unit (subject to proration for any shorter period in which the closing occurs).
Additional Agreements
The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement and additional agreements relating to, among other things, access to information, notice of specified matters, public announcements, the Partnership Parties’ reasonable cooperation with SCW and its affiliates to obtain financing to consummate the transactions contemplated by the Merger Agreement, and delisting from the NYSE and termination of trading of the Common Units at the closing.

CERTAIN PURCHASES AND SALES OF COMMON UNITS
During the past 60 days, there have been no transactions in the Common Units by the Partnership, Partnership GP, SCW or any executive officer, director, or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.
DELISTING AND DEREGISTRATION
If the Merger is completed, the Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, the Partnership will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Unitholders (as defined below). This discussion is based upon current provisions of the Code, Treasury regulations, court decisions and administrative rulings, all as in effect on the date of this information statement, and all of which are subject to change (possibly with retroactive effect) or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.
This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger and does not describe any tax consequences arising under the net investment income tax, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, tax treaties or any U.S. federal laws other than those pertaining to income taxes.
Further, with the exception of the discussion below on U.S. Withholding Tax Consequences to Non-U.S. Unitholders (as defined below), this discussion focuses on the Partnership’s unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, certain former citizens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, banks and other financial institutions, insurance companies, real estate investment trusts (“REITs”), individual retirement accounts (“IRAs”), mutual funds, traders in securities that elect mark-to-market, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons who do not hold their Common Units as “capital assets” (generally, property held for investment), persons who hold Common Units as part of a hedge, straddle or conversion transaction, persons who acquired Common Units by gift, or directors, employees of and other service providers to the Partnership who received (or are deemed to receive) Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership equity incentive plan. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Common Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the Merger.
For purposes of this discussion, the term “U.S. Unitholder” means a beneficial owner of Common Units that is for U.S. federal income purposes (1) an individual citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable regulations to be treated as a United States person for U.S. federal income tax purposes; or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.
The Partnership has not sought a ruling from the Internal Revenue Service (“IRS”) with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Moreover, no assurance can be given that the tax characterizations and the tax consequences contained herein would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
Accordingly, the Partnership strongly urges each unitholder to consult with, and rely upon, such unitholder’s own tax advisor in analyzing U.S. federal, state, local and foreign tax consequences of the Merger particular to the unitholder.
Tax Consequences to U.S. Unitholders
Tax Characterization of the Merger
The Merger will cause each exchanging holder of Common Units to be treated as selling the unitholder’s Common Units for cash.

Amount and Character of Gain or Loss Recognized
Generally, a U.S. Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and the unitholder’s adjusted tax basis for the Common Units exchanged. The amount realized equals the sum of (i) the amount of any cash received by the unitholder and (ii) such unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger. Such unitholder’s adjusted tax basis for Common Units depends on many factors, including the amount the unitholder paid for the Common Units, the unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger, distributions from the Partnership to the unitholder, the unitholder’s share of the Partnership’s income and losses, and other considerations.
Except as noted below, gain or loss recognized by a U.S. Unitholder on the exchange of Common Units in the Merger will generally be taxable as capital gain or loss. However, to the extent the Partnership (directly and indirectly) holds “unrealized receivables” or to “inventory items” (both as defined in Section 751 of the Code), ordinary income attributable to “unrealized receivables” and “inventory items” ordinary income or loss may be realized with respect thereto (even if there is a net taxable loss realized on the exchange of the Common Units). Thus, a U.S. Unitholder may in some cases recognize both ordinary income and a capital loss upon the exchange of Common Units in the Merger.
Capital gain recognized by an individual on the sale of Common Units held for more than twelve months as of the date of the Merger will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains, in the case of corporations.
The amount of gain or loss recognized by a U.S. Unitholder in the Merger will vary depending on the unitholder’s particular situation, including the unitholder’s adjusted tax basis of the Common Units, the unitholder’s holding period in its Units (which may be a blended holding period), the amount of any suspended losses that were not deductible by a holder of Common Units in prior taxable periods that may become available to offset all or a portion of the gain recognized by such unitholder and other factors.
Each holder of Common Units is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Merger, taking into account the unitholder’s own particular circumstances.
Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger
U.S. Unitholders will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the Merger. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such unitholder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any income and gain allocated to a unitholder will increase the unitholder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by the unitholder resulting from the Merger. Any losses and deductions allocated to a unitholder will decrease the unitholder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by the unitholder resulting from the Merger.
U.S. Withholding Tax Consequences to Non-U.S. Unitholders
For purposes of this discussion, the term “Non-U.S. Unitholder” means a beneficial owner of Common Units that is not a U.S. Unitholder. For dispositions of our Common Units occurring after December 31, 2022, generally withholding is required on the amount realized at a rate of 10% unless the disposing unitholder certifies that it is not a foreign person. The determination of a partner’s “amount realized” on the sale of a partnership interest generally includes any decrease of a partner’s share of the partnership’s liabilities, but Treasury Regulations provide that, in the case of a publicly traded partnership, the “amount realized” on a transfer of an interest in such entities, such as our Common Units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. The Treasury Regulations and recent guidance from the IRS further provide that, with respect to transfers occurring after December 31, 2022 that are effected through a broker, the obligation to withhold is imposed on the transferor’s broker. Non-U.S. Unitholders should consult a tax advisor regarding the impact of these rules on a disposition of our Common Units.

INFORMATION CONCERNING THE PARTNERSHIP
About the Partnership
The Partnership was formed in April 2013 by SCW. The Partnership owns a controlling interest comprised of 51.0% membership interest in Sisecam Wyoming, which is one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from our facility in the Green River Basin of Wyoming. Our facility has been in operation for more than 50 years.
The Partnership’s Common Units trade on the NYSE under the symbol “SIRE.” The Partnership’s mailing address is Five Concourse Parkway Suite 2500 Atlanta, Georgia 30328, and its telephone number is (770) 375-2300. A detailed description of the Partnership’s business is contained in the Form 10-K and the Forms 10-Q, all of which are incorporated by reference into this information statement.
During the past five years, neither the Partnership nor Partnership GP has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Recent Developments
The Partnership is a Delaware limited partnership formed in April 2013. The Partnership owns a controlling interest comprised of a 51.0% membership interest in Sisecam Wyoming, which is one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from our facility in the Green River Basin of Wyoming. Our facility has been in operation for more than 50 years. In September 2013, the Partnership became a publicly traded master limited partnership (“MLP”), and its Common Units are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SIRE.”
On December 21, 2021, Ciner Enterprises (which was the indirect owner of approximately 74% of the Common Units in the Partnership) completed the following transactions pursuant to the definitive agreement which Ciner Enterprises entered into with Sisecam USA, a direct subsidiary of Şişecam Parent on November 20, 2021:
•	the Sisecam Chemicals Sale; and
•	the CoC Transaction.
Pursuant to the terms of the Sisecam Chemicals Operating Agreement, Sisecam USA and Ciner Enterprises have a right to designate six directors and four directors, respectively, to the board of directors of SCR. In addition, the Sisecam Chemicals Operating Agreement and a letter agreement relating to the managers at Sisecam Wyoming provide that (i) the GP Board shall consist of six designees from Sisecam USA, two designees from Ciner Enterprises and three independent directors for as long as the general partner is legally required to appoint such independent directors and (ii) the Partnership’s right to appoint four managers to the board of managers of Wyoming Board shall be comprised of designees from Sisecam USA. Each of Sisecam USA and Ciner Enterprises shall vote all units over which such unitholder has voting control in SCR to elect to the board of directors any individual designated by Sisecam USA and Ciner Enterprises. The Sisecam Chemicals Operating Agreement also requires the board of directors of SCR to unanimously approve certain actions and commitments, including without limitation taking any action that would have an adverse effect on the master limited partnership status of the Partnership or any of its subsidiaries. As a result of Sisecam USA’s and Ciner Enterprise’s respective interests in SCR and their respective rights under the Sisecam Chemicals Operating Agreement, each of Ciner Enterprises and Sisecam USA and their respective beneficial owners may be deemed to share beneficial ownership of the approximate 2% general partner interest in the Partnership and approximately 74% of the common units in the Partnership owned directly by SCW and indirectly by SCR as parent entity of SCW.
On July 6, 2022, the Partnership received an unsolicited non-binding proposal from SCR pursuant to which SCR would acquire all of the outstanding Common Units of the Partnership that SCR and its affiliates do not already own in exchange for $17.90 in cash for each such Common Unit. The GP Board delegated authority to evaluate and negotiate the proposal to the Conflicts Committee.
For a further discussion of the recent developments regarding the Merger, see “The Merger—Background of the Merger.”

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common units as of February 24, 2023 owned by:
each person known by us to be a beneficial owner of more than 5% of our units;
each of the directors of our general partner;
each of the named executive officers of our general partner; and
all directors and executive officers of our general partner as a group.
The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.
Percentage of total units beneficially owned is based on 19,799,791 common units and 399,000 general partner units outstanding. The list of beneficial owners is presented in the following table below:
Name of Beneficial Owner(1)	Common Units Beneficially Owned(2)	Percentage of Common Units Beneficially Owned	General Partner’ Units Beneficially Owned	Percentage of General Partner Units Beneficially Owned
Sisecam Chemicals Wyoming LLC(2)	14,551,000	74%	—	—
Sisecam Resource Partners LLC(2)	—	—	399,000	100.0%
Oğuz Erkan	9,043	*	—	—
Christopher L. DeBerry	15,002	*	—	—
Marla Nicholson	1,918	*	—	—
Michael E. Ducey	36,374	*	—	—
Thomas W. Jasper	29,118	*	—	—
Alec G. Dreyer	21,309	*	—	—
Ahmet Tohma	—	*	—	—
Raymond Katekovich	9,022	*	—	—
Huseyin Kuscu	—	*	—	—
Mustafa Görkem Elverici	—	*	—	—
Tahsin Burhan Ergene	—	*	—	—
Abdullah Kılınç	—	*	—	—
Gökhan Güralp	—	*	—	—
Hande Eröz	—	*	—	—
Selma Öner	—	*	—	—
Mehmet Nedim Kulaksizoglu	—	*	—	—
Ertugrul Kaloglu	—	*	—	—
All directors and executive officers as a group (17 people)	121,786	*	—	—
*	Beneficial ownership represents less than 1% of the Partnership’s outstanding common units.
(1)	Unless otherwise indicated, the address for all beneficial owners is Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328.
(2)
SCW LLC, the sole member of our general partner, owns 14,551,000 common units representing limited partner interests and 100% of the membership interests of our general partner, and our general partner (Sisecam Resource Partners LLC) owns 399,000 general partner units representing general partner interests in us. Turkiye Is Bankasi (“Isbank”), owns 51% of the interests in Türkiye Şişe ve Cam Fabrikalari A.Ş, a Turkish corporation (“Şişecam Parent”), which owns all of the ownership interests in Sisecam USA, which owns 60% of the ownership interests of Sisecam Chemicals. Turgay Ciner owns all of the ownership interests of Akkan Enerji ve Madencilik Anonim Sirketi, which owns all of the ownership interests of KEW Soda, which owns all of the ownership interests of WE Soda, which owns all of the ownership interests of Ciner Enterprises, which owns the other 40% of the ownership interests of Sisecam Chemicals, which owns all of the ownership interests of SCW LLC, the sole member of our general partner. Each of Isbank, Şişecam Parent, Sisecam USA, Sisecam Chemicals, Turgay Ciner, Akkan Enerji ve Madencilik Anonim Sirketi, KEW Soda, WE Soda, and Ciner Enterprises may, therefore, be deemed to share beneficial ownership of the units held by SCW LLC and the general partner. The business address of Isbank, Şişecam Parent and Sisecam USA is Türkiye Şişe ve Cam Fabrikalari A.Ş. İçmeler Mah. D-100 Karayolu Cad. No:44A 34947 Tuzla/İstanbul – Turkey Attention: Hande Eroz, General Counsel. The business address of the general partner, SCW LLC, Sisecam Chemicals and Ciner Enterprises is Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328. The business address of each of WE Soda and KEW Soda is 23 College Hill, London, United Kingdom, EC4R 2RP. The business address of Akkan is ehitmuhtar Cad., 38/1 Taksim, Beyoglu Istanbul, Turkey. The business address of Mr. Ciner is Paşalimanı Caddesi, No:73, 34670 Paşalimanı, Üsküdar, Istanbul, Turkey.

INFORMATION CONCERNING THE SISECAM FILING PARTIES
Identity and Background of the Sisecam Filing Parties
Each of SCW and Merger Sub are wholly-owned subsidiaries of SCR. SCR also controls Partnership GP. Partnership GP serves as the general partner of Partnership.
Partnership GP, a Delaware limited liability company, is the general partner of the Partnership. Its board of directors and executive officers manage the Partnership. Partnership GP does not hold any assets, other than its non-economic general partner interest in the Partnership.
Merger Sub, a Delaware limited liability company formed January 31, 2023, is a direct wholly-owned subsidiary of SCW formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement.
During the past five years, none of the Sisecam Filing Parties has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The principal place of business and telephone number for each member of the Parent Filing Parties is:
c/o Sisecam Resources LP
Five Concourse Parkway
Atlanta, Georgia 30328
Attention: Marla Nicholson
(770) 375-2300

PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS
Significant Corporate Events Involving the Sisecam Filing Parties
On December 21, 2021, Ciner Enterprises (which was the indirect owner of approximately 74% of the common units in the Partnership) completed the following transactions pursuant to the definitive agreement which Ciner Enterprises entered into with Sisecam USA, a direct subsidiary of Şişecam Parent on November 20, 2021:
•	the Sisecam Chemicals Sale; and
•	the CoC Transaction.
Pursuant to the terms of the Sisecam Chemicals Operating Agreement, Sisecam USA and Ciner Enterprises have a right to designate six directors and four directors, respectively, to the board of directors of SCR. In addition, the Sisecam Chemicals Operating Agreement and a letter agreement relating to the managers at Sisecam Wyoming provide that (i) the GP Board shall consist of six designees from Sisecam USA, two designees from Ciner Enterprises and three independent directors for as long as the general partner is legally required to appoint such independent directors and (ii) the Partnership’s right to appoint four managers to the board of managers of the Wyoming Board shall be comprised of designees from Sisecam USA. Each of Sisecam USA and Ciner Enterprises shall vote all units over which such unitholder has voting control in SCR to elect to the board of directors any individual designated by Sisecam USA and Ciner Enterprises. The Sisecam Chemicals Operating Agreement also requires the board of directors of SCR to unanimously approve certain actions and commitments, including without limitation taking any action that would have an adverse effect on the master limited partnership status of the Partnership or any of its subsidiaries. As a result of Sisecam USA’s and Ciner Enterprise’s respective interests in SCR and their respective rights under the Sisecam Chemicals Operating Agreement, each of Ciner Enterprises and Sisecam USA and their respective beneficial owners may be deemed to share beneficial ownership of the approximate 2% general partner interest in the Partnership and approximately 74% of the common units in the Partnership owned directly by SCW and indirectly by SCR as parent entity of SCW.
On July 6, 2022, the Partnership received an unsolicited non-binding proposal from SCR pursuant to which SCR would acquire all of the outstanding Common Units of the Partnership that SCR and its affiliates do not already own in exchange for $17.90 in cash for each such Common Unit. The GP Board delegated authority to evaluate and negotiate the proposal to the Conflicts Committee.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION
Common Unit Market Price Information
The Common Units trade on the NYSE under the symbol “SIRE.” On January 31, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Units on the NYSE was $24.31 per unit. On     , 2023, the most recent practicable date before the printing of this information statement, there were approximately     holders of Common Units, including beneficial owners of Common Units held in “street name.”
The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.
	Common Unit Price Ranges
	High	Low
January 1, 2023 through February 24, 2023	$25.92	$20.71
Year Ended December 31, 2022
Quarter Ended December 31	$24.42	$20.71
Quarter Ended September 30	$23.99	$18.60
Quarter Ended June 30	$20.85	$16.50
Quarter Ended March 31	$22.75	$16.00
Year Ended December 31, 2021
Quarter Ended December 31	$20.53	$16.00
Quarter Ended September 30	$16.97	$12.13
Quarter Ended June 30	$15.00	$12.10
Quarter Ended March 31	$14.49	$12.05
Distribution Information
The Partnership considers cash distributions to holders of Common Units on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors.
Until the Effective Time or the earlier termination of the Merger Agreement, Partnership GP will not, without the prior written consent of SCW, declare or pay any distribution payable in cash, stock or property, other than regular quarterly distributions required to be paid by the Partnership and its subsidiaries pursuant to their organizational documents and as contemplated by the Merger Agreement. Partnership GP has agreed to declare, and to cause the Partnership to pay, regular quarterly cash distributions to the Partnership’s unitholders during the pendency of the Merger in the amount of available cash for each quarterly period, and to use its best efforts to cause such available cash amount to be sufficient to distribute to unitholders an amount equal to or greater than $0.50 per Common Unit (subject to proration for any shorter period in which the closing occurs).
The following table shows the cash distributions paid during each quarter for the previous eight completed quarters. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.
Cash Distribution Paid Per Unit
Year Ending December 31, 2022
Quarter Ended September 30	$0.50
Quarter Ended June 30	$0.50
Quarter Ended March 31	$0.50
Year Ended December 31, 2021
Quarter Ended December 31	$0.650
Quarter Ended September 30	$0.340
Quarter Ended June 30	$—
Quarter Ended March 31	$—

WHERE YOU CAN FIND MORE INFORMATION
The Partnership files periodic reports and other information with the SEC in accordance with the requirements of the Exchange Act. These reports and other information contain additional information about the Partnership. The Partnership will make these materials available for inspection and copying by any unitholder, or a representative of any unitholder who is so designated in writing, at the Partnership’s executive offices during regular business hours. The Partnership’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Common Units are listed and traded on the NYSE under the trading symbol “SIRE.”
Because the Merger is a “going private” transaction, the Partnership, Partnership GP and the Sisecam Filing Parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.
The opinion of Evercore and the presentations Evercore made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested unitholder of the Partnership or such unitholder’s representative who has been so designated in writing.
The SEC maintains an Internet website that contains reports and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that the Partnership files with the SEC by reference to its name or to its SEC file number.
The SEC allows the Partnership to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this information statement by referring you to those documents. The information incorporated by reference is an important part of this information statement. We incorporate by reference the documents listed below and any filings we make with the SEC until the completion or termination of the Merger (in each case, excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022.
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, filed on May 2, 2022, August 1, 2022, October 28, 2022, respectively.
•	Current Reports on Form 8-K filed on July 6, 2022, August 1, 2022, August 11, 2022, October 28, 2022, and February 1, 2023.
You may obtain any of the documents incorporated by reference in this information statement from the SEC through the SEC’s website at www.sec.gov. You may request a copy of any document we have filed with the SEC that is incorporated by reference into this information statement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at www.spragueenergy.com or by making written or telephone requests for such copies to:
c/o Sisecam Resources LP
Five Concourse Parkway
Atlanta, Georgia 30328
Attention: Marla Nicholson
(770) 375-2300
Any statement contained in a document incorporated or considered to be incorporated by reference in this information statement shall be considered to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this information statement.
This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this information statement should not create an implication that there has been no change in the affairs of the Partnership since the date of this information statement or that the information herein is correct as of any later date regardless of the time of delivery of this information statement.
You should rely only on the information provided in this filing. You should not assume that the information in this information statement is accurate as of any date other than the date of this document. The Partnership has not authorized anyone else to provide you with any information.
UNITHOLDERS SHARING AN ADDRESS
The Partnership will deliver only one information statement to multiple unitholders sharing an address unless it has received contrary instructions from one or more of the unitholders. The Partnership undertakes to deliver promptly, upon written or oral request, a separate copy of this information statement to a unitholder at a shared address to which a single copy of the information statement is delivered. A unitholder can notify us that the unitholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple unitholders sharing an address receive multiple information statements and wish to receive only one, such unitholders can notify us at the address or phone number set forth above.

Annex A
AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 1, 2023

BY AND AMONG

SISECAM CHEMICALS WYOMING LLC,

SISECAM CHEMICALS NEWCO LLC,

SISECAM RESOURCES LP,

AND

SISECAM RESOURCE PARTNERS LLC

A-i

EXHIBITS
Exhibit A Form of Written Consent
A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2023 (this “Agreement”), is by and among Sisecam Chemicals Wyoming LLC, a Delaware limited liability company and sole member of Merger Sub (“Parent”), Sisecam Chemicals Newco LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), Sisecam Resources LP, a Delaware limited partnership (the “Partnership”), and Sisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). Each of Parent, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.
WITNESSETH:
WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the Board approve this Agreement and the transactions contemplated hereby, including the Merger, and that the Board recommend to Unitholders the approval of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Board (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the Partnership and the Partnership GP, (iii) authorized and approved the execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement and the transactions contemplated hereby, including the Merger, (iv) authorized and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for approval by the Unitholders by written consent, and (v) resolved to recommend that the Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the board of managers of Parent has approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by Parent in its individual capacity and in its capacity as sole member of the Partnership GP;
WHEREAS, Parent directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Parent, in its capacity as the sole member of Merger Sub, has determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, immediately following execution of this Agreement, Parent will deliver to the Partnership the irrevocable Written Consent, in its capacity as the record and beneficial owner of Common Units constituting a “Unit Majority” (as defined in Section 1.1 of the Partnership Agreement), approving this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to Sections 13.11 and 14.3 of the Partnership Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
Article I.
Defined Terms; Construction
Section 1.1. Definitions.
(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, none of the Partnership Entities shall be considered Affiliates of any of the Parent Parties, and none of the Parent Parties shall be considered Affiliates of any of the Partnership Entities.
“Agreement” has the meaning set forth in the Preamble.
“Available Cash” has the meaning set forth in the Partnership Agreement.
“Board” has the meaning set forth in the Recitals.
“Book-Entry Units” has the meaning set forth in Section 3.1(a).
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the city of New York are authorized or required by applicable Law to be closed.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Certificated Units” has the meaning set forth in Section 3.1(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Failure Notice” has the meaning set forth in Section 8.1(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the Recitals.
“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.6.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.
“Covered Person” has the meaning set forth in Section 6.7(a).
“COVID-19” means the COVID-19 pandemic, including any evolution, variants, or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Debt Commitment Letter” shall mean any commitment letter or other agreement pursuant to which any Debt Financing Sources have provided a Debt Financing Commitment.
“Debt Financing Sources” shall mean the collective reference to each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitments or other financings in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing. It is understood and agreed that the Parent Parties will not be Debt Financing Sources for the purposes of this Agreement.
“Debt Financing Commitment” shall mean the commitment of any Debt Financing Sources to fund loans to finance all or a portion of the Merger Consideration.
“Delaware Court of Chancery” has the meaning set forth in Section 9.7(a).
“Delaware Superior Court” has the meaning set forth in Section 9.7(a).

“DGCL” means the General Corporation Law of the State of Delaware.
“Divestiture Action” has the meaning set forth in Section 6.3(b).
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“DTC” has the meaning set forth in Section 3.2(a).
“Effective Time” has the meaning set forth in Section 2.3.
“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.
“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Fund” has the meaning set forth in Section 3.2(b).
“Financing Indemnified Parties” has the meaning set forth in Section 6.4.
“GAAP” means generally accepted accounting principles in the United States.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“General Partner Units” has the meaning set forth in the Partnership Agreement.
“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.
“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.
“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law (including common law), Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.
“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.
“Limited Partner” has the meaning set forth in the Partnership Agreement.
“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.
“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” has the meaning set forth in Section 3.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NYSE” means the New York Stock Exchange.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.
“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Parent” has the meaning set forth in the Preamble.
“Parent Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or together, would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Parties or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement, including the Merger, or materially impede the Parent Parties’ or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement, including the Merger.
“Parent Non-Recourse Party” has the meaning set forth in Section 9.11(a).
“Parent Parties” has the meaning set forth in the Preamble.
“Parent Parties’ Knowledge” means, in the case of the Parent Parties, the actual knowledge of the individuals listed in Section 1.1 of Parent Party Disclosure Schedule.
“Parent Party Disclosure Schedule” has the meaning set forth in Article V.
“Parent Termination Fee” has the meaning set forth in Section 8.2(b).
“Parent Units” means each Common Unit that is, as of immediately prior to the Effective Time, held by Parent or its permitted transferees.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 18, 2013, as amended, modified or supplemented from time to time.
“Partnership Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), in each case, that are sponsored, maintained or contributed to by the Partnership Entities for the benefit of current or former employees and entered into in the ordinary course of business.
“Partnership Credit Agreement” means that certain Credit Agreement, dated as of October 28, 2021, by and among Sisecam Wyoming LLC, the guarantors from time to time party thereto, the lenders listed on the respective signature pages thereof and Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer.
“Partnership Disclosure Schedule” has the meaning set forth in Article IV.
“Partnership Entities” means the Partnership, the Partnership GP and each of their respective Subsidiaries.
“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Partnership GP, dated as of September 18, 2013, as amended, modified or supplemented from time to time.
“Partnership Information Statement” means the information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act to be filed by the Partnership in connection with the Merger.
“Partnership LTIP” means the 2013 Partnership GP Long-Term Incentive Plan and any and all award agreements granted thereunder.
“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that (a) is materially adverse to, or has a material adverse effect on or change in, on or to the business, operations, assets, condition (financial or otherwise) or results of operations of the Partnership and its Subsidiaries, taken as a whole or (b) individually or together, would, or would reasonably be expected to prevent the consummation of the Merger; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions, including changes in interest rates, changes in exchange rates for the currencies of any country, or any suspension in trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (b) changes affecting generally the industries or markets in which such Person operates, including changes in commodity prices and the development, continuation or worsening of supply chain disruptions affecting generally such industry; (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions, or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) changes in regulatory, legislative, or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions), (e) pandemics (including COVID-19), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures); (f) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Partnership Entity caused by such announcement or performance; provided, that the exception set forth in this clause (f) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (g) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (h) any failure in and of itself of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations, or any failure by any Partnership Entity to meet its internal budgets, plans, or forecasts of its revenue, earnings, or other financial performance of results of operations (it being understood, in each case, that the facts, circumstances or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); and (i) any decline in (i) the market price or trading volume of the equity securities of any Partnership Entity or (ii) the credit rating of any Partnership Entity (it being understood, in each case of (i) and (ii), that the facts, circumstances, or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (e) and (g), to the extent such event, change, fact, development, circumstance, condition or occurrence has a materially disproportionate adverse effect the Partnership Entities as compared with other Persons operating in the same industry in the United States.
“Partnership Non-Recourse Party” has the meaning set forth in Section 9.11(b).
“Partnership Parties” has the meaning set forth in the preamble.
“Partnership Parties’ Knowledge” means, in the case of the Partnership Parties, the actual knowledge of the individuals listed in Section 1.1 of Partnership Disclosure Schedule.
“Partnership Unaffiliated Unitholders” means Unitholders other than Parent, Merger Sub, Partnership GP and their respective Affiliates.
“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(b).

“Party” and “Parties” has the meaning set forth in the Preamble.
“Paying Agent” has the meaning set forth in Section 3.2(a).
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, charge, grievance, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, charge, grievance, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.
“Restraints” has the meaning set forth in Section 7.1(c).
“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Schedule 13E-3” means the filing of a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Written Consent and the transactions contemplated by this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2021.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Special Approval” has the meaning set forth in the Partnership Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Subsidiaries of Parent.
“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document of any Partnership Entity.
“Taxes” means all taxes, charges, fees, levies, customs duties or other assessments, in each case, in the nature of a tax that are imposed by a Governmental Authority, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and including all interest, penalties and additions thereto.
“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax.
“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means this Agreement, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger.
“Unit” has the meaning set forth in the Partnership Agreement.
“Unit Majority” has the meaning set forth in the Partnership Agreement.
“Unitholder” has the meaning set forth in the Partnership Agreement.
“Written Consent” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the irrevocable written consent of Parent, as the holder of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Sections 13.11 and 14.3 of the Partnership Agreement, the form of which is attached hereto as Exhibit A.
Section 1.2. Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;
(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(d) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(f) the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2021), in each case, at least 24 hours prior to the date hereof;
(g) all references to prices, values or monetary amounts refer to United States dollars;
(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement;
(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k) any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;
(l) the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;
(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;
(n) all references to days shall mean calendar days unless otherwise provided;
(o) all references to time shall mean New York, New York time;
(p) references to any Person shall include such Person’s successors and permitted assigns; and
(q) all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.
Article II.
The Merger
Section 2.1. The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 2.2. Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 A.M., New York, New York time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5. Organizational Documents of the Surviving Entity. At the Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.
Section 2.6. Continuation as Partner. At the Effective Time, by virtue of the Merger, and notwithstanding anything to the contrary in the Partnership Agreement, Parent shall continue as a limited partner of the Partnership (provided that the Common Units held by Parent shall be increased to reflect the Common Units issued to Parent pursuant to Section 3.1(c)) and all limited partners of the Partnership immediately prior to the Merger (other than Parent) shall cease to be limited partners of the Partnership, and the Partnership GP shall continue as the sole general partner of the Partnership holding General Partner Interest and Incentive Distribution Rights in the Partnership and the Partnership shall continue without dissolution.
Article III.
Merger Consideration; Payment Procedures
Section 3.1. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of equity or voting securities of the Parties:
(a) Conversion of Common Units (other than Parent Units). Subject to Section 3.3, each Common Unit (other than Parent Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $25.00 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form (other than Parent Units) immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c) without interest and distributions, if any, in accordance with Section 3.1(d).
(b) Parent Units, Incentive Distribution Rights and General Partner Interest Unaffected. Each Parent Unit and each Incentive Distribution Right issued and outstanding as of immediately prior to the Effective Time and the General Partner Interest issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof pursuant to this Agreement or the transactions contemplated hereby.
(c) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Common Units equal to the Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).
(d) Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Until the Closing Date or the earlier termination of this Agreement in accordance with Article VIII, the Partnership GP shall declare, and cause the Partnership to pay, regular quarterly cash distributions to Unitholders (including the Partnership Unaffiliated Unitholders) in the amount of Available Cash for the relevant period for (x) each calendar quarter ending after the date hereof and prior to, or on, the Closing Date, and (y) unless the Closing Date occurs on the last day of a calendar quarter, the period ending on the Closing Date and commencing the first day of the calendar quarter in which the Closing Date occurs. (A) If the record date for the quarterly distribution for a period described in clause (x) of the preceding sentence has not occurred prior to the Effective Time, the record date for such quarter shall be the Closing Date, and such distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time, and (B) the record date for the period described in clause (y) of the preceding sentence shall be the Closing Date, and such distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time.

Subject to the terms of the Partnership Agreement, the Partnership GP shall use its best efforts (but not including the provision of any funds or credit support to the Partnership) to cause Available Cash for each period described in clause (x) and (y) above to be sufficient to distribute an amount equal to or greater than $0.50 per Common Unit for each quarterly period described in clause (x) and, with respect to a period described in clause (y) above, an amount equal to or greater than $0.50 multiplied by (A) the number of days from and including the first day of the calendar quarter in which the Closing Date occurs through and including the Closing Date, divided by (B) the number of days in the calendar quarter in which the Closing Date occurs. Notwithstanding anything set forth herein to the contrary, neither the Partnership GP nor the Partnership shall be required to take any action pursuant to this Section 3.1(d) that would violate applicable Law (including the DRULPA). Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement to such Unitholders or former-Unitholders, as applicable.
(e) Books and Records of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of Common Units that were converted into the right to receive the Merger Consideration, (ii) that, immediately following the Effective Time, all Limited Partners of the Partnership immediately prior to the Effective Time (other than Parent) cease to be Limited Partners of the Partnership pursuant to this Agreement and that Parent is the only Limited Partner of the Partnership that will hold all of the Common Units of the Surviving Entity, (iv) Parent’s number of Common Units shall be increased to reflect the issuance of Common Units pursuant to Section 3.1(c), and (v) the existence of the Partnership shall continue without dissolution.
Section 3.2. Surrender of Common Units.
(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent or its designee will send, or will cause the Paying Agent to send, to each holder of record of Common Units other than The Depository Trust Company (“DTC”) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.
(b) Deposit. On or prior to the Closing Date, Parent shall deposit, or cause its designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. The Parent Parties agree to make available, or cause to be made available, to the Paying Agent, from time to time as needed, cash sufficient to pay distributions pursuant to Section 3.1(d). All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent or its designee at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III and distributions pursuant to Section 3.1(d) out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration and distributions pursuant to Section 3.1(d).
(c) Exchange. Each holder of Common Units, other than DTC, whose Common Units have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Sections 3.1(a) and 3.1(d). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. The Merger Consideration and distributions pursuant to Section 3.1(d) shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing, provided that no Person beneficially owning Common Units through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration and distributions pursuant to Section 3.1(d), that such holder is entitled to receive through DTC and any such Person will receive its Merger Consideration and distributions pursuant to Section 3.1(d) in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration or distributions pursuant to Section 3.1(d). Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and distributions pursuant to Section 3.1(d).
(d) Other Payees. Subject to the terms of the Partnership Agreement, any payment of the Merger Consideration and distributions pursuant to Section 3.1(d) is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion and distributions pursuant to Section 3.1(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Unit. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be cancelled and exchanged for the Merger Consideration and distributions pursuant to Section 3.1(d) provided for, and in accordance with the procedures set forth, in this Article III.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent or its designee, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration or distributions contemplated by Section 3.1(d). Notwithstanding the foregoing, no Party shall be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.
(g) Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III and pay distributions pursuant to Section 3.1(d).
(h) Withholding Taxes. Each of the Parent Parties, the Surviving Entity, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.
(i) Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.
Section 3.3. Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.
Section 3.4. No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.
Article IV.
Representations and Warranties of the Partnership Parties
Except as disclosed in any SEC Report publicly available at least 24 hours prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Parent Parties (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that (i) disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Party represents and warrants, jointly and severally, to Parent as follows:
Section 4.1. Organization.
(a) Each of the Partnership Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as (x) has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (y) would not, individually or together, prevent, materially delay or materially impair the ability of any Partnership Party or its Affiliates to perform their respective obligations or to consummate the transactions under this Agreement, including the Merger, or materially impede any Partnership Party or any of its Affiliates’ consummation or performance of the transactions or obligations under this Agreement, including the Merger (a “Partnership Impairment Effect”).
(b) Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or a Partnership Impairment Effect.

(c) The Partnership Parties have made available to Parent or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Entities, in each case as in effect on the date of this Agreement.
Section 4.2. Validity of Agreement; Authorization.
(a) Each of the Partnership Parties has all necessary partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership Parties of this Agreement, and the consummation by the Partnership Parties of the transactions contemplated hereby, have been duly authorized and approved by the Board and, except for obtaining Partnership Unitholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership Parties and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether applied in a Proceeding at law or in equity) (collectively, “Enforceability Exceptions”). The Board has taken all necessary action so that any Takeover Statutes applicable to the Partnership Entities do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.
(b) At a meeting duly called and held, the Conflicts Committee, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (b) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting Special Approval for all purposes under the Partnership Agreement, and (c) recommended that the Board approve this Agreement and the transactions contemplated hereby, including the Merger, and that the Board recommend to the holders of Common Units the approval of this Agreement and the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the Conflicts Committee, at a meeting duly called and held, the Board (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders) and the Partnership GP, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the Partnership, (c) authorized and approved the execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement and the transactions contemplated hereby, including the Merger, (d) authorized and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for approval by the Unitholders acting by written consent pursuant to Section 13.11 and Section 14.3 of the Partnership Agreement, and (e) resolved to recommend that the Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger.
(c) The affirmative vote or written consent in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, by holders of a Unit Majority (which shall be satisfied upon the delivery of the Written Consent substantially concurrently with the execution hereof), is the only vote or approval of the holders of any class or series of partnership interests in the Partnership that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (other than any vote or approval obtained prior to the date of this Agreement).
Section 4.3. Capitalization; Subsidiaries.
(a) The authorized equity interests of the Partnership consist of Common Units, General Partner Units and Incentive Distribution Rights. As of close of business on January 31, 2023, there are outstanding (i) 19,799,791 Common Units, (ii) the General Partner Interest consisting of 399,000 General Partner Units, and (iii) the Incentive Distribution Rights. As of close of business on January 31, 2023, there are (i) no outstanding equity or equity-based awards granted under the Partnership LTIP and (ii) 610,363 Common Units remaining available for grant under the Partnership LTIP. Except as described in the second and third sentence of this Section 4.3(a), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of, or the transfer or sale by any Partnership Entity of, any voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding equity interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to any Encumbrances (other than as set forth in the Partnership Agreement).
(b) The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (A) restrictions on transfer arising under applicable securities Laws and (B) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.
(c) Except any outstanding securities or interests of the Partnership Entities as specifically described in the Organizational Documents of the Partnership Entities, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities that are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entities is a party.
(d) Section 4.3(d) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.
(e) Except as set forth on Section 4.3(e) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.
(f) All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of incorporation, organization or formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Law, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the Partnership Credit Agreement and the Organizational Documents of such Partnership Entity.
Section 4.4. No Conflicts; Consents.
(a) The execution, delivery and performance by the Partnership Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not (assuming Partnership Unitholder Approval is obtained): (i) violate or conflict with, or require the consent of any Person (other than any consents obtained prior to the date of this Agreement) under, any provision of the Organizational Documents of any of the

Partnership Entities; (ii) violate or conflict with any applicable Law binding on any of the Partnership Entities or any of their respective properties or assets; (iii) violate, result in the loss of any benefit under or a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent, notice or any other action under any of the terms, conditions or provisions of any Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties or assets are subject, except as described in the Organizational Documents of the Partnership Entities and the Partnership Credit Agreement; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the Partnership Entities; or (v) result in the cancellation, modification, revocation or suspension of any permit, except, in the case of clauses (ii) through (v) for any such matter that has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b) Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Merger and the other transactions contemplated hereby, neither the execution and delivery by the Partnership Parties of this Agreement nor either Partnership Party’s performance of its obligations hereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, notice, registration or qualification with, any Governmental Authority by any Partnership Entity.
Section 4.5. Financial Statements; SEC Reports. Since January 1, 2021, the Partnership has filed all SEC Reports required to be filed or furnished with the SEC. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Partnership Disclosure Schedule, all financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.
Section 4.6. Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Conflicts Committee Financial Advisor”), to the effect that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration to be received by Partnership Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.
Section 4.7. Litigation. There are no Proceedings or Orders pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets and properties that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.8. Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in the Partnership Information Statement will, on the date it is first mailed to the Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.9. Absence of Undisclosed Liabilities. None of the Partnership Entities has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Partnership as of December 31, 2021 included in the SEC Reports filed prior to the date hereof or referred to in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021, (c) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (d) liabilities or obligations incurred pursuant to this Agreement
Section 4.10. Absence of Certain Changes or Events.
(a) From December 31, 2021 through the date of this Agreement, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b) From December 31, 2021 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as expressly contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities’ respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as has not and as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.11. Compliance with Laws. Since December 31, 2021, the operations of each Partnership Entity have been conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, non-compliance with any Law or with the applicable listing and corporate governance rules of the NYSE, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.12. Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership or the Partnership GP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of any Partnership Entity. The Partnership has heretofore made available to Parent or its Affiliates, on an informational basis only, a correct and complete copy of the Conflicts Committee’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all indemnification agreements for the benefit of the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby.
Section 4.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Parent Parties acknowledge that neither Partnership Party nor any other Person on behalf of the Partnership Parties, including any Affiliate of either Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Parent Parties or their Affiliates or Representatives in connection with the Merger, this Agreement or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Partnership Party nor any other Person will have or be subject to, and each Partnership Party expressly disclaims, any Liability or other obligation to a Parent Party or any other Person resulting from the distribution or communication to a Parent Party (including their respective Affiliates or Representatives) of, or a Parent Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Parent Party or its Affiliates or Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Parent Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Parent Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Parent Parties or any of their respective Affiliates or Representatives.
Article V.
Representations and Warranties of the Parent Parties
Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Parent Parties to the Partnership Parties (the “Parent Party Disclosure Schedule”) prior to the execution of this Agreement; provided that (i) disclosure in any section of such Parent Party Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section and (ii) the mere inclusion of an item in such Parent Party Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception of material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect, each Parent Party hereby represents and warrants, jointly and severally, to the Partnership Parties as follows:
Section 5.1. Organization.
(a) Each Parent Party (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Each Parent Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.2. Operations and Ownership of Parent and Merger Sub.
(a) All of the issued and outstanding limited liability company interests of Parent are owned beneficially and of record by Sisecam Chemicals Resources LLC.
(b) All of the issued and outstanding limited liability company interests of Merger Sub are owned beneficially and of record by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or acquired any material assets or liabilities other than those incidental to its existence.
Section 5.3. Ownership of Common Units, Incentive Distribution Rights and Partnership GP. As of the date of this Agreement, (i) Parent is (A) the record and beneficial owner of 14,551,000 Common Units and (B) the sole member of, and the record and beneficial owner of 100% of the issued and outstanding equity interests of

Partnership GP, (ii) Parent is the sole member of, and the record and beneficial owner of 100% of the issued and outstanding equity interests of, Merger Sub, and (iii) Partnership GP is the record and beneficial owner of 100% of the Incentive Distribution Rights and of 100% of the General Partner Interest.
Section 5.4. Validity of Agreement; Authorization. Each Parent Party has all necessary legal and entity power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, to comply with the terms and conditions hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by such Parent Party of its respective obligations hereunder have been duly authorized by such Parent Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Parent Party are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by such Parent Party and, assuming due execution and delivery by the other parties hereto, constitutes such Parent Party’s valid and binding obligation, enforceable against such Parent Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions. Parent, in its capacity as the sole member and record and beneficial owner of 100% of the issued and outstanding equity interests of Partnership GP, has duly authorized the execution and delivery of this Agreement by the Partnership GP, and the performance by the Partnership GP of its obligations hereunder.
Section 5.5. No Conflicts; Consents.
(a) The execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with, or require the consent of any Person (other than any consents obtained prior to the date of this Agreement) under, any provision of either Parent Party’s Organizational Documents; (ii) violate or conflict with any applicable Law binding on either Parent Party or any of their respective properties or assets; (iii) violate, result in the loss of any benefit under or a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent, notice or any other action under any of the terms, conditions or provisions of any Contract to which a Parent Party is a party or by which a Parent Party is bound or to which any of its properties or assets are subject; (iv) result in the creation or imposition of any Encumbrance upon either Parent Party’s properties or assets; or (v) result in the cancellation, modification, revocation or suspension of any permit of a Parent Party except, in the case of clauses (ii) through (v), for any such matter that has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Merger and the other transactions contemplated hereby, neither the execution and delivery by the Parent Parties of this Agreement nor either Parent Party’s performance of its obligations hereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, notice, registration or qualification with, any Governmental Authority by either Parent Party.
Section 5.6. Legal Proceedings. There are no Proceedings or Orders pending or, to the Parent Parties’ Knowledge, threatened against or involving either Parent Party, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against either Parent Party or any of their respective assets and properties that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.7. Access to Information. The Parent Parties acknowledge that they have conducted their own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that they and their respective Representatives have received access to such books, records, and facilities, equipment, Contracts, and other assets of the Partnership and its Subsidiaries that they and their respective Representatives have requested for such purposes and that they and their respective Representatives have had the opportunity to meet with management of the Partnership GP to discuss the foregoing, and that they and their respective Representatives have not relied on any representation, warranty, or other statement by any Person on behalf of the Partnership Parties or any of their Subsidiaries, other than the representations and warranties expressly set forth in Article IV.
Section 5.8. Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in the Partnership Information Statement will, on the date it is first mailed to the Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Parent Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.
Section 5.9. Brokers and Other Advisors. Except for the fees and expenses payable to BofA Securities, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Parent Parties or any of their respective Affiliates.
Section 5.10. Compliance with Laws. Since December 31, 2021, the operations of each of the Parent Parties has been conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Parties nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Parent Parties, except any such violation as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Parent Parties’ Knowledge, none of the Parent Parties or their Affiliates is under investigation by any Governmental Authority for potential, non-compliance with any Law, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.11. Solvency; Bankruptcy.
(a) Assuming (i) the satisfaction of the conditions to the Parent Parties’ obligations to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article IV (disregarding materiality, Knowledge, Partnership Material Adverse Effect or similar qualification or exception contained therein), (iii) that the most recent financial forecasts of the Partnership and its Subsidiaries that have been provided by or on behalf of the Partnership to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, reasonable, and (iv) that the Partnership and its Subsidiaries on a consolidated basis is Solvent immediately prior to the Effective Time, the Partnership and its Subsidiaries, on a consolidated basis, will, immediately after giving effect to the transactions contemplated hereby (including the debt financings (if any) contemplated by Parent Parties to be entered into in connection therewith), be Solvent. For purposes hereof, “Solvent” means (x) the fair value of the assets of the Partnership and its Subsidiaries, on a consolidated basis exceeds the “liability of such Person, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (y) the Partnership and its Subsidiaries, on a consolidated basis do not have an unreasonably small and inadequate amount of capital with which to conduct the businesses in which they are engaged or intend to engage, and (z) in consummating the transactions contemplated by this Agreement, none of the Partnership or its Subsidiaries actually intend to delay, hinder or defraud present or future creditors.
(b) There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to the Parent Parties’ Knowledge, threatened against any Parent Party.
Section 5.12. Sufficiency of Funds. At the Closing, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable the Parent Parties to consummate the transactions contemplated by this Agreement, including payment of the Merger Consideration, payment of any and all distributions pursuant to Section 3.1(d), and payment of any fees and expenses of or payable by the Parent Parties under this Agreement that are due and payable on the Closing Date.

Section 5.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of the Parent Parties or any other Person on behalf of the Parent Parties, including any Affiliate of either Parent Party, makes or has made any other express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Parent Parties nor any other Person will have or be subject to, and each Parent Party expressly disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Affiliates or Representatives) of, or the Partnership’s or the Partnership GP’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to the Partnership Parties, the Board, the Conflicts Committee or their respective Affiliates or Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. The Parent Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Parent Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives.
Article VI.
Additional Covenants and Agreements
Section 6.1. Preparation of the Partnership Information Statement and Schedule 13E-3. As promptly as practicable following the date of this Agreement, the Partnership Parties and the Parent Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as reasonably practicable after the date of this Agreement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement or the Schedule 13E-3 or for additional information, and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Parent Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership without providing the Parent Parties a reasonable opportunity to review and comment thereon, which comments the Partnership shall consider in good faith.
Section 6.2. Conduct of Business. Except (1) as provided in this Agreement, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, (i) each of the Partnership and the Partnership GP shall, and shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices and (ii) each of the Partnership and the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:
(a) amend the Organizational Documents of (i) the Partnership GP or the Partnership or (ii) any other Partnership Entity if, in the case of this clause (ii), such amendment is adverse to the Parent Parties or would reasonably be expected to prevent or impair or delay the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or prevent or impede or delay their respective consummation or performance of the transactions or obligations under the Transaction Documents;
(b) declare, authorize, set aside or pay any distribution payable in cash, stock or property, other than regular quarterly distributions required to be paid by the Partnership and its Subsidiaries pursuant to their respective Organizational Documents and as contemplated by Section 3.1(d);
(c) make or enter into any transaction or series of related transactions for the acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition or assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any assets or property of any other Person or the expansion of, or other capital expenditures or projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $41,000,000 individually or in the aggregate, provided, however, that nothing in this Section 6.2(c) shall be deemed to constitute a restriction on any expansion projects, capital projects, or other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count towards the dollar limitation referenced in this Section 6.2(c);
(d) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;
(e) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;
(f) issue, pledge, grant, transfer, encumber, deliver, dispose of or sell, or authorize the issuance, pledge, grant, transfer, encumbrance, delivery, disposition or sale of, any equity securities in any Partnership Entity, or securities convertible or exchangeable into or exercisable for any such equity securities, or any options, warrants or other rights of any kind to acquire any such equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of awards granted under the Partnership LTIP that are outstanding on the date of this Agreement or are otherwise granted in compliance with this Agreement;
(g) repurchase, redeem or otherwise acquire from any non-Partnership Entity any securities of any Partnership Entity;
(h) grant any awards consisting of Common Units or other equity securities in any Partnership Entity under the Partnership LTIP or any other equity incentive plan other than in the ordinary course of business consistent with past practice;
(i) enter into any collective bargaining agreements, collective agreements, or other Contracts with any labor unions or other representatives of employees of any Partnership Entity;
(j) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (i) grant or provide any increase in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash-based awards to, any current or former directors, officers, employees or other individual service providers of any Partnership Entity except for increases in compensation to employees who are not officers of a Partnership Entity in connection with promotions in the ordinary course of business consistent with past practice, (ii) establish, adopt, enter into, amend or terminate any Partnership Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Partnership Benefit Plan if in effect on the date hereof, or (iii) take any action to accelerate the vesting or payment of compensation or benefits under any Partnership Benefit Plan;
(k) waive, release, assign, settle or compromise any Proceedings to which a Partnership Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;
(l) create, refinance or assume, incur, prepay, repurchase, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under the Partnership Credit Agreement), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of a Partnership Entity, other than the borrowing of funds under the Partnership Credit Agreement to fund expenditures authorized in the 2023 annual budget of the Partnership or to otherwise operate in the ordinary course of business reasonably consistent with past practices;
(m) make or change any material Tax election (which shall be deemed to include any entity classification election), change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Return, enter into any closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a Tax refund or take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;
(m) sell, transfer, assign, exclusively license, abandon, permit to lapse or otherwise dispose of any intellectual property of the Partnership Entities;
(n) make any loans or advances to any Person (other than (i) to its employees in the ordinary course of business consistent with past practice, (ii) loans and advances to another Partnership Entity and (iii) trade credit granted in the ordinary course of business consistent with past practice);
(o) change any financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or SEC rule or policy; or
(p) (i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or materially hinder, impair or delay the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially hinder, impede or delay their respective consummation or performance of the transactions or obligations under the Transaction Documents.
provided, that this Section 6.2 shall not prohibit the Partnership Entities from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from COVID-19 or any COVID-19 Measures or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business or not consistent with past practice; provided, further, however, that prior to taking any such action outside of the ordinary course of business or not consistent with past practice, the Partnership Parties shall consult with the Parent and consider in good faith the views of Parent regarding any such proposed action.
Section 6.3. Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.
(a) Each Party shall (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement as promptly as is reasonably practicable; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings and requested by such other Party; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant

Governmental Authority with respect to this Agreement as promptly as is reasonably practicable (including, with respect to the Parent Parties, refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it materially more difficult to secure such waiting period expiration or termination, clearance or approval); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) use commercially reasonable efforts to comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(b) Notwithstanding anything herein to the contrary, in no event shall any of the Parent Parties or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Governmental Authority with the authority to grant a clearance or approval or otherwise clear, authorize or approve the consummation of the Merger, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations; or (v) effectuating any other change or restructuring of the Partnership Parties, the Parent Parties or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by Parent if such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger.
Section 6.4. Financing Cooperation. Prior to the Closing, the Partnership Parties shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective Representatives and the Partnership Entities and their respective Representatives to provide, assistance with any financing of the Parent Parties or their Affiliates including any debt financing in connection with the Merger (“Debt Financing”) as is reasonably requested by the Parent Parties or their Affiliates. For the avoidance of doubt, obtaining any Debt Financing or such other financing is not and shall not be a condition to the Closing. If any Debt Financing has not been obtained, the Parent Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger. Parent shall, upon request by the Partnership Parties, their current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Financing Indemnified Parties”), or any Partnership Entity, reimburse such Financing Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Financing Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.4. If any Debt Financing commitment has been obtained, the Parent Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing pursuant to any such commitment, including to enforce the Parent Parties’ rights under the terms of any such Debt Financing.
Section 6.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and none of the Parent Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without the prior consent of the Parent Parties, on the one hand, or the Partnership Parties, on the other hand, (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement or the transactions contemplated hereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.
Section 6.6. Access to Information. From the date hereof until the Closing Date, the Partnership Parties shall provide the Parent Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, personnel, books, Contracts, records, commitments, correspondence of the Partnership Entities (in each case, whether in physical or electronic form) for purposes of effecting the transactions contemplated hereby; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities. Notwithstanding the foregoing, no Party shall have an obligation to provide access to any information the disclosure of which would jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.
Section 6.7. Indemnification and Insurance.
(a) Parent Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (i) any natural Person (together with such Person’s heirs, executors, and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (ii) any natural Person (together with such Person’s heirs, executors, and administrators) who is or was, or at any time prior to the Closing Date serves, at the request of any Partnership Entity, as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee for service basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Parent Parties shall cause each Partnership Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities during such period. For a period of not less than six years, the Parent Parties shall not, and shall not cause or permit any Partnership Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification, exculpation or advancement rights of any such Covered Person.
(b) The Parent Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, the Parent Parties shall indemnify and hold harmless each Covered Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding relating to or arising out of any act or omission alleged to have occurred on or prior to the Closing Date in connection with the process resulting in and the adoption and approval of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including any Proceeding relating to a claim for indemnification or advancement brought by a Covered Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Covered Persons. Any right of a Covered Person pursuant to this Section 6.7(b) shall be enforceable by such Covered Person and their respective heirs and Representatives against Parent Parties and their respective successors and assigns.
(c) The Parent Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person the Parent Parties shall maintain in effect the current directors and officers liability and fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement with respect to acts, events, occurrences or omissions occurring or arising at or prior to the Closing; provided that the Partnership Entities, or the Parent Parties on behalf of the Partnership Entities may substitute therefor a six-year “tail” or runoff policy or policies providing substantially equivalent coverage thereunder that is no less advantageous to each Covered Person (including policy limits and scope) for acts, events, occurrences or omissions occurring or arising at or prior to the Closing as the current policies of directors and officers liability and fiduciary liability insurance maintained by the Partnership Entities as of the date of this Agreement; provided that Parent Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 350% of the last annual premium paid prior to the date hereof for such coverage but shall purchase as much of such coverage as possible for such applicable amount. In the event that either Parent Party or any Partnership Entity consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.
(d) The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Parent Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity, any indemnification agreements or applicable Law.
(e) This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.
Section 6.8. Fees and Expenses. Except as otherwise provided in Section 8.2, all fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Partnership Information Statement.
Section 6.9. Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall, with the Parent Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.10. Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11. Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and it shall not permit any of its Subsidiaries or the Partnership GP to, take any action intended to cause the Partnership GP (or the sole member of the Partnership GP) to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, remove or cause the removal of any member of the Board who is a member of the Conflicts Committee either as a member of the Board or Conflicts Committee or revoke or diminish the authority of the Conflicts Committee with respect to this Agreement. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement and the Partnership Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.
Section 6.12. Tax Matters. For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties intend that the Merger be treated, (a) with respect to the Partnership Unaffiliated Unitholders, as a taxable sale of partnership interests to Parent, and (b) from the perspective of Parent, as a purchase of Partnership Interests from the Partnership Unaffiliated Unitholders. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law or a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decisions by the relevant Governmental Authority.
Section 6.13. Takeover Statutes. The Partnership Parties and the Parent Parties shall each use reasonable best efforts to take actions to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take actions to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.
Section 6.14. No Rights Triggered. The Partnership Parties shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.
Section 6.15. Notification of Certain Matters. Each of the Partnership Parties and the Parent Parties shall give prompt notice to the other of any fact, event or circumstance known to it that could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.
Section 6.16. Transaction Litigation. The Partnership shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.
Section 6.17. Performance by the Partnership GP. Parent shall cause the Partnership GP, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. It is understood and agreed that actions or inactions by the Partnership Parties, their respective Subsidiaries, or any of their respective Representatives shall not be deemed to be breaches or violations or failures to perform by the Partnership Parties of any of the provisions of this Agreement if such action or inaction was or was not taken at the direction of or on the recommendation of the Parent Parties, any of their respective Subsidiaries, or any of their respective Representatives.
Section 6.18. Delivery of Written Consent. Parent covenants and agrees that, promptly following the execution of this Agreement by the parties hereto, Parent shall execute and deliver to the Partnership, on the date hereof, the Written Consent in substantially the form of the Form of Written Consent attached hereto as Exhibit A. Parent further covenants and agrees, in its capacity as a holder of Common Units, to vote against or otherwise oppose any action or proposal that, in each case, (x) comes before Parent as a matter to be acted upon by the Unitholders at a meeting of the Unitholders, or to be taken by written consent, in accordance with the Partnership Agreement, and (y) would reasonably be expected to (a) result in (i) any breach of any covenant, representation, or warranty of the Partnership Parties under this Agreement or (ii) the conditions set forth in this Agreement not being fulfilled or satisfied or the failure of the Closing to occur or its material delay or (b) materially interfere with, impede, frustrate, delay, or otherwise adversely affect the transactions contemplated by this Agreement.
Section 6.19. Standstill. From the date hereof until the Closing or the termination of this Agreement in accordance with Article VIII, each Parent Party agrees that it shall not, directly or indirectly, without the prior consent of the Conflicts Committee:
(a) acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by this Agreement), any additional Common Units or other securities or property of or interests in any Partnership Entity;
(b) cause the Partnership GP or the Partnership or any other Partnership Entity to issue any additional Common Units or other securities or interests to any of the Parent Parties or their Affiliates (other than the issuance of securities issued on account of awards (i) outstanding under any Partnership Benefit Plan existing as of the date of this Agreement or (ii) granted under any Partnership Benefit Plan after the date of this Agreement in accordance with the terms hereof); or
(c) disclose any intention, plan or arrangement to do any of the foregoing.
Article VII.
Conditions Precedent
Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Written Consent. The Written Consent shall have been delivered and shall not have been amended, modified, withdrawn, rescinded or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified, withdrawn, rescinded or revoked following its execution by holders of the Common Units constituting a Unit Majority.
(b) Partnership Unitholder Approval. The affirmative vote or written consent in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, by holders of Common Units constituting a Unit Majority shall have been obtained (which shall be satisfied upon the delivery of the Written Consent substantially concurrently with the execution hereof) (the “Partnership Unitholder Approval”).
(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.
(d) Information Statement. The Partnership Information Statement shall have been cleared by the SEC and at least 20 days shall have elapsed form the date the Partnership Information Statement shall have been mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2) promulgated under the Exchange Act).
Section 7.2. Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Sections 4.1, 4.2, and 4.3 shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for, solely in the case of Section 4.3(a), any de minimis inaccuracies and (ii) the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement shall be true and correct, at and as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “Partnership Impairment Effect” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, or, in the case of the applicable representations and warranties forth in Sections 4.1(a) and 4.1(b), a Partnership Impairment Effect).
(b) Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have been a Partnership Material Adverse Effect, or any event, change, fact, development, circumstance, condition or occurrence that is reasonably like to have or result in a Partnership Material Adverse Effect.
(d) Certificate. Parent shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.
Section 7.3. Conditions to Obligation of the Partnership Parties to Effect the Merger. The obligation of the Partnership Parties to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties contained in Sections 5.1, 5.3, and 5.4 shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of the Parent Parties contained in Article V of this Agreement shall be true and correct, at and as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations of the Parent Parties. Each Parent Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Certificate. The Partnership shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.
Section 7.4. Frustration of Closing Conditions.
(a) Neither Partnership Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if a material cause of such failure was the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.
(b) Neither Parent Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if a material cause of such failure was the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

Article VIII.
Termination
Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a) by the mutual written consent of the Partnership (acting in accordance with the last sentence of Section 9.2) and Parent;
(b) by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent:
(i) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or Parent, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform any of its obligations under this Agreement; or
(ii) if the Closing shall not have been consummated on or before July 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to (A) the Partnership or Parent, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent if, in the case of the Partnership, either Parent Party, or in the case of the Parent, either Partnership Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;
(c) by Parent if either Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure and (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if either Parent Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d) by the Partnership (acting in accordance with the last sentence of Section 9.2) if either Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and is incapable of being cured, or is not cured, by the Parent Parties within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure and (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(e) by the Partnership (acting in accordance with the last sentence of Section 9.2), if (1) at least two Business Days have elapsed since all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (2) the Partnership has confirmed by irrevocable written notice delivered to Parent that (i) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (ii) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and (3) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice; or
(f) by the Partnership (acting in accordance with the last sentence of Section 9.2) if the Written Consent is not received by the Partnership and becomes effective within twenty-four (24) hours of the execution of this Agreement.
Section 8.2. Effect of Termination.
(a) In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.8, this Section 8.2 and Article IX), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to this Section 8.2 and Section 9.8).
(b) In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(d), Section 8.1(e), or Section 8.1(f), or is terminated by the Partnership or Parent pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(d), Section 8.1(e), or Section 8.1(f), then, in any such case, Parent or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $7,873,186.50 (the “Parent Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.
(c) It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. Each of the parties hereto acknowledges and agrees that the Parent Termination Fee is not intended to be a penalty, but rather liquidated damages in a reasonable amount that will compensate the Partnership Parties, in the circumstances in which such amount is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if Parent fails to pay or cause to be paid the Parent Termination Fee pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership commences a Proceeding that results in a final, nonappealable judgment against Parent for any payment of the Parent Termination Fee pursuant to this Section 8.2, Parent shall pay, or cause to be paid, to the Partnership, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder, which shall accrue from such date through the date such payment is actually delivered to the Partnership, and the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership in connection with such Proceeding.
(d) The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Parent Parties and Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Upon the payment of the Parent Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Parent Party or Parent Non-Recourse Party shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. Under no circumstance shall the Partnership Parties be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Parent Termination Fee. In no event shall the Partnership or its designee, as applicable, be entitled to more than one payment of the Parent Termination Fee in connection with a termination of this Agreement. The Parent Non-Recourse Parties are intended third-party beneficiaries of this Section 8.2.
Article IX.
Miscellaneous
Section 9.1. No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.15 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.
Section 9.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent and the Partnership (acting in accordance with the last sentence of this Section 9.2); provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement that by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, amendment, supplement, waiver or agreement of either Partnership Party is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, amendment, supplement, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units. No amendment or waiver to this Section 9.2 or Section 9.2, 9.6, 9.7(a), 9.7(b) or 9.12 or any defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.
Section 9.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, waive any inaccuracies in the representations and warranties of any other Party hereto, extend the time for the performance of any of the obligations or acts of any other Party hereto, waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior written approval of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 9.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties, except that each of Parent and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of Parent, but no such assignment shall relieve either Parent Party of any of its obligations hereunder and the Partnership may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.
Section 9.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt a Party’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Party and shall bind such Party to the terms of this Agreement.
Section 9.6. Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Parent Party Disclosure Schedule, the Partnership Disclosure Schedule, and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.7 and Section 9.11 and the right of a holder of Common Units to receive the Merger Consideration after the Closing (a claim by a holder of Common Units with respect to which may not be made unless and until the Closing shall have occurred) and to receive amounts to which it is entitled to receive pursuant to Section 3.1(d). Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 9.6 and Sections 9.2, 9.7(a), 9.7(b) and 9.12.
Section 9.7. Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (the “Delaware Superior Court”), or, if the Delaware Superior Court declines to accept jurisdiction, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7(a), any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and to the fullest extent permitted by the applicable Law, any claim that the suit, action or Proceeding in such court is brought in an inconvenient forum, the venue of such suit, action or Proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, whether at law or in equity and whether in tort, contract or otherwise, shall be governed by and construed in accordance with the law of the State of New York.

Notwithstanding anything to the contrary contained herein, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.
(b) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.
Section 9.8. Specific Performance; Parent Party Liability Cap.
(a) The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(b) Notwithstanding anything to the contrary in this Agreement (other than Section 9.8(a)), the maximum Liability of the Parent Parties for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(b), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Parent Party and the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Parent Termination Fee in connection with this Agreement and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
If to the Parent Parties, to:

Sisecam Chemicals Wyoming LLC
5 Concourse Parkway, Suite 2500
Atlanta, GA 30328
Attention: General Counsel

with copies (which shall not constitute notice) to:

Steptoe & Johnson LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:
Scott D. Fisher (email: sfisher@steptoe.com)
Robert Shuftan (email: rshuftan@steptoe.com)

And

Paul Hastings LLP
200 Park Avenue,
New York, NY 10166
Attention:
Eduardo Gallardo (email: eduardogallardo@paulhastings.com)
Tom Cartwright (email: tomcartwright@paulhastings.com)
Sahand Moarefy (email: sahandmoarefy@paulhastings.com)

If to the Partnership or the Partnership GP, to:

Sisecam Resources LP
5 Concourse Parkway, Suite 2500
Atlanta, GA 30328
Attn: Conflicts Committee Chair

with copies (which shall not constitute notice) to:

Potter Anderson & Corroon LLP
1313 North Market Street, 6th Floor
Wilmington, DE 19801
Attn: Thomas A. Mullen
Email: tmullen@potteranderson.com

and

Sisecam Resources LP
5 Concourse Parkway, Suite 2500
Atlanta, GA 30328
Attn: Marla Nicholson
Email: mnicholson@sisecam.com
Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designated by notice given hereunder only if followed by overnight or hand delivery).

Section 9.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.11. Non-Recourse.
(a) Each of the following is herein referred to as a “Parent Non-Recourse Party”: each of the Affiliates of each Parent Party, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Parent Non-Recourse Party expressly excludes the Parent Parties and any Person that is assigned any interest in any of this Agreement by a Parent Party to the extent of such assignment. No Parent Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 9.6, each Parent Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.11(a).
(b) Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Parent Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Parent Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Parent Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.11(b).
Section 9.12. No Liability.
Notwithstanding anything to the contrary contained herein, each of the Partnership Parties (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in their respective capacities as such (excluding, in each case, the Parent Parties and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in their respective capacities as such (collectively, the “Parent Persons”)) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise and (ii) hereby agrees not to bring (and if commenced agrees to dismiss or otherwise terminate) or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (it being understood that nothing in this Section 9.12 shall limit (y) the rights of any of the parties to any Debt Financing

Commitment Letter or any other definitive agreement entered into in connection with the Debt Financing or (z) any of the Partnership Parties’ rights or remedies under this Agreement against the Parent Parties). In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Partnership Parties in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PARENT

Sisecam Chemicals Wyoming LLC
By:
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
MERGERSUB

Sisecam Chemicals Newco LLC

By:	Sisecam Chemicals Wyoming LLC
By:
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PARTNERSHIP

Sisecam Resources LP

By:	Sisecam Resource Partners LLC, its General Partner
By:
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PARTNERSHIP GP

Sisecam Resource Partners LLC
By:
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

Exhibit A

Form of Written Consent

[Exhibit A - Form of Written Consent]

EXHIBIT A
FORM OF WRITTEN CONSENT
WRITTEN CONSENT OF LIMITED PARTNER OF SISECAM RESOURCES LP

February   , 2023
Pursuant to Section 17-302 of the Delaware Revised Uniform Limited Partnership Act, as amended, and Sections 13.11 and 14.3 of the First Amended and Restated Agreement of Limited Partnership of Sisecam Resources LP (the “Partnership”), as amended (the “Partnership Agreement”, the undersigned, in its capacity as the holder of 14,551,000 Common Units of the Partnership which constitutes an aggregate of approximately 75% of the outstanding Common Units of the Partnership (constituting a “Unit Majority” (as defined in Section 1.1 of the Partnership Agreement)), does hereby irrevocably consent to, approve and adopt the following resolutions:
WHEREAS, Sisecam Chemicals Wyoming LLC (“Parent”), the Partnership, Sisecam Chemicals Newco LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and Sisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP”) have entered into an Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the “Merger Agreement”) pursuant to which Parent will acquire all of the outstanding Common Units of the Partnership that Parent and its Affiliates do not currently own by means of a merger of Merger Sub with and into the Partnership following which the separate existence of Merger Sub will cease and the Partnership will continue as the surviving entity and wholly owned subsidiary of Parent (the “Merger”) (all capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement);
WHEREAS, the Conflicts Committee has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the Board recommend to Unitholders the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger;
WHEREAS, the Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the Partnership and the Partnership GP, (iii) authorized and approved the execution, delivery and performance by each of the Partnership and the Partnership GP of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iv) authorized and directed that Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted for approval by the Unitholders by written consent, and (v) resolved to recommend that the Unitholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger;
WHEREAS, the board of managers of Parent has approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, by Parent in its individual capacity and in its capacity as sole member of the Partnership GP;
WHEREAS, Parent directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Parent, in its capacity as the sole member of Merger Sub, has determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into the Merger Agreement and the transactions contemplated thereby, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger; and
WHEREAS, the Partnership GP has authorized the taking of action by Limited Partners by written consent without a meeting in connection with the Merger Agreement, pursuant to Section 13.11 of the Partnership Agreement.
NOW THEREFORE, BE IT RESOLVED, that the Merger Agreement, be, and it hereby is, consented to, approved and adopted in all respects.
RESOLVED FURTHER, that the Merger and the other transactions contemplated by the Merger Agreement be, and hereby are, consented to, approved and adopted in all respects.

RESOLVED FURTHER, that all actions heretofore taken by the Partnership GP and officers of the Partnership GP in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be, and hereby are, consented to, approved and adopted in all respects.
IN WITNESS WHEREOF, the undersigned has executed this written consent.
[Signature Page Follows]

SISECAM CHEMICALS WYOMING LLC

By:
Name:
Title:

EXHIBIT A

Agreement and Plan of Merger

(See attached)

Agreement and Plan of Merger

DISCLOSURE SCHEDULES

(See attached.)

PARENT PARTY DISCLOSURE SCHEDULE

to

AGREEMENT AND PLAN OF MERGER

by and among

SISECAM CHEMICALS WYOMING LLC,

SISECAM CHEMICALS NEWCO LLC,

SISECAM RESOURCES LP\,

AND

SISECAM RESOURCE PARTNERS LLC

Dated as of February 1, 2023
The schedule numbers referenced in these disclosure schedules (the “Partnership Disclosure Schedule”) refer to the sections of that certain Agreement and Plan of Merger (as may be amended from time to time, the “Agreement”), dated as of February 1, 2023, by and among: [Sisecam Chemicals Wyoming LLC, a Delaware limited liability company (“Parent”), Sisecam Chemicals Newco LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), Sisecam Resources LP, a Delaware limited partnership (the “Partnership”), andSisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). The Partnership Disclosure Schedule, the information contained herein and any documents attached to or delivered with the Partnership Disclosure Schedule are, in each case, qualified in their entirety by reference to the particular subsections of the Agreement, and do not constitute, and shall not be construed as constituting, representations, warranties or covenants, except as and to the extent expressly provided in the Agreement. Disclosure in any section of the Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section. In addition, the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Schedule, would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. The mere inclusion of an item in the Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception of material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The captions and headings contained in the Partnership Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of the Partnership Disclosure Schedule or impose any obligations with respect to the matters required to be listed herein, except to the extent expressly set forth in the Agreement.

Section 1.1

Parent Parties with Knowledge
Ertugrul Kaloglu
Nedim Kulaksizoglu
Marla Nicholson

PARTNERSHIP DISCLOSURE SCHEDULE

to

AGREEMENT AND PLAN OF MERGER

SISECAM CHEMICALS WYOMING LLC,

SISECAM CHEMICALS NEWCO LLC,

SISECAM RESOURCES LP,

AND

SISECAM RESOURCE PARTNERS LLC

Dated as of February 1, 2023
The schedule numbers referenced in these disclosure schedules (the “Partnership Disclosure Schedule”) refer to the sections of that certain Agreement and Plan of Merger (as may be amended from time to time, the “Agreement”), dated as of February 1, 2023, by and among: [Sisecam Chemicals Wyoming LLC, a Delaware limited liability company (“Parent”), Sisecam Chemicals Newco LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), Sisecam Resources LP, a Delaware limited partnership (the “Partnership”), andSisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). The Partnership Disclosure Schedule, the information contained herein and any documents attached to or delivered with the Partnership Disclosure Schedule are, in each case, qualified in their entirety by reference to the particular subsections of the Agreement, and do not constitute, and shall not be construed as constituting, representations, warranties or covenants, except as and to the extent expressly provided in the Agreement. Disclosure in any section of the Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section. In addition, the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Schedule, would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. The mere inclusion of an item in the Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception of material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The captions and headings contained in the Partnership Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of the Partnership Disclosure Schedule or impose any obligations with respect to the matters required to be listed herein, except to the extent expressly set forth in the Agreement.

Section 1.1

Partnership Parties with Knowledge
Ertugrul Kaloglu
Nedim Kulaksizoglu
Marla Nicholson

Section 4.3(d)

Subsidiaries of Partnership
Sisecam Wyoming LLC, a Delaware limited liability company

Section 4.3 (e)

Ownership Interests in Subsidiaries of Partnership
•	49% of Sisecam Wyoming LLC is owned by NRP Trona LLC
•	NRP Trona LLC is wholly owned by Natural Resources Partners, L.P.

Section 4.5

Financial Statements; SEC Reports
The Company’s external auditor has identified a material weakness with respect to controls over revenue as a result of the Company’s failure to provide signed contracts or evidence that an arrangement exists for certain customers contracts for the entirety of the 2022 year.

Section 6.2

Exceptions to Conduct of Business
None.

Section 6.7(a)

Agreements Providing Rights to Covered Persons
None

Annex B
January 31, 2023
The Conflicts Committee of the Board of Directors
Sisecam Resource Partners LLC
Five Concourse Parkway, Suite 2500
Atlanta, GA 30328
Members of the Conflicts Committee:
We understand that Sisecam Resources LP, a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger, to be dated February 1, 2023 (the “Agreement”), with Sisecam Chemicals Wyoming LLC, a Delaware limited liability company and sole member of Parent (“Parent”), Sisecam Chemicals Newco LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), and Sisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). Pursuant to the Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving and continuing to exist as a Delaware limited partnership and a wholly owned subsidiary of Parent (the “Transaction”). As a result of the Transaction, each common unit representing limited partner interests in the Partnership issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) (each, a “Common Unit”), other than the Common Units owned by Parent or its permitted transferees, will be converted into a right to receive $25.00 in cash, without interest (the “Consideration”), per Common Unit. The terms and conditions of the Transaction are more fully set forth in the Agreement.
The Conflicts Committee of the Board of Directors of the Partnership GP (the “Conflicts Committee”) has asked us whether, in our opinion, the Consideration to be received by the Unaffiliated Unitholders in the Transaction is fair, from a financial point of view, to the Unaffiliated Unitholders. For purposes of this opinion, “Unaffiliated Unitholders” means the holders of Common Units other than the Partnership GP, Parent, Merger Sub and their respective affiliates.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Partnership that we deemed to be relevant, including: the Annual Report on Form 10-K for the year ended December 31, 2021; the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022; and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since January 1, 2022;

(ii)	reviewed preliminary estimated business and financial information relating to the Partnership for the year and quarter ended December 31, 2022, as provided to us by management of the Partnership;
(iii)
reviewed certain non-public projected financial and operating data and assumptions relating to the Partnership prepared and furnished to us by management of the Partnership, as approved for our use by the Partnership (the “SIRE Financial Projections”);

(iv)
discussed with management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the SIRE Financial Projections (including management’s views of the risks and uncertainties of achieving such projections);

(v)	reviewed the reported prices and the historical trading activity of the Common Units;
(vi)
at the request of the Conflicts Committee, prepared and reviewed a sensitivity case (the “Sensitivity Case”) with respect to the projected financial and operating data and assumptions relating to the Partnership that we deemed relevant, including sensitivities related to pricing and operating expenses based on discussions with management of the Partnership;

(vii)	performed discounted cash flow analyses on the Partnership based on the SIRE Financial Projections and the Sensitivity Case;
(viii)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded companies and partnerships that we deemed relevant;
B-1

(ix)
compared the financial performance of the Partnership and the valuation multiples implied by the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(x)	performed discounted distribution analyses on the Partnership based on the SIRE Financial Projections and the Sensitivity Case;
(xi)	reviewed a draft of the Agreement dated January 31, 2023; and
(xii)
performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purpose of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the SIRE Financial Projections, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership. We express no view as to the SIRE Financial Projections or the Sensitivity Case or any projected financial or operating data related to the Partnership or any judgements, estimates or assumptions on which they are based. At the direction of the Conflicts Committee, for purposes of our analysis and opinion, we considered each of the SIRE Financial Projections and the Sensitivity Case.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the executed Agreement will not differ from the draft Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Transaction or reduce the contemplated benefits of the Transaction to the Unaffiliated Unitholders.
We have not conducted a physical inspection of the properties or facilities of the Partnership and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Our opinion does not constitute a recommendation to the Conflicts Committee or to any
B-2

other persons in respect of the Transaction. We are not expressing any opinion as to the prices at which the Common Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Transaction or as to the impact of the Transaction on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. We express no view or opinion as to the tax impact of the Transaction on any person or entity. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Conflicts Committee in connection with the Transaction, and we received an initial fee for our services upon execution of the engagement letter with the Conflicts Committee, will receive an opinion fee upon delivery of this opinion (which is not contingent upon the consummation of the Transaction), and will receive a closing fee upon the consummation of the Transaction. We may also receive a discretionary fee payable upon termination of our engagement if a definitive agreement with respect to the Transaction is not executed and the consideration of the Transaction has been abandoned. The Partnership has also agreed to reimburse our out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership and we have not received any compensation from the Partnership during such period. In addition, during the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Parent Parties and we have not received any compensation from the Parent Parties, Sisecam Chemicals Resources LLC, Sisecam Chemicals USA Inc. or Ciner Enterprises Inc. during such period. We may provide financial advisory or other services to the Partnership and the Parent Parties in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Parent Parties, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Parent Parties.
This letter and the opinion expressed herein are provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion is provided solely for the benefit of the Conflicts Committee (in its capacity as such), and is not on behalf of, and shall not confer rights or remedies upon, any unitholder, creditor or any other person other than the Conflicts Committee or be used or relied upon for any other purpose. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to except as set forth in our engagement letter with the Conflicts Committee or with our prior written consent.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Unitholders in the Transaction is fair, from a financial point of view, to the Unaffiliated Unitholders.
Very truly yours,

EVERCORE GROUP L.L.C.
By:
Raymond B. Strong III
Senior Managing Director
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